UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

☑	Filed by the Registrant	☐	Filed by a Party other than the Registrant

CHECK THE APPROPRIATE BOX:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Genworth Financial, Inc.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1) Title of each class of securities to which transaction applies:
2) Aggregate number of securities to which transaction applies:
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4) Proposed maximum aggregate value of transaction:
5) Total fee paid:
☐	Fee paid previously with preliminary materials:
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
1) Amount previously paid:
2) Form, Schedule or Registration Statement No.:
3) Filing Party:
4) Date Filed:

Notice of 2021
Annual Meeting and
Proxy Statement

Genworth Financial, Inc.

Our Promise

We apply our nearly 150 years of experience each day in helping customers achieve the dream of homeownership, navigate caregiving options, protect and grow their retirement income and prepare for the financial challenges that come as we age. We’re here to be a trusted ally for everybody who needs care as they age and anybody who loves them.

Our Strength is Our People

We understand the issues you face because we face them too. We’re all someone’s son or daughter, mother or father, neighbor or friend. We share the same dream of homeownership and the same challenges of aging and caregiving for people we love. We understand how important these issues are and how much they matter, and that’s why we come to work every day. That’s why we’re committed to a work environment that fosters inclusion, community involvement, learning, and well-being.

What We Stand For

We are committed to helping families become more financially secure, self-reliant, and prepared for the future. Furthermore, we believe aging isn’t something to be endured; it’s something to be embraced.

Whether it’s pioneering long term care insurance over 40 years ago, helping more families get into their first homes, or leading the conversation about how issues of aging affect all of us, you can count on us to be at the forefront of the industry.

Letter to Our Stockholders

April 1, 2021

Dear Stockholder,

James S. Riepe	Thomas J. McInerney
Non-Executive	President and Chief
Chairman of the Board	Executive Officer

“We are very pleased with Genworth’s strong operating results in 2020 and into 2021, which we achieved despite a challenging backdrop. We have been able to successfully navigate these uncertain times because of the outstanding work of our employees, who have remained flexible and adapted seamlessly to a new working and operating environment.”

Dear Stockholder,

You are invited to attend the 2021 Annual Meeting of Stockholders of Genworth Financial, Inc. (the 2021 Annual Meeting) to be held at 9:00 a.m. Eastern Time on Thursday, May 20, 2021, at www.virtualshareholdermeeting.com/GNW2021.

The Annual Meeting will include a report on our business operations, discussion and voting on the matters set forth in the accompanying Notice of 2021 Annual Meeting of Stockholders and Proxy Statement, and discussion and voting on any other business matters properly brought before the meeting.

In light of ongoing coronavirus (COVID-19) social distancing restrictions, the Board of Directors has determined to hold a virtual-only Annual Meeting to facilitate stockholder attendance and participation by enabling stockholders to participate from any location and at no cost. This is the right choice for the company as it enables engagement with our stockholders, regardless of size, resources or physical location, while safeguarding the health and wellbeing of our stockholders, employees, and members of the Board and management.

We intend to structure our virtual meeting to provide stockholders with similar opportunities to participate as if the meeting were held in person. You will be able to attend the meeting online, vote your shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/GNW2021.

Whether or not you plan to attend the 2021 Annual Meeting of Stockholders, you can ensure your shares are represented at the meeting by promptly submitting your proxy by telephone, by Internet or by completing, signing, dating and returning your proxy card.

Strong performance despite an uncertain environment

We are very pleased with Genworth’s strong operating results in 2020 and into 2021, which we achieved despite a challenging backdrop including a significant decline in interest rates, increasing unemployment, unprecedented volatility in the housing market and a health crisis that asymmetrically impacted the aging population. Genworth responded very well to these circumstances, delivering adjusted operating income of $317 million for the full year.

In the fourth quarter of 2020, Genworth reported adjusted operating income of $173 million – the highest quarterly result in the last 6 quarters. This strong performance was primarily driven by strong execution and momentum in the U.S. mortgage insurance business as well as solid execution in our U.S. life insurance businesses.

In addition to our strong performance, we continue to prudently manage our capital and reserves in light of the uncertainty and volatility in the macroeconomic environment. As a result, we ended 2020 with higher capital levels across our businesses.

Continued progress against our strategy

Since January 2021, we have focused our efforts on executing our revised strategic plan and strengthening our businesses. We’ve made significant progress towards meeting our debt obligations in 2021, including working towards a potential initial public offering (IPO) of the U.S. mortgage insurance (U.S. MI) business, subject to market conditions and the satisfaction of various conditions and approvals. We streamlined our cost structure, resulting in annualized savings of approximately $50 million, and we satisfied our February 2021 debt obligation of $338 million.

In February, we announced the sale of our ownership interest in our Australian mortgage insurance business, Genworth Mortgage Insurance Australia Limited. We’re pleased to take this additional step to enhance holding company liquidity ahead of our near-term obligations, which include debt due in September 2021 and upcoming liabilities due in 2022 as part of our settlement agreement with AXA S.A.

Genworth is also making strong progress against our Multi-Year Rate Action Plan (MYRAP) for our legacy long-term care insurance products, which continues to be a key strategic initiative for the company. In 2020, we received approvals on $344 million of incremental annual premium increases. In aggregate since 2012, we estimate that Genworth has achieved approximately $14.5 billion in net present value from approved rate increases. Our progress on this initiative has significantly improved the financial stability of our legacy long-term care insurance business, with more work still to be done.

2021 Proxy Statement	1

Letter to Our Stockholders

Thank you to Genworth employees

We have been able to successfully navigate these uncertain times because of the outstanding work of our employees, who have remained flexible and adapted seamlessly to a new working and operating environment. Please join us in extending our sincerest thanks to each of them for their focus and commitment to serving our customers with the best-in-class service they know and expect.

As we move forward, we’ll continue to be prepared for a variety of economic and performance scenarios in our business. We will continue to execute diligently against our plans to further strengthen our financial position and maximize long-term stockholder value. We look forward to updating you on our progress. And as always, we thank you all very much for your investment in and support of Genworth.

Cordially,

James S. Riepe
Non-Executive Chairman of the Board

Thomas J. McInerney
President and Chief Executive Officer

2	Genworth Financial, Inc.

Notice of 2021 Annual Meeting of Stockholders

Date and Time Thursday, May 20, 2021, at 9:00 a.m. ET

Location www.virtualshareholder meeting.com/GNW2021

Who Can Vote Stockholders of record at the close of business on March 22, 2021

How to Vote

Internet www.proxyvote.com

Telephone 1-800-579-1639

E-mail sendmaterial@ proxyvote.com

Mail You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items

Proposals		Board Vote Recommendation	For Further Details
1.	Election of Directors	FOR each nominee	Page 15
2.	Advisory Vote to Approve Named Executive Officer Compensation	FOR	Page 40
3.	Approval of the 2021 Genworth Financial, Inc. Omnibus Incentive Plan	FOR	Page 80
4.	Ratification of Independent Registered Public Accounting Firm	FOR	Page 86

Stockholders will also discuss and vote on such other business as may properly come before the 2021 Annual Meeting or any adjournment thereof.

In accordance with the U.S. Securities and Exchange Commission rule, we are furnishing this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2020 (“2020 Annual Report”) to many of our stockholders solely over the Internet. We believe that posting these materials on the Internet enables us to provide stockholders with the information that they need more quickly. In addition, it lowers our costs of printing and delivering these materials, and reduces the environmental impact of our 2021 Annual Meeting of Stockholders. The Notice of Internet Availability of Proxy Materials sent to many of our stockholders explains how to access the proxy materials online, vote online and obtain a paper copy of our proxy materials.

We urge you to participate in the 2021 Annual Meeting of Stockholders. You may vote by telephone, through the Internet or by mailing your completed and signed proxy card (or voting instruction form, if you hold your shares through a broker, bank or other nominee). Each share of Class A Common Stock issued and outstanding as of the record date is entitled to one vote on each matter to be voted upon at our 2021 Annual Meeting of Stockholders. Your vote is important and we urge you to vote.

This Notice, the Proxy Statement and proxy card are first being made available or mailed to stockholders on or about April 1, 2021.

Cordially,

Michael J. McCullough
Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the 2021 Annual Meeting of Stockholders to be Held on May 20, 2021 Genworth’s Notice of 2021 Annual Meeting of Stockholders, Proxy Statement and 2020 Annual Report are Available, Free of Charge, at: www.proxyvote.com

2021 Proxy Statement	3

Certain statements in this proxy statement, other than purely historical information, including estimates, projections, statements relating to our business plans, including our proposed merger with Oceanwide and contingency plan, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may appear throughout this report. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements, including the risks and uncertainties set forth in our 2020 Annual Report for the year ended December 31, 2020. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

4	Genworth Financial, Inc.

Business Overview/Genworth in 2020

We aligned named executive officer (“NEO”) incentives in 2020 with the execution of financial and other strategic initiatives that would improve our operating performance, enable strategic flexibility and increase returns in our mortgage insurance businesses. A discussion on our performance is in the Compensation Discussion and Analysis beginning on page 41.

Highlights from our key financial and operational results for 2020 include:

Mortgage Insurance

•	We significantly exceeded both financial and strategic objectives for our U.S. mortgage insurance (“U.S. MI”) business, including our targets for adjusted operating income, operating return on equity (“ROE”), loss management, prudent capital management, risk mitigation, and pricing.
•	Strong performance in U.S. MI was delivered while following regulatory guidelines to support loss mitigation efforts for mortgage borrowers.
•	Our Australia mortgage insurance business delivered operating income in line with expectations and exceeded its objective for gross written premium.

U.S. Life Insurance

•	We exceeded our internal targets for premium rate increase approvals on our unprofitable legacy blocks of long-term care insurance (“LTC”) in execution of our multi-year rate action filing plan.
•	We exceeded our internal goals with respect to our U.S. statutory risk-based capital.
•	Solid performance in our U.S. life insurance (“U.S. LI”) businesses was delivered while the company followed regulatory guidelines to extend grace periods for life insurance, LTC and annuity policyholders to ensure continuation of insurance coverage and mitigate financial hardship for customers and policyholders.

Corporate and Other

•	We had strong investment portfolio performance, exceeding our internal goals for net investment income, purchase yield, asset production, and impairments and trading losses for the year.
•	Throughout the pandemic, Genworth has remained committed to effectively servicing its customers and policyholders while maintaining the health and safety of our employees and their families.
•	The company implemented business continuity procedures in response to the pandemic that included a global work from home policy initiated on March 11, 2020, and continues to provide additional financial, health and wellness resources to employees including additional paid leave to assist employees in caring for themselves and their family members.

2021 Proxy Statement	5

Business Overview/Genworth in 2020

Corporate Social Responsibility: Our Commitment to Care

More than most any other year, the events of 2020 highlighted the importance of our sustainability platform. These efforts are critical to our continued viability and the creation of long-term value for our stakeholders –policyholders, consumers, employees, stockholders, distribution partners, and the broader community. Genworth’s 2020 Sustainability Report can be found on our website. To view, go to www.genworth.com, select “About Us,” then select “Social Responsibility” and then select “2020 Corporate Sustainability Report.”

Global Pandemic: Caring Through COVID Keeping the Commitment: A wellness-centered response rooted in care

Colleagues:	Office Closure: Transitioned all employees to remote work (except for a core essential services team) and permitted flexible work schedules.

Special Work Accommodations: Afforded unlimited time-off for either illness (personal or family) or to address special circumstances arising from COVID-19 (child care; virtual learning); granted a one-time payment to purchase equipment/supplies for home office set-up; and provided a monthly stipend to employees for internet service.

Special Benefit Enhancements: Provided access to COVID-19 medical resources, including free telemedicine visits, and testing in onsite medical clinics; increased number of eligible appointments available through our Employee Assistance Program (EAP); offered virtual fitness classes led by our onsite Fitness Center staff, free virtual personal training, and weekly mindfulness sessions to enable employees to cope with stress.

See also the “COVID-19 Human Capital Management Response” section on page 9.

Community:	Focus: The Genworth Foundation funded the work of non-profit organizations aligned with the respective missions of our two primary business platforms – (1) healthy aging and caregiving, and (2) affordable housing and homelessness, along with organizations that support disaster relief efforts and those with which our employees primarily engage.

Special COVID-19 Giving: Over 27 organizations benefited from COVID-19 relief funding, totaling more than $218,000, from the Genworth Foundation and employee contributions.

Contributing: The Genworth Foundation (1) awarded grants and other funding, totaling over $1.1 million, and (2) contributed over $590,000 in matching gifts, employee volunteer rewards, and other service donations – in support of more than 100 non-profit organizations.

Serving: We joined Virginia Ready – a program that retrains individuals impacted by job loss due to COVID -19 to assume positions in the fields of technology, healthcare, and manufacturing/ skilled trades – as a founding Corporate Partner.

We distributed 1,000 essential needs care packages in Richmond, Raleigh, and Lynchburg to Meals on Wheels program recipients; delivered over 900 large-print word search books to residents in care facilities in our respective work locations; facilitated the donation of 30,000 N-95 masks to the Central Virginia Health Care Coalition and the Richmond City Health Department from the Committee of 100 for distribution to health organizations serving African-American and Latino communities.

Volunteering: Employees volunteered approximately 3,500 hours (primarily through virtual service activities) and donated over $1.4 million to non-profit organizations globally through our various giving programs, including volunteer rewards and Genworth Foundation matching gifts.

6	Genworth Financial, Inc.

Business Overview/Genworth in 2020

Claimants and Consumers:	U.S. Life Insurance: With more than two million customer interactions in 2020, Genworth paid over $8.6 million in long term care benefits per business day, totaling more than $2.1 billion. We complied with state-specific consumer protections resulting from COVID-19 and enacted several policies and procedures to provide short term premium payment extensions for those facing COVID-related financial challenges. We also offered short term accommodations to policyholders, who were among the most vulnerable during the global pandemic, to permit them to qualify for long term care benefits while affording the necessary flexibility to make decisions to protect their health and safety, including:

•  Continuing facility payments, despite a policyholder’s decision to return to a home care environment to mitigate the risks of contracting COVID-19;

•  Waiving requirements for caregiver certifications, where appropriate; and

•  Permitting family caregivers to be compensated.

U.S. Mortgage Insurance: In 2020, our mortgage insurance products helped nearly 350,000 individuals either achieve the dream of homeownership or refinance a home. We also provided 2,463 homeowners with Home Suite Home® coverage, a product designed to (1) help borrowers defray costs associated with owning a home, and (2) mitigate losses due to an unexpected financial event.

We developed and implemented a telephone and direct mail campaign to communicate directly with a subset of delinquent borrowers about their home retention options, particularly those financially impacted by COVID-19, which helped more than 25,000 individuals avoid foreclosure and remain in their homes. Further, we delegated all nationwide COVID-19 loss mitigation programs to servicers to enable assistance to families in need more quickly.

To assist first time home buyers, we (1) published research compiled by the business’ Chief Economist to provide additional insight for lenders into the challenges facing first-time homebuyers; and (2) provided 275 First-Time Homebuyer Kits to help lenders effectively educate these buyers on the purchase process and the demands of homeownership.

Data Security: Genworth utilizes a suite of IT security controls that are fully functional whether work is performed within Genworth facilities or from alternate locations, including from the homes of our employees. These IT security controls include, but are not limited to, Virtual Private Network (VPN) access, full-disk encryption, multi-factor authentication, 16-character passwords, screensaver timeouts, Data Loss Prevention (DLP), antivirus/antimalware, off-network proxy (to limit and restrict web browsing when not connected to VPN), personal firewalls, and routine patch management, augmented by monthly IT Security Awareness training.

For additional protection, we have instituted a Limited Access Protocol to Data which ensures that only designated personnel, with demonstrated business needs, are able to access sensitive customer information. As a further precaution, this access is closely monitored and reviewed at regular intervals.

Our security controls are reviewed regularly both by internal and external parties, including commercial/institutional customers, regulators, and penetration testers.

2021 Proxy Statement	7

Business Overview/Genworth in 2020

Social Justice: Caring about Cultural Inclusion Demonstrating the Commitment: Responding with intention and care to honor every experience and respect every voice
Colleagues:	• Launched intensive diversity and inclusion training, including a multi-course curriculum to heighten awareness about unconscious bias and initiated a quarterly diversity and inclusion newsletter
• Conducted the first in a series of planned conversations with employees about racial injustice
• Recognized “Juneteenth” as an official company holiday
• Recognized by The Human Rights Campaign as one of the Best Places to Work for LGBTQ Equality, achieving a perfect score, and
• Signed the CEO Action for Diversity and Inclusion Pledge, the largest CEO-driven diversity initiative, evincing a commitment to advance diversity and inclusion within the workplace
Community:	• Contributed over $50,000 in support of two organizations advancing social justice – Operation Hope and the Lawyers Committee on Civil Rights Under the Law
• Sponsored and forged relationships with several regional organizations to expand our reach, including Virginia Center for Inclusive Communities, Equality Virginia, and Richmond Diversity Area Round Table

Environment: Caring for Our Climate
Living the Commitment: Treating our environment with care
Disclosure:	For the second consecutive year, we achieved a “B” (Management) score on our 2020 CDP (Carbon Disclosure Project) submission (which reflects 2019 activity).
2019 Carbon Footprint Initiatives: (as reported in 2020 CDP submission)

•  Improved energy efficiency in buildings by (1) replacing 3,570 fluorescent tubes with LED tubes, estimated to save 204,204 kWh per year, and (2) upgrading outdated boilers with more energy efficient HVAC alternatives, which burn 29,264 Dth less per year (together, these changes represent a decrease of 28% in Scope 1 & 2 emissions compared to the previous year’s lighting and HVAC emissions)

•  Facilitated electronic submission of over 289,000 documents that otherwise would have been printed through the MyGenworth online platform, which permits policyholders to access information and transmit documents electronically

•  Launched online capabilities to enable long term care policyholders to make paperless elections in the event of rate increases

•  Transitioned to recyclable food containers at our two company-controlled worksite cafeterias

•  Modified printer default settings to avoid unnecessary color printing

•  Initiated an internal communication campaign to increase employee awareness of climate and environmental impacts

Investments: Caring about ESG Integration
Embracing the Commitment: Care to incorporate environmental, social, and governance considerations
We assess environmental, social and governance practices in our underwriting processes for investments.

8	Genworth Financial, Inc.

Business Overview/Genworth in 2020

Governance: Caring about Compliance and Controls

Reinforcing the Commitment: Taking care to ensure appropriate oversight

The Nominating and Corporate Governance Committee of Genworth’s Board of Directors oversees environmental, social, and governance practices and periodically reviews our corporate social responsibility efforts, along with political contributions and expenditures, as described on page 30. Oversight of both our enterprise risk management practices and investment strategies/ performance has been delegated to the Board’s Risk Committee, while oversight of compliance with relevant legal and regulatory requirements has been delegated to the Board’s Risk and Audit Committees. These controls are foundational components of our sustainability platform.

Human Capital Management

Genworth is committed to helping families become more financially secure, self-reliant, and prepared for the future – and that philosophy isn’t just towards our customers; it extends to our employees too. At Genworth, we take a holistic approach to human capital management practices, from attracting and retaining talent with comprehensive benefits and compensation packages, to professional development and learning opportunities, to dedicated resources for fostering an equitable and inclusive environment, to our sincere commitment to community service and involvement.

•	We believe our compensation package, including salary, incentive bonus, and long-term incentives, aligns employee and stockholder interests, as well as rewards our employees for serving all of our current and future policyholders.
•	In addition to a competitive compensation program, we also offer our employees benefits such as life and health (medical, dental & vision) insurance, paid time off, paid parental leave, financial planning, and a 401(k) plan.
•	We offer a multitude of professional development enrichment courses, whether on leadership and professional skills training or industry-specific matters, as well as tuition reimbursement benefits to aide career progression.
•	Our cultural and demographic-based employee resource groups (“ERGs”) help to build an inclusive culture through company-wide events, participation in our recruitment efforts, and input into our hiring strategies. We continue to focus on building a pipeline for talent to create more opportunities for workplace diversity and to support greater representation within the company.
•	We champion civic engagement through paid volunteer time for our employees, our event sponsorship program, employee-directed charitable gifts through the Genworth Foundation, and our commitment to environmental sustainability.

COVID-19 Human Capital Management Response

As the severity of the COVID-19 pandemic was unfolding in the beginning of 2020, we reacted quickly to protect our employees and our customers. We closed our offices and implemented a complete work-from-home policy in early March 2020. To further support our employees, we are providing additional financial and health and wellness resources, as well as the ability for flexible schedules if needed to care for themselves and family members during this crisis. We will continue to evaluate when return to in-person work is appropriate based on federal and state health policy guidance.

2021 Proxy Statement	9

Proxy Summary

This summary highlights information about Genworth Financial, Inc. (the “company,” “Genworth,” “we,” “our” and “us”) and certain information contained elsewhere in this proxy statement (“Proxy Statement”) for Genworth’s 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”). This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Item 1 Election of Directors
The Board recommends a vote FOR each director nominee.	See page 15

Our Director Nominees

The table below sets forth information about our director nominees, each of whom is an incumbent member of the Genworth Board of Directors (the “Board” or the “Board of Directors”), including their ages, length of service on our Board and relevant experience. The Board has determined that eight of the nine nominees are independent directors under the New York Stock Exchange listing requirements and our Governance Principles.

		Director	Other Public Company	Committee Membership
Name and Primary Occupation	Age	Since	Boards	A	COMP	NOM	R
G. Kent Conrad Former U.S. Senator	73	2013	0
Karen E. Dyson Lieutenant General, U.S. Army, Retired	61	2020	0
Jill R. Goodman* Managing Director, Foros Advisors LLC	54	2021	1
Melina E. Higgins Former Partner at The Goldman Sachs Group, Inc.	53	2013	2
Thomas J. McInerney President and Chief Executive Officer of Genworth Financial, Inc.	64	2013	0
Howard D. Mills, III* Former Managing Director and Global Insurance Regulatory Leader, Deloitte LLP	56	2021	0
Debra J. Perry Former Executive at Moody’s Investor Service, Inc.	69	2016	2
Robert P. Restrepo Jr. Former Chairman and President and Chief Executive Officer of State Auto Financial Corporation	70	2016	1
Ramsey D. Smith* Founder and CEO, ALEX.fyi	53	2021	0

*	Elected to the Board of Directors on March 25, 2021. Committee appointments will occur after the 2021 Annual Meeting.

A Audit	Chair
COMP Management Development and Compensation	Member
NOM Nominating and Corporate Governance
R Risk

10	Genworth Financial, Inc.

Proxy Summary

Director Nominee Attributes

Governance Highlights/Best Practices

Board Independence and Composition	Board Performance

 Board Committees Consist Entirely of Independent Directors

 Separate Independent Chair and CEO

Stockholder Rights

 Annual Election of All Directors

 Majority Voting for Directors

 Stockholders Holding at least 40% of Outstanding Common Stock Have Ability to Call Special Meeting

 No Poison Pill

 All Then Current Directors Attended at least 75% of Meetings Held in 2020

 Independent Directors Meet Regularly in Executive Session

 Annual Board and Committee Self-Eva~~l~~uations

Policies, Programs and Guidelines

 Stock Ownership Requirements for Directors and Executive Officers

 Anti-Hedging and Anti-Pledging Policies for Directors and Executive Officers

 Corporate Social Responsibility Section of Our Corporate Website

Director Nominee Qualifications

2021 Proxy Statement	11

Proxy Summary

Item 2 Advisory Vote to Approve Named Executive Officer Compensation
The Board recommends a vote FOR this proposal.	See page 40

Executive Compensation Highlights

Compensation Program Features

Our 2020 annual compensation program for NEOs consisted of the following key elements: base salary, annual incentive, and annual long-term incentive grants (including performance stock units (“PSUs”), and restricted stock units (“RSUs”)). A significant portion of target compensation of our NEOs is completely at risk.

2020 CEO Target Compensation

2020 Other Continuing NEO Target Compensation

12	Genworth Financial, Inc.

Proxy Summary

Funding Outcomes for Annual Incentive Program Metrics

The metrics shown below were used to determine performance for our 2020 Annual Incentive Program. The percentages shown reflect the ultimate funding rate as a percentage of target, where maximum funding for each metric was 150%. Please see the Annual Incentive section on page 48 for detailed information about these metrics and their targets, as well as each continuing NEO’s scorecard and how these metrics factored into their 2020 annual incentive awards.

(1)	Not applicable to CEO scorecard.
(2)	Only applicable to CEO scorecard.

2021 Proxy Statement	13

Proxy Summary

Performance Results for Long-Term Incentive Program

2018-2020 Performance Stock Unit and Performance Cash Award (“PCA”) Metrics and Goals

Consolidated Genworth Adjusted Operating Income
Performance Measurement Period	Weight (% of Target)	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)
January 1, 2018—December 31, 2018 ($MM)
January 1, 2019—December 31, 2019 ($MM)
January 1, 2020—December 31, 2020 ($MM)

See page 59 of the Compensation Discussion and Analysis section for metric definitions, adjustments, and other details.

Item 3 Approval of the 2021 Genworth Financial, Inc. Omnibus Incentive Plan
The Board recommends a vote FOR this proposal.	See page 80

Item 4 Ratification of Independent Registered Public Accounting Firm
The Board recommends a vote FOR this proposal.	See page 86

14	Genworth Financial, Inc.

Genworth Board of Directors

Proposal 1
Election of Directors

Currently, twelve directors serve on our Board of Directors, the terms for whom all expire at the 2021 Annual Meeting. Three of our current directors, David Moffett, Thomas E. Moloney, and James S. Riepe, will not stand for re-election and intend to retire from service on the Board of Directors, following the completion of their current terms in May 2021. Accordingly, our Board of Directors has set the size of the Board of Directors at nine members, effective at the 2021 Annual Meeting. At the 2021 Annual Meeting, nine directors are to be elected to hold office until the 2022 Annual Meeting of Stockholders and until their successors have been duly elected and qualified or until the earlier of their resignation or removal in a manner provided for in the Bylaws. Working through its Nominating and Corporate Governance Committee (the “Nominating Committee”), our Board of Directors continually evaluates the optimal size for the Board and will continue to evaluate Board composition.

The nine nominees for election at the 2021 Annual Meeting are listed on pages 16-20 with brief biographies, a list of their current committee memberships and descriptions of their qualifications and skills to serve as our directors. See the Board of Directors and Committees—Board Composition section below for a description of how our directors’ blend of backgrounds benefits our company. The Board of Directors has determined that eight of the nine nominees are independent directors under the New York Stock Exchange (“NYSE”) listing requirements and our Governance Principles, which are discussed below in the Corporate Governance section.

All of the nominees named in this Proxy Statement have been nominated by our Board of Directors to be elected by holders of our common stock. We are not aware of any reason why any nominee would be unable to serve as a director. If a nominee for election is unable to serve, the shares represented by all valid proxies will be voted for the election of any other person that our Board of Directors may nominate as a substitute.

The Board of Directors recommends that Stockholders vote FOR the election of Sen. Conrad, Lt. Gen. Dyson, Ms. Goodman, Ms. Higgins, Mr. McInerney, Mr. Mills, Ms. Perry, Mr. Restrepo and Mr. Smith.

2021 Proxy Statement	15

Genworth Board of Directors

Nominees

Director Bios

G. Kent Conrad

Former U.S. Senator

BACKGROUND

Sen. Conrad served as a U.S. Senator representing the State of North Dakota from January 1987 to January 2013. He served as chairman or Ranking Member of the Senate Budget Committee for 12 years. Prior to serving in the U.S. Senate, Sen. Conrad served as the Tax Commissioner for the State of North Dakota from 1981 to 1986 and as Assistant Tax Commissioner from 1974 to 1980. Sen. Conrad received an A.B. in Political Science from Stanford University and an M.B.A. from George Washington University.

QUALIFICATION

Sen. Conrad’s 26 years of experience as a U.S. Senator, including serving as chairman or Ranking Member of the Senate Budget Committee for 12 years, provides the Board with extensive information and insight into public policy, fiscal affairs, governmental relations and legislative and regulatory issues.

Committees: Nominating and Corporate Governance (Chair), Risk Age: 73 Director Since: March 2013

Karen E. Dyson

Lieutenant General, U.S. Army, Retired

BACKGROUND

Lieutenant General Dyson, U.S. Army, Retired was the first female finance officer to achieve three-star general officer rank in August 2014. She retired as Military Deputy to the Assistant Secretary of the Army for Financial Management and Comptroller in August 2017. Preceding this top military financial manager position she held several command and senior staff positions, including as the Deputy Assistant Secretary of the Army for Budget from December 2012 – August 2014, Deputy for Business Transformation to Assistant Secretary of the Army from 2011 – 2012, and Brigade Commander with service in Iraq and Europe from 2004-2007. Lt. Gen. Dyson is an experienced strategic leader with board experience in corporate governance, finance and audit committees, and risk oversight. She currently serves on the boards of USAA Federal Savings Bank since October 2017 (serving as nominations and governance committee chair); CALIBRE Systems, Inc. since October 2018 (serving as audit committee chair); and Army Emergency Relief Organization since 2020. She previously served as a director on the boards of Army & Air Force Exchange Service, a global retail operation, from 2012 – 2017 (serving as finance committee chair); and Defense Commissary Agency, a global grocery operation, from 2012 – 2014.

Lt. Gen. Dyson received a B.S. in Business Management from Missouri State University, an M.B.A. from Austin Peay State University and an M.S. in National Resource Strategy from the Eisenhower School of National Security and Resources Strategy. Certifications include National Association of Corporate Directors (NACD) Directorship.

QUALIFICATION

Lt. Gen. Dyson’s extensive financial experience in the United States military, including her service as Military Deputy to the Assistant Secretary of the Army for Financial Management, coupled with her service as a director for private companies, provides the Board with important insight into financial, internal control and risk oversight matters.

Committee: Risk Age: 61 Director Since: December 2020

16	Genworth Financial, Inc.

Genworth Board of Directors

Jill R. Goodman

Managing Director, Foros Advisors LLC

BACKGROUND

Ms. Goodman is currently Managing Director of Foros Advisors LLC, a strategic financial and mergers and acquisitions advisory firm, a position she has held since November 2013. Previously, she served as a Managing Director and Head, Special Committee and Fiduciary Practice—U.S. at Rothschild from 2010 to October 2013. From 1998 to 2010, Ms. Goodman was with Lazard in the Mergers & Acquisitions and Strategic Advisory Group, most recently as Managing Director. Ms. Goodman advises companies and special committees with regard to mergers and acquisitions. Ms. Goodman has served as a director of Cboe Global Markets, a financial exchange and data company, since 2012. Ms. Goodman graduated magna cum laude from Rice University with a B.A. degree. She received her J.D. degree, with honors, from the University of Chicago Law School.

QUALIFICATION

Ms. Goodman’s extensive experience in mergers and acquisitions, spanning over 20 years, as well as her legal background and service on a public company board, provides the board with significant insight in connection with strategic re-positioning initiatives.

Committees: None Age: 54 Director Since: March 2021

Melina E. Higgins

Former Partner at The Goldman Sachs Group

BACKGROUND

Ms. Higgins retired in 2010 from a nearly 20-year career at The Goldman Sachs Group Inc., where she served as a Managing Director from 2001 and a Partner from 2002. During her tenure at Goldman Sachs, Ms. Higgins served as Head of the Americas for Private Debt and Co-Chairperson of the Investment Advisory Committee for the GS Mezzanine Partners funds, which managed over $30 billion of assets. She also served as a member of the Investment Committee for the Principal Investment Area, which oversaw and approved global private equity and private debt investments. Goldman’s Principal Investment Area was one of the largest alternative asset managers in the world. Ms. Higgins has served as a director of Viatris Inc since November 2020 and as a director of NextGen Acquisition Corp. II since March 2021. She also previously served on the board of Mylan N.V. from February 2013 to November 2020. Ms. Higgins has also served as non-executive chairman of the board of Antares Midco, Inc. since January 2016 and is a member of the Women’s Leadership Board of Harvard University’s John F. Kennedy School of Government. Ms. Higgins received a B.A. in Economics and Spanish from Colgate University and an M.B.A. from Harvard Business School.

QUALIFICATION

Ms. Higgins’ extensive finance and investment experience, having spent nearly 20 years with The Goldman Sachs Group, Inc., as well as serving as a director for both public and private companies, provides the board with significant insight in connection with our restructuring and turnaround initiatives.

Committees: Management Development and Compensation, Nominating and Corporate Governance Age: 53 Director Since: September 2013

2021 Proxy Statement	17

Genworth Board of Directors

Thomas J. McInerney

President and Chief Executive Officer of Genworth Financial, Inc.

BACKGROUND

Mr. McInerney has been our President and Chief Executive Officer and a director since January 2013. Before joining our company, Mr. McInerney had served as a Senior Advisor to the Boston Consulting Group from June 2011 to December 2012, providing consulting and advisory services to leading insurance and financial services companies in the United States and Canada. From October 2009 to December 2010, Mr. McInerney was a member of ING Groep’s Management Board for Insurance, where he was the Chief Operating Officer of ING’s insurance and investment management business worldwide. Prior to that, he served in a variety of senior roles with ING Groep NV after serving in many leadership positions with Aetna, where he began his career as an insurance underwriter in June 1978. Mr. McInerney is also on the boards of the Richmond Performing Arts Alliance and VA Ready. Mr. McInerney is a member of the American Council of Life Insurers and serves, and has served, on its CEO Steering Committees and Board. Mr. McInerney received a B.A. in Economics from Colgate University and an M.B.A. from the Tuck School of Business at Dartmouth College and serves on Tuck’s Board of Advisors.

QUALIFICATION

Mr. McInerney offers insight into our company from his current role as the President and Chief Executive Officer. He also brings extensive knowledge of the insurance and financial services industries gained through over 40 years of experience serving in significant leadership positions with Genworth, ING Groep NV and Aetna.

Committees: None Age: 64 Director Since: January 2013

Howard D. Mills, III

Former Managing Director and Global Insurance Regulatory Leader, Deloitte LLP

BACKGROUND

Mr. Mills retired in May 2019 following a 12-year career at Deloitte LLP, where he served as Managing Director and Global Insurance Regulatory Leader from 2007 until his retirement. During his tenure at Deloitte, Mr. Mills served Deloitte’s largest insurance clients, both in the U.S. and globally. Mr. Mills currently serves as an independent senior advisor at the Deloitte Center for Regulatory Strategies, where he advises boards and financial services companies on U.S. and global regulatory risk and compliance, enterprise risk management (ERM), environmental, social, and governance (ESG) matters, strategy, reputational risk, public policy and corporate citizenship. Prior to joining Deloitte, Mr. Mills served as the Superintendent of the New York State Insurance Department from January 2006 until December 2007. Mr. Mills served three terms in the New York State Assembly from 1999 to 2004, where he was an active member of the National Council of Insurance Legislators and rose to become Deputy Minority Leader. Mr. Mills has served as a director of The Doctors Company since May 2019, the largest physician-owned medical malpractice insurer in the U.S., and currently serves on its audit committee. Mr. Mills has also served on the Board of Directors of Ensight, a cloud-based insurance sales platform, since June 2019. Mr. Mills currently serves on the Board of Directors of the Insurance Federation of New York and as a Trustee of The Institutes Griffith Insurance Education Foundation. Mr. Mills received a B.A. in political science from Marist College and his M.A. in public administration from The American University. He is also a National Association of Corporate Directors Governance Fellow.

QUALIFICATION

Mr. Mills’ extensive experience in global insurance regulation, risk management, governance and public policy matters provides the board with significant insight into the insurance industry generally as well as its regulatory environment.

Committees: None Age: 56 Director Since: March 2021

18	Genworth Financial, Inc.

Genworth Board of Directors

Debra J. Perry

Former Executive at Moody’s Investor Service, Inc.

BACKGROUND

Ms. Perry worked at Moody’s Corporation from 1992 to 2004. From 2001 to 2004, Ms.Perry was a senior managing director in the Global Ratings and Research Unit of Moody’s Investors Service, Inc. where she oversaw the Americas Corporate Finance and U.S. Public Finance Groups. From 1999 to 2001, Ms.Perry served as Chief Administrative Officer and Chief Credit Officer, and from 1996 to 1999, she was a group managing director for the Finance, Securities and Insurance Rating Groups of Moody’s Corporation. Ms. Perry has served as a director of Assurant, Inc., a provider of risk management solutions, since August 2017 and as risk committee chair since May 2019; and as a director of Korn/ Ferry International, a talent management and executive search firm, since 2008, and as chair of the audit committee since 2010. She has also served as a director of The Bernstein Funds (which currently oversees the Sanford C. Bernstein Fund, the Bernstein Fund and the Alliance Multi-Manager Alternative Fund) since July 2011 and has served as chair since July 2018. She was a member of the board of PartnerRe, a Bermuda-based reinsurance company, from June 2013 to March 2016. She was also a trustee of the Bank of America Funds from June 2011 until April 2016. Ms.Perry served on the board of directors of CNO Financial Group, Inc. from 2004 to 2011. In 2014, Ms.Perry was named to the National Association of Corporate Directors’ Directorship 100, which recognizes the most influential people in the boardroom and corporate governance community. From September 2012 to December 2014, Ms.Perry served as a member of the Executive Committee of the Committee for Economic Development (“CED”) in Washington, D.C. a non-partisan, business-led public policy organization, until its merger with the Conference Board, and she continues as a member of CED. Ms.Perry received her B.A. in History from the University of Wisconsin and her M.A. in European History from Yale University.

QUALIFICATION

Ms. Perry brings extensive knowledge of corporate governance as a result of her many years of board and board committee experience, including service on multiple audit committees, two of which she has chaired. Ms. Perry also has significant experience in executive management at a Nationally Recognized Statistical Rating Organization, or “NRSRO,” where she oversaw the financial analysis and assignment of credit and financial strength ratings to financial and industrial companies and public sector entities, including the global insurance industry.

Committees: Audit, Risk Age: 69 Director Since: December 2016

Robert P. Restrepo Jr.

Former Chairman and President and Chief Executive Officer of State Auto Financial Corporation Services, Inc.

BACKGROUND

Mr. Restrepo retired from State Auto Financial Corporation in 2015, having served as its Chairman from 2006 to December 2015 and as its President and Chief Executive Officer from 2006 to May 2015. Mr. Restrepo has over 40 years of insurance industry experience, having held executive roles at Main Street America Group, Hanover Insurance Group Inc. (formerly Allmerica Financial Corp), Travelers and Aetna. Mr. Restrepo has served as a director of RLI Corp., a property and casualty insurance company, since July 2016. He also previously served as a director of Majesco, a provider of insurance software and consulting services, from August 2015 until September 2020. Mr. Restrepo also currently serves on the board of directors of The Larry H. Miller Group of Companies. Mr. Restrepo received a B.A. in English from Yale University.

QUALIFICATION

Mr. Restrepo offers over 40 years of experience managing and operating insurance companies and has expertise in corporate governance, acquisitions, risk, strategic planning and leadership development.

Committees: Audit (Chair), Management Development and Compensation Age: 70 Director Since: December 2016

2021 Proxy Statement	19

Genworth Board of Directors

Ramsey D. Smith

Founder and CEO, ALEX.fyi

BACKGROUND

Mr. Smith is the founder and CEO of ALEX.fyi, a retirement solutions company. Before founding ALEX.fyi in 2016, Mr. Smith spent over two decades at Goldman Sachs, most recently as Managing Director, Equity Derivative Sales, Head of Insurance. Mr. Smith is active in philanthropic activities, including serving as Vice Chairman of the Board of Sponsors for Educational Opportunity and as a trustee of the Dalton School. Mr. Smith received an A.B. degree in Romance Languages and Literature from Princeton University and an MBA from Harvard Business School.

QUALIFICATION

Mr. Smith provides over 20 years of insurance industry and investment banking experience, including as founder and CEO of a digital insurance platform. He provides extensive knowledge of insurance products as well as investment banking and business management experience.

Committees: None Age: 53 Director Since: March 2021

20	Genworth Financial, Inc.

Genworth Board of Directors

Director Nominee Skills Matrix

Our Board of Directors is composed of individuals with diverse experience at policy-making levels in business and government in areas that are relevant to the company. Each director was nominated on the basis of the unique set of qualifications and skills he or she brings to the Board, as well as how those qualifications and skills blend with those of the other directors on the Board as a whole. The blend of our directors’ diverse backgrounds ensures that issues facing the company are examined and addressed with the benefit of a broad array of perspectives and expertise.

We believe that our director nominees have demonstrated leadership in a variety of positions across various professions and industries. As a group, our director nominees’ experiences, qualifications and skills include:

Sen. Conrad	Lt. Gen. Dyson	Ms. Goodman	Ms. Higgins	Mr. McInerney	Mr. Mills	Ms. Perry	Mr. Restrepo	Mr. Smith
Chief Executive Officer/Business Head Experience			✓		✓			✓	✓
Industry Experience					✓	✓	✓	✓	✓
Risk Management		✓		✓	✓	✓	✓	✓	✓
Financial/Investment Experience		✓	✓	✓	✓		✓	✓	✓
Healthcare/Medical	✓		✓	✓	✓	✓			
Marketing Experience					✓	✓		✓	✓
Public Policy/Regulatory	✓					✓		✓	
Public Company Board Experience	✓		✓	✓	✓		✓	✓	
Technology/Information Security		✓				✓			✓
Mergers and Acquisition/Restructuring		✓	✓	✓	✓		✓	✓	✓
International				✓	✓	✓	✓		✓

Overboarding

Our Governance Principles provide that directors who serve as chief executive officers or in equivalent positions for other public companies should not serve on more than two other boards of public companies in addition to the Genworth Board and other directors should not serve on more than four other boards of public companies in addition to the Genworth Board.

2021 Proxy Statement	21

Genworth Board of Directors

How We Select Our Directors

The Nominating Committee makes recommendations to the Board of Directors of candidates for election to our Board, and our Board of Directors nominates director candidates and makes recommendations to our stockholders. This committee will consider all stockholder recommendations for candidates for the Board, which should be sent to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Genworth Financial, Inc., 6620 West Broad Street, Building #1, Richmond, Virginia 23230.

The Nominating Committee believes all director nominees should meet certain qualifications and possess certain qualities or skills that, when considered in light of the qualities and skills of the other director nominees, assist the Board in overseeing our operations and developing and pursuing its strategic objectives. The Nominating Committee believes each director nominee should at a minimum:

•	possess the highest personal and professional ethics, integrity and values;

•	be committed to representing the long-term interests of our stockholders;

•	have an inquisitive and objective perspective, practical wisdom and mature judgment;

•	bring a distinct skill set of value to the Board and the company when viewed alone and in combination with other directors;

•	be willing and able to devote sufficient time to carrying out his or her duties and responsibilities effectively; and

•	be committed to serve on the Board for an extended period of time.

The Nominating Committee, as a matter of practice, takes diversity factors into account when considering potential director nominees. The company does not have a formal policy on Board diversity. The qualifications, qualities and skills required for directors are further set forth in Section 3 of Genworth’s Governance Principles, which are available on our website.

In addition to considering candidates suggested by stockholders, the Nominating Committee considers potential candidates recommended by current directors, company officers, employees and others. We have also historically engaged an outside search firm to assist us in identifying and evaluating potential director candidates, including in connection with our appointment of Ms. Goodman and Messrs. Mills and Smith to the Board on March 25, 2021.

The Nominating Committee considers all potential candidates regardless of the source of the recommendation and determines whether potential candidates meet our qualifications, qualities and skills for directors. Where there is an interest in a particular candidate, the Nominating Committee’s review is multi-faceted and typically includes a review of written materials regarding the candidate, due diligence performed internally and externally, a review of a completed candidate questionnaire and one or more interviews with members of the Nominating Committee.

22	Genworth Financial, Inc.

Genworth Board of Directors

Selection Process Highlights

1	Succession Planning	The Nominating Committee regularly and actively evaluates the Board and Committees composition and maintains a “pipeline” of prospective candidates in the event of the sudden/unexpected departure of one or more Directors.
2	Identification of Candidates	Generally, an external search firm is engaged to assist in identifying potential director candidates. In addition, all stockholder recommendations for candidates for the Board, as well as potential candidates recommended by current Directors, officers, employees and others are considered.
3	Evaluation of Qualifications	With the assistance of an external search firm, the Nominating Committee meets to assess the qualifications, experience, qualities and skills of the potential Director candidate that, when considered in light of the qualities and skills of the other Directors, assist the Board in overseeing Genworth’s operations and developing and pursuing its strategic objectives.
4	Meeting with Candidates	A potential Director candidate is interviewed by the Nominating Committee Chair, the Nominating Committee members, the Chair of the Board, the CEO and, from time to time, other selected members of Genworth’s senior leadership team.
5	Decision and Nomination	After successful meetings with the potential Director candidate and the determination to proceed with the potential Director candidate, a thorough background screening and questionnaire process is undertaken to identify and verify information that can be used to support the qualification and independence of the potential Director candidate. Upon completion, the results are analyzed and reviewed and, if acceptable, the Nominating Committee will nominate the potential Director candidate for consideration by the Board.
6	Election	After a determination by the Board that the Director nominee meets the applicable independence standards and qualifications, the Director nominee may then be appointed to the Board until Genworth’s next annual meeting of stockholders.

Board Composition

The number of authorized directors of our company is fixed from time to time by a resolution adopted by our Board of Directors, but will not be less than one nor more than 15. Our Governance Principles state that the size of the Board should be in the range of seven to 15 directors. Our Board of Directors has set the size of the Board of Directors at nine members effective at the 2021 Annual Meeting.

Each director elected by the holders of our common stock will serve until the 2022 Annual Meeting and until his or her successor is duly elected and qualified, or until the earlier of their resignation or removal in a manner provided for in the Bylaws. The holders of our common stock do not have cumulative voting rights in the election of directors.

We believe our Director nominees are a talented group of individuals with a variety of relevant qualifications, skillsets and professional backgrounds, as reflected in their biographies beginning on page 16. We believe our Board benefits significantly from this diversity of experience, as well as the racial/ethnic and gender diversity of its members.

2021 Proxy Statement	23

Genworth Board of Directors

Retirement and Resignation Policies

The Board does not believe that arbitrary term limits on Directors’ service are appropriate, nor does it believe that Directors should expect to be renominated annually until they reach the mandatory retirement age. Directors generally will not be nominated for re-election to the Board after their 76th birthday, although the Board may nominate candidates over 76 under special circumstances.

In addition, Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time. Directors must offer their resignation in the event of any significant change in their personal circumstances, including a change in their principal job responsibilities, for consideration by the Nominating Committee. The Nominating Committee will recommend to the Board whether the resignation should be accepted.

Director Independence

Our Board currently consists of twelve directors, eleven of whom are independent (as defined by our Governance Principles and NYSE listing standards) and one of whom is our CEO, Mr. McInerney. For a director to be independent, the Board must determine that the director does not have any direct or indirect material relationship with Genworth. The Board has established guidelines to assist it in determining director independence, which conform to, or are more exacting than, the independence requirements of the NYSE. The independence guidelines are set forth in Section 4 of our Governance Principles, which are available on our website (to view, go to www.genworth.com, select “Investors,” then select “Corporate Governance” and then select “Governance Principles”). In addition to applying these guidelines, the Board will consider all relevant facts and circumstances in making an independence determination. Our Board has determined that the purchase of Genworth products and services on the same terms available to unaffiliated entities or persons does not impair a director’s independence and therefore such purchases are not considered by our Board when making independence determinations. The Board has determined that Sen. Conrad, Lt. Gen. Dyson, Ms. Goodman, Ms. Higgins, Mr. Mills, Ms. Perry, Mr. Restrepo and Mr. Smith satisfy the NYSE’s independence requirements and Genworth’s independence guidelines. In addition, the Board has determined that Messrs. Moffett, Moloney and Riepe, who are currently serving on the Board but not standing for re-election at the 2021 Annual Meeting, also satisfy the NYSE’s independence requirements and Genworth’s independence guidelines.

In addition to the independence guidelines discussed above, members of the Audit Committee must satisfy additional independence requirements established by the Securities and Exchange Commission (“SEC”) and the NYSE. Specifically, they may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from Genworth or any of its subsidiaries other than their directors’ compensation and they may not be affiliated with Genworth or any of its subsidiaries. The Board has determined that all of the current members of the Audit Committee satisfy the relevant SEC and NYSE independence requirements.

Further, in affirmatively determining the independence of any director who will serve on the Management Development and Compensation Committee (the “Compensation Committee”), the Board has also considered all factors specifically relevant to determining whether a director has a relationship to Genworth that is material to that director’s ability to be independent from management in connection with the duties of a member of the Compensation Committee, including: (1) the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by Genworth to such director; and (2) whether the director is affiliated with Genworth, its subsidiaries or its affiliates. The Board has determined that all of the current members of the Compensation Committee satisfy the relevant SEC and NYSE independence requirements.

24	Genworth Financial, Inc.

Corporate Governance at Genworth

Governance Principles

Our Governance Principles are published on Genworth’s website, as are our other corporate governance materials, including the charters adopted by the Board for each of our standing committees and any key practices adopted by the committees. To view these materials, go to www.genworth.com, select “Investors” and then select “Corporate Governance.” The Board regularly reviews corporate governance developments and may modify these principles, charters and key practices as warranted. Any modifications will be reflected in the documents on Genworth’s website.

Board Oversight of Strategy

The business of Genworth is conducted by its employees, managers and officers, under the direction of its CEO and the oversight of the Board of Directors, to enhance the long-term value of Genworth and its stockholders. The Board is elected by the stockholders to oversee management and to assure that the long-term interests of the stockholders are being served. Specifically, the Board reviews, monitors and, where appropriate, approves fundamental financial and business strategies and major corporate actions. The Board reviews and evaluates Genworth’s strategy at each regularly scheduled meeting and frequently engages with management and outside advisors regarding the competitive landscape, regulatory environment, operational challenges and opportunities, and strategic alternatives to ensure Genworth pursues and makes progress on its strategic plan.

Board Leadership Structure

Our Board of Directors functions in a collaborative fashion that emphasizes active participation and leadership by all of its members. Our Bylaws require our Board of Directors to appoint a Chair of the Board but give it the flexibility to appoint as Chair (i) our CEO, (ii) an independent director or (iii) a non-independent director other than the CEO. Our Board of Directors determines who to appoint as our Chair based on the knowledge and experience of the people then serving on our Board of Directors and as CEO and chooses the person whom it believes best meets the needs of our company and our stockholders at that time. Our Board of Directors has determined that having Thomas J. McInerney serve as our CEO and a director and James S. Riepe serve as our Non-Executive Chair of the Board is the appropriate leadership structure for our company at this time. In May 2012, our Board selected Mr. Riepe, one of our independent directors since 2006 and formerly our Lead Director, to serve as our Non-Executive Chair of the Board due to Mr. Riepe’s service with and knowledge of our company and his significant leadership experience. Because Mr. Riepe is retiring from the Board, it is expected that the Board will appoint Melina E. Higgins as the Non-Executive Chair of the Board immediately following the 2021 Annual Meeting upon her re-election.

2021 Proxy Statement	25

Corporate Governance at Genworth

As more fully set forth in our Governance Principles, available on our website (to view, go to www.genworth.com, select “Investors,” then select “Corporate Governance” and then select “Governance Principles”), the Non-Executive Chair’s responsibilities and authority include:

•	presiding at all meetings of the Board, stockholders and non-management and independent directors;
•	facilitating efficient Board operations through regular engagement with standing committees of the Board and individual directors;
•	regularly communicating with the CEO to provide him or her with advice and counsel, and to share information about recent developments;
•	serving as a liaison between the CEO and the non-management and independent directors;
•	consulting on meeting agendas;
•	working with management to assure that meeting materials are fulfilling the needs of directors;
•	consulting on the meeting calendar and meeting schedules to assure there is sufficient time to discuss all agenda items;
•	periodically calling meetings of the non-management and independent directors, including at the request of such directors;
•	working with the CEO to respond to stockholder inquiries involving the Board; and
•	fulfilling other responsibilities as determined by the Board.

Meetings of Non-Management and Independent Directors

All of our current non-management directors are independent (as determined in accordance with the NYSE listing standards and our Governance Principles) and our non-management directors met without management present at regularly scheduled Board meetings during 2020, as provided in our Governance Principles. Mr. McInerney, our CEO, is currently the only employee of the company who serves on our Board. In addition, our Governance Principles provide that if the non-management directors include individuals who are not independent, as determined in accordance with the NYSE listing standards and our Governance Principles, then the independent directors on our Board will separately meet at least one time each year. Our Governance Principles provide that the Non-Executive Chair of the Board, currently Mr. Riepe, will preside at the meetings of the non-management directors and the independent directors; in the absence of Mr. Riepe, the non-management directors present will select an independent committee chair to preside at such session. The independent Non-Executive Chair of the Board may periodically call meetings of the non-management and independent directors, including at the request of the non-management or independent directors.

Meeting Attendance

During 2020, our Board of Directors held 20 meetings. Each of our then current directors attended more than 75% of the aggregate of (1) the total number of meetings of the Board of Directors (held during the period for which he or she served as a director) and (2) the total number of meetings held by all committees of the Board on which he or she served (during the periods that he or she served). As set forth in the Governance Principles, directors are expected to attend the 2021 Annual Meeting. All of our then current directors attended the 2020 Annual Meeting of Stockholders.

26	Genworth Financial, Inc.

Corporate Governance at Genworth

Board Responsibilities

Board Committees

The four standing committees of the Board are the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Risk Committee. Our Board of Directors may also establish various other committees to assist it in carrying out its responsibilities.

The Board has established written charters for each of its four standing committees. Each Committee’s responsibilities are more fully set forth in its charter, which can be found in the corporate governance section of our website. To view, go to www.genworth.com, select “Investors,” then select “Corporate Governance,” then select the Committee, and finally select “Charter.”

The four standing committees of the Board are described below.

Audit Committee

The Board has established the Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee consists solely of “independent” directors as defined by the applicable rules of the NYSE and the SEC and by our Governance Principles. In addition, the Board has determined that all four of the Audit Committee’s current members, Messrs. Moloney, Restrepo, and Riepe and Ms. Perry, are “audit committee financial experts,” as defined by SEC rules.

The purpose of the Audit Committee is to assist the Board in its oversight of the integrity of the company’s financial statements, the company’s compliance with relevant legal and regulatory requirements, the independence and qualifications of the company’s independent registered public accounting firm and the performance of the company’s internal audit function and independent auditors.

2021 Proxy Statement	27

Corporate Governance at Genworth

MEMBERS Robert P. Restrepo Jr. (Chair) Thomas E. Moloney Debra J. Perry James S. Riepe Meetings in 2020: 12

PRINCIPAL RESPONSIBILITIES

The Audit Committee’s responsibilities include:

•  discussing with management and our independent registered public accounting firm our annual and quarterly financial statements, earnings releases and financial information and earnings guidance provided to analysts and rating agencies;

•  selecting our independent registered public accounting firm and approving the terms of its engagement;

•  discussing with management and our independent registered accounting firm any audit problems or difficulties and management’s response;

•  independently and/or in coordination with the Risk Committee, overseeing risks associated with financial accounting and reporting, including the system of internal control, which includes reviewing and discussing with management and our independent registered public accounting firm the company’s risk assessment process and management policies with respect to the company’s major financial risk exposures and the procedures utilized by management to identify and mitigate the exposure to such risks;

•  reviewing our financial reporting and accounting standards and principles;

•  reviewing our internal system of financial controls and the results of internal audits;

•  obtaining and reviewing formal written reports from the independent registered public accounting firm regarding its internal quality-control procedures;

•  reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest, or adherence to standards of business conduct;

•  preparing and publishing a committee report for inclusion in the proxy statement;

•  establishing procedures for the hiring of employees or former employees of our independent registered public accounting firm;

•  establishing procedures for the receipt, retention and treatment of complaints on accounting, internal accounting controls or auditing matters; and

•  establishing policies and procedures for the review and approval of all proposed transactions with “Related Persons,” as that term is defined in Section 11(b) of our Governance Principles.

The Audit Committee has determined that in view of the increased demands and responsibilities of the committee, its members generally should not serve on more than two additional audit committees of other public companies. The Audit Committee’s report appears on page 88 of this Proxy Statement.

28	Genworth Financial, Inc.

Corporate Governance at Genworth

Management Development and Compensation Committee

The principal purpose of the Compensation Committee is to carry out the Board of Directors’ overall responsibility relating to executive compensation and succession planning. The Compensation Committee consists solely of “independent” directors as defined by the applicable rules of the NYSE and by our Governance Principles.

MEMBERS David M. Moffett (Chair) Melina E. Higgins Robert P. Restrepo Jr. James S. Riepe Meetings in 2020: 8

PRINCIPAL RESPONSIBILITIES

The Compensation Committee’s responsibilities include:

•  reviewing and approving on an annual basis the corporate goals and objectives with respect to the compensation of our CEO, evaluating our CEO’s performance in light of these goals and objectives and setting our CEO’s compensation based on such evaluation;

•  reviewing and approving on an annual basis the evaluation process and compensation structure for our other officers, including evaluating and setting the compensation for our senior executive officers;

•  reviewing and approving our variable incentive compensation and other stock-based compensation plans;

•  assisting the Board in developing and evaluating potential candidates for executive positions and overseeing the development of succession plans;

•  assessing the structure and composition of the leadership of the company;

•  reviewing and discussing our Compensation Discussion and Analysis, recommending to the Board its inclusion in our annual reports and proxy statements and publishing a committee report;

•  overseeing risks relating to our compensation programs; and

•  determining whether the work of any compensation consultant who had a role in determining or recommending the amount or form of executive or director compensation raised any conflict of interest.

Under its charter, the Compensation Committee has authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate in its sole discretion. The Compensation Committee’s report appears on page 39 of this Proxy Statement. Additional information regarding the Compensation Committee’s processes and procedures for consideration of executive compensation is also provided in the Compensation Discussion and Analysis section later in this document.

2021 Proxy Statement	29

Corporate Governance at Genworth

Nominating and Corporate Governance Committee

The principal purpose of the Nominating Committee is to assist the Board in identifying qualified individuals to become Board members, in determining the composition of the Board of Directors and its committees, in monitoring a process to assess Board effectiveness and in developing and implementing Genworth’s corporate governance guidelines. The Nominating Committee consists solely of “independent” directors as defined by the applicable rules of the NYSE and by our Governance Principles.

MEMBERS G. Kent Conrad (Chair) Melina E. Higgins David M. Moffett Meetings in 2020: 6

PRINCIPAL RESPONSIBILITIES

The Nominating Committee’s responsibilities include:

•  leading the search for individuals qualified to become members of our Board;

•  reviewing the Board’s committee structure and recommending committee members;

•  developing and annually reviewing the Governance Principles;

•  overseeing the annual self-evaluations of the Board and its committees;

•  overseeing risks related to corporate governance;

•  reviewing annually director compensation and benefits; and

•  periodically reviewing the environmental, social and governance practices of the company.

In conjunction with its oversight of Genworth’s environmental, social and governance practices, the Nominating Committee is also responsible for, among other things: (i) reviewing periodically the nature and amount of our political contributions, the operations of our Political Action Committee and our public disclosure regarding such activities; (ii) reviewing periodically our policies and practices on matters of corporate citizenship, including philanthropic programs and financial and other support of charitable, education and cultural organizations; and (iii) reviewing periodically our environmental policy.

30	Genworth Financial, Inc.

Corporate Governance at Genworth

Risk Committee

The purpose of the Risk Committee is to assist the Board in its oversight of all areas relating to Genworth’s enterprise risk management policies and the related risk profiles, including, but not limited to, the following major risk exposures: credit risks; market risks; insurance risks; housing risks; operational risks; model risks; information technology risks; and any other risk that poses a material threat to the viability of the company. The Risk Committee consists solely of “independent” directors as defined by the applicable rules of the NYSE and by our Governance Principles.

MEMBERS Thomas E. Moloney (Chair) G. Kent Conrad Karen E. Dyson Debra J. Perry Meetings in 2020: 6

PRINCIPAL RESPONSIBILITIES

The Risk Committee’s responsibilities include:

•  reviewing and recommending annually for Board approval (i) the company’s enterprise risk management policies and (ii) the risk appetite of the company, and to oversee the implementation and maintenance of such policies and appetite;

•  receiving regular reports on the efforts to implement and comply with regulatory requirements related to risk management;

•  reviewing and overseeing the control, management and mitigation processes relating to Genworth’s enterprise risk management policies and risk appetite;

•  reviewing Genworth’s ability to assess and manage significant and emerging risks;

•  reviewing and analyzing Genworth’s major risk exposures, strategies, processes, and policies, with accompanying stress tests;

•  reviewing and overseeing Genworth’s internal risk function;

•  periodically reviewing and overseeing Genworth’s compliance processes and policies;

•  periodically reviewing and overseeing Genworth’s information technology and information security systems, processes and policies, with a presentation on this topic to the full Board at least annually;

•  receiving reports regarding risks associated with litigation and investigations/regulatory matters involving the company; and

•  discussing with management the company’s overall investment portfolio and investment strategies.

2021 Proxy Statement	31

Corporate Governance at Genworth

Board Oversight of Risk

Our Board of Directors recognizes that, although risk management is primarily the responsibility of Genworth’s management, the Board plays a critical role in the oversight of risk. As a financial services company, the very nature of our business involves the underwriting, management and assumption of risks on behalf of our customers. The Board believes it is an important part of its responsibilities to oversee the company’s overall risk assessment processes and management thereof.

32	Genworth Financial, Inc.

Corporate Governance at Genworth

We believe that our risk oversight structure is supported by our current Board leadership structure, with the Non-Executive Chair of the Board working together with our independent Risk Committee and our other standing committees.

Code of Business Conduct and Ethics

All of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, must act ethically at all times and in accordance with the policies comprising our code of business conduct and ethics set forth in Genworth’s Code of Ethics (“Code of Ethics”). If an actual or potential conflict of interest arises for a director, the director shall promptly inform the chief executive officer. To view our Code of Ethics, go to www.genworth.com, select “Investors,” then select “Corporate Governance,” then select “Code of Business Conduct & Ethics” and finally select “Genworth Code of Ethics.” Section 11 of our Governance Principles, which are available on our website, more fully addresses our Code of Ethics. Under our Governance Principles, the Board will not permit any waiver of any ethics policy for any director or executive officer. Within the time period required by the SEC and the NYSE, we will post on our website any amendment to our Code of Ethics.

Certain Relationships and Transactions

Our Board of Directors has established a policy, which is set forth in our Governance Principles, that Genworth will not enter into a transaction with a “related person” except in circumstances where there is a verifiable Genworth business interest supporting the transaction and the transaction otherwise meets Genworth’s standards that apply to similar transactions with unaffiliated entities or persons. For purposes of our policy, “related person” means any of our executive officers, directors, nominees for director, any persons known by us to beneficially own in excess of 5% of any class of our voting securities, any person who is an immediate family member of the foregoing and any firm, corporation or other entity in which any of the foregoing persons is an executive officer, general partner, principal or in a similar position or in which such person is deemed to have a 10% or greater beneficial ownership interest. Our policy applies to all transactions with “related persons,” including modifications of previously approved transactions, other than: (1) transactions available to all employees generally; and (2) transactions involving the payment of compensation or the entry into compensatory agreements or arrangements that are approved by the Compensation Committee or paid pursuant to an agreement, plan or arrangement approved by the Compensation Committee. The Board has delegated to the Audit Committee the responsibility of establishing policies and procedures for the review and approval of transactions with related persons, and the Audit Committee has established certain key practices related thereto. Our Governance Principles are in writing and can be found in the corporate governance section of our website. To view, go to www.genworth.com, select “Investors,” then select “Corporate Governance” and then select “Governance Principles.” Our Audit Committee’s key practices are in writing and can be found in the corporate governance section of our website. To view, go to www.genworth.com, select “Investors,” then select “Corporate Governance,” then select “Audit Committee” and finally select “Key Practices.”

2021 Proxy Statement	33

Corporate Governance at Genworth

Communications with the Board of Directors

The Board of Directors has established a process for stockholders and other interested persons to communicate directly with Genworth and its non-management directors. Information regarding this process, including how to email or write our non-management directors, may be found on our website. To view this process, go to www.genworth.com, select “Investors,” then select “Corporate Governance” and finally select “Contact the Board.” Concerns relating to accounting, internal accounting controls and auditing matters may also be submitted confidentially and anonymously through the methods specified on our website. You may direct your communications to our non-management directors as a group or individually, or to any committee of the Board of Directors. The Corporate Secretary or Genworth’s ombudsman monitor, review and sort all written communications to the non-management directors. Communications related to matters that are within the scope of the responsibilities of the Board of Directors are forwarded to the Board of Directors, the relevant committee of the Board or an individual director, as appropriate.

The Corporate Secretary or Genworth’s ombudsman forward correspondence related to routine business and customer service matters to the appropriate management personnel. The Corporate Secretary or Genworth’s ombudsman will immediately consult with the Audit Committee Chair, who will determine whether to communicate further with the Audit Committee and/or the full Board of Directors with respect to any correspondence received relating to accounting, internal accounting controls, auditing matters or officer conduct.

Letters may be sent to the non-management directors as a group or individually, care of the Corporate Secretary, Genworth Financial, Inc., 6620 West Broad Street, Building #1, Richmond, Virginia 23230.

Letters may also be sent directly to Genworth, care of the Corporate Secretary or Investor Relations, Genworth Financial, Inc., 6620 West Broad Street, Building #1, Richmond, Virginia 23230.

In addition, letters may be sent directly to the Genworth Ombuds Office, care of the Genworth Ombudsperson, Genworth Financial, Inc., 6620 West Broad Street, Building #1, Richmond, Virginia 23230.

34	Genworth Financial, Inc.

Corporate Governance at Genworth

Board Policies and Processes

Board Self-Evaluation

The Board and each of its Committees annually follow a specific process, overseen by the Nominating Committee, to determine their effectiveness and opportunities for improvement. The Board and each respective Committee conduct a self-evaluation annually, focusing on how the Board can improve its key functions of overseeing personnel development, financials, and other major issues of strategy, risk, integrity, reputation and governance. During the process, ideas are solicited from Directors about:

•	improving prioritization of issues presented to the Board;

•	improving quality of written, chart and oral presentations presented to the Board by management;

•	improving quality of Board or Committee discussions on these key matters;

•	improving communication and feedback from observations of fellow Board members;

•	identifying ways to improve the effectiveness of the Board and its Committees;

•	identifying how specific issues in the past year could have been addressed more efficiently;

•	identifying specific issues which should be discussed by the Board in the future; and

•	identifying any other matter of importance to Board functions.

Process

- Nominating Committee annually determines the Board evaluation criteria and process to be utilized
- Process is implemented in the 4th quarter
- Board Chair and Nominating Committee Chair oversee Board and Committee evaluation process

Questionnaire

- Questions are developed to solicit ideas from the Directors to improve and identify key items required by the Governance Principles and Key Practices regarding the effectiveness of the Board and Committees
- Questions are distributed in advance for Directors to consider
- Directors also may request additional questions or topics be discussed as a part of the Board and Committee evaluation process

Discussion

- Board allots ample time for Board evaluation discussion
- Board Chair and Nominating Committee Chair facilitate Board evaluation deliberations
- Committees allot ample time for discussion to receive feedback from the Directors regarding the questions
- Committee members and Directors can also have private discussions with Committee Chairs or Board Chair

Feedback

- Board Chair works with Committee Chairs to organize comments received regarding options for change at either Board or Committee level
- The Board and each Committee review and discuss the results of the Board evaluation assessment, and coordinate any necessary follow-up actions

Implementation

- Board Chair oversees tracking, and implementation of any new agreed upon Board and Committee priorities and actionable items
- Board is informed throughout the following year regarding follow up items and/or progress on implementing changes

2021 Proxy Statement	35

Corporate Governance at Genworth

Board Education

Directors receive orientation within six months of election to the Board, spending at least one day at the corporate headquarters for personal briefings by senior management on Genworth’s strategic plans, its financial statements and its key policies and practices. Directors are also provided materials or briefing sessions on subjects that would assist them in discharging their duties and may be customized for a particular director’s needs. In addition, “deep dives” on certain areas of interest or of particular importance are provided to the Board, or an individual director, from time to time. Directors are also annually provided with a list of opportunities for director education seminars and are reimbursed for registration and other fees and for airfare, as well as other reasonable travel, lodging and dining expenses for attendance at approved education seminars.

Compensation of Directors

The Nominating Committee has the responsibility for annually reviewing and recommending to the Board compensation and benefits for “non-management directors.” Non-management directors are those directors who are not executive officers of Genworth or its affiliates. Accordingly, all directors, other than Mr. McInerney, are regarded as non-management directors. Mr. McInerney does not receive any compensation for serving as a director. As part of its 2020 review, the Nominating Committee engaged Steven Hall & Partners, LLC to provide competitive market data and advice regarding non-management director compensation. After its review, the Nominating Committee determined not to recommend any changes to the company’s non-management director compensation and benefits program.

In 2020, the company’s compensation components for non-management directors were as follows:

	Cash	DSUs	Total
Annual Retainer	$100,000	$142,000	$242,000
Annual Retainer for Non-Executive Chair	$80,000	$120,000	$200,000
Annual Retainer for Lead Director	$20,000
Annual Retainer for Committee Chairs
Audit	$23,000
Management Development and Compensation	$16,000
Other Committees	$12,000

•	Annual Retainer. Each non-management director is paid an annual retainer of $242,000 in quarterly installments, following the end of each quarter of service. Of this amount, $100,000 of the annual retainer is paid in cash and $142,000 is paid in deferred stock units (“DSUs”). Instead of receiving a cash payment, non-management directors may elect to have 100% of their annual retainer paid in DSUs; provided, however, that no more than 30,000 DSUs may be granted to any non-management director in any one calendar year. To the extent this limit would be exceeded, the remainder of a director’s annual retainer will be paid in cash.

•	Annual Retainer for Non-Executive Chair. As additional compensation for service as Non-Executive Chair, the Non-Executive Chair receives a $200,000 annual retainer in addition to the regular annual retainer. Such amount is paid in quarterly installments, following the end of each quarter of service. Of this amount, $80,000 is paid in cash and $120,000 is paid in DSUs. Instead of receiving a cash payment, the Non-Executive Chair may elect to have 100% of the additional annual retainer paid in DSUs; provided, however, that no more than 25,000 DSUs may be granted to the Non-Executive Chair in any one calendar year with respect to the additional annual retainer. To the extent this limit would be exceeded, the remainder of the additional annual retainer will be paid in cash.

•	Fee for Lead Director. If a Lead Director is appointed in the absence of an independent Non-Executive Chair, the Lead Director would receive an annual cash retainer of $20,000 in quarterly installments, as additional compensation for service as Lead Director.

36	Genworth Financial, Inc.

Corporate Governance at Genworth

•	Fees for Committee Chairs. As additional compensation for service as chair of a committee, each chair will receive an additional annual cash retainer payable in quarterly installments, as follows: Audit Committee chair, $23,000; Compensation Committee chair, $16,000; and each other standing committee chair, $12,000.

•	Deferred Stock Units. The number of DSUs granted is determined by dividing the DSU value to be delivered by the fair market value of our common stock on the date of grant. Each DSU represents the right to receive one share of our common stock in the future, following termination of service as a director, as set forth below. DSUs accumulate regular quarterly dividends, if any, which are reinvested in additional DSUs. The DSUs will be settled in shares of common stock on a one-for-one basis beginning one year after the director leaves the Board in a single installment or installments over ten years, at the election of the director. Additionally, grants of DSUs made after January 1, 2010, regardless of whether a non-management director elects to convert his DSUs on a single date or in a series of annual installments, will convert and settle in shares of common stock earlier upon the death of the non-management director.

The company’s benefits for non-management directors in 2020 are as follows:

•	Matching Gift Program. The company offers a matching gift program that provides for the matching of employee and director charitable contributions pursuant to the contribution guidelines established by the Genworth Foundation. Each non-management director is eligible for such charitable contributions to be matched on a 50% basis, up to a maximum matching contribution of $10,000 during any calendar year.

•	Reimbursement of Certain Expenses. Non-management directors are reimbursed for reasonable travel and other Board-related expenses, including expenses to attend Board and committee meetings, other business-related events and director education seminars, in accordance with policies approved from time to time.

The following table sets forth information concerning compensation paid or accrued by us in 2020 to our then current non-management directors:

2020 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
G. Kent Conrad	152,578	59,758	—	212,336
Karen E. Dyson(5)	5,978	5,062	—	11,040
Melina E. Higgins	140,578	59,758	8,333	208,669
David M. Moffett	156,578	59,758	5,000	221,336
Thomas E. Moloney	152,578	59,758	10,000	222,336
Debra J. Perry	140,578	59,758	10,000	210,336
Robert P. Restrepo Jr.	163,578	59,758	10,000	233,336
James S. Riepe	256,052	109,454	10,000	375,506

(1)	Amounts include the portion of the annual retainer (described above) that was paid in cash. Amounts also include applicable committee chair fees and the cash portion of the retainer for the Non-Executive Chair of the Board of Directors. Messrs. Conrad, Moffett, Moloney, Restrepo and Riepe and Mses. Higgins and Perry elected to have their annual retainer paid in DSUs, but reached the maximum deferral of 30,000 DSUs with their third quarter retainer payment, and Mr. Riepe reached the maximum deferral of 25,000 DSUs as Non-Executive Chair of the Board with his third quarter retainer payment; therefore, their fourth quarter payments were made in cash.
(2)	Reflects the aggregate grant date fair value of DSUs, determined in accordance with FASB ASC Topic 718. The fair value of stock unit awards for purposes of Topic 718 typically equals the price of the underlying stock on the date of grant; however, amounts in the table are lower because the DSUs do not convert to transferable shares until one year after the director leaves the Board of Directors, and Topic 718 provides that the impact of transferability restrictions that remain in place after an award of stock based compensation vests may be considered when determining the fair value of the award for accounting purposes. The Finnerty option pricing model was, therefore, used to factor in these post-vest holding requirements with the following assumptions: (i) expected post vesting restriction period of 7.9 years; (ii) expected volatility of 82.0%; (iii) risk-free interest rate of 1.60%; (iv) expected dividend yield of 0.00%; and (v) calculated discount for post vest restriction period of 31.8%.

2021 Proxy Statement	37

Corporate Governance at Genworth

(3)	The following table shows for each then current non-management director the total number of DSUs held as of December 31, 2020 (rounded down to the nearest whole share):

Name	Total Number of DSUs Held as of December 31, 2020
G. Kent Conrad	192,832
Karen E. Dyson	1,961
Melina E. Higgins	187,837
David M. Moffett	201,725
Thomas E. Moloney	237,415
Debra J. Perry	121,403
Robert P. Restrepo Jr.	121,403
James S. Riepe	457,055

(4)	Amounts reflect company charitable match contributions.
(5)	Karen Dyson was elected to the Board of Directors at the 2020 Annual Meeting of Stockholders on December 10, 2020. Her fourth quarter cash payment and DSU award were prorated from that day to the end of the quarter.

Director Stock Ownership Policy

To help promote the alignment of the personal interests of the company’s non-management directors with the interests of our stockholders, we have established a robust stock ownership policy for all non-management directors. Under the policy, each non-management director is expected to hold common stock and/or DSUs while serving as a director of Genworth having a value equal to five times the value of the cash portion of the annual retainer payable to non-management directors, which is currently $100,000. Therefore, the ownership guideline is $500,000. Non-management directors are expected to satisfy this ownership guideline over time after their initial appointment to the Board, and are not permitted to sell any shares of Genworth common stock received from us until the ownership guideline has been met. The DSUs held by the non-management directors settle in shares of common stock beginning one year after the director leaves the Board of Directors in a single payment or in payments over 10 years, at the election of the director, or earlier upon the death of the director.

The following table shows the stock ownership as of March 25, 2021, of our current non-management directors, the percentage of the ownership guideline that they have reached, and the number of years that have elapsed since the director was initially made subject to the policy. The value of each non-management director’s stock ownership is based on the closing price of our common stock on March 25, 2021 ($3.31).

Name	Number of Shares / DSUs Held (#)	Value as of March 25, 2021 ($)	Stock Held as % of Ownership Guideline	Years Subject to Ownership Policy
G. Kent Conrad	192,832	$638,274	>100%	8
Karen E. Dyson	1,961	$6,491	1%	1
Jill R. Goodman*	0	$0	0%	0
Melina E. Higgins	187,837	$621,740	>100%	8
Howard D. Mills, III*	0	$0	0%	0
David M. Moffett	201,725	$667,710	>100%	9
Thomas E. Moloney	248,415	$822,254	>100%	12
Debra J. Perry	121,403	$401,844	80%	5
Robert P. Restrepo Jr.	121,403	$401,844	80%	5
James S. Riepe	525,055	$1,737,932	>100%	15
Ramsey D. Smith*	0	$0	0%	0

*	Ms. Goodman and Messrs. Mills and Smith were each initially elected to the Board on March 25, 2021.

38	Genworth Financial, Inc.

Executive Compensation

Report of the Management Development and Compensation Committee

The Management Development and Compensation Committee of the Board of Directors oversees the compensation programs of Genworth Financial, Inc. on behalf of the Board. In fulfilling its oversight responsibilities, the committee reviewed and discussed with management the Compensation Discussion and Analysis included in this document.

In reliance on the review and discussion referred to above, the Management Development and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Genworth’s Annual Proxy Statement on Schedule 14A to be filed in connection with Genworth’s 2021 Annual Meeting of Stockholders, which will be filed with the U.S. Securities and Exchange Commission.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts. This report is provided by the following independent directors, who constitute the committee:

David M. Moffett, Chair
Melina E. Higgins
Robert P. Restrepo Jr.
James S. Riepe

March 25, 2021

2021 Proxy Statement	39

Executive Compensation

Proposal 2

Advisory Vote to Approve Named Executive Officer Compensation

Pursuant to Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act), we are required to provide our stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.

As described in detail in the Compensation Discussion and Analysis section below, our executive compensation programs are designed to attract, retain and motivate employees of superior ability who are dedicated to the long-term interests of our stockholders. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. Highlights of our executive compensation program, as described in the Compensation Discussion and Analysis section, include:

•	compensation programs that are performance-based and align executive officer incentives with stockholder interests over multiple timeframes;
•	annual incentives that are earned based on performance measured against specific financial and strategic objectives for an executive’s area of responsibility, together with a qualitative assessment of performance;
•	at-risk pay and compensation design that reflect an executive officer’s impact on company performance over time; and
•	appropriate risk management practices, including a clawback policy, anti-hedging policy, anti-pledging policy, stock ownership requirements, net share retention ratio and net hold requirements with respect to equity grants.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our stockholders to vote FOR the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement for the 2021 Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis section, the 2020 Summary Compensation Table and the other related tables and narrative discussion.

The say-on-pay vote is advisory, and therefore not binding on Genworth, the Compensation Committee or our Board of Directors. However, our Board of Directors and the Compensation Committee value the opinions of our stockholders, and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation as it deems appropriate.

The Board of Directors recommends that Stockholders vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

40	Genworth Financial, Inc.

Executive Compensation

Compensation Discussion and Analysis

Named Executive Officers

This section provides an overview and analysis of our compensation programs and policies, including the material compensation decisions made under the programs with respect to the following executive officers, whom we refer to as our “named executive officers” or “NEOs:”

Thomas J. McInerney President and Chief Executive Officer (“CEO”)	Daniel J. Sheehan IV Executive Vice President, Chief Financial Officer (“CFO”) and Chief Investment Officer (“CIO”)[1]	Kevin D. Schneider Former Executive Vice President and Chief Operating Officer (“COO”)[2]

Ward E. Bobitz Executive Vice President and General Counsel	Pamela Harrison Executive Vice President—Human Resources	Kelly L. Tuminelli Former Executive Vice President and CFO[3]

We refer to the subset of our named executive officers excluding Ms. Tuminelli, who left the company in 2020, as our “continuing named executive officers,” or “continuing NEOs.” Information regarding Ms. Tuminelli’s separation arrangements in 2020 is provided under the Executive Compensation – Separation Benefits to our Former Chief Financial Officer section later in the document.

(1)	Mr. Sheehan was appointed Chief Financial Officer in addition to Chief Investment Officer effective August 6, 2020, upon Ms. Tuminelli’s resignation.
(2)	Mr. Schneider resigned from his position as Executive Vice President and Chief Operating Officer, effective January 26, 2021, but will remain employed with the company in an advisory role through May 31, 2021.
(3)	Ms. Tuminelli, our former Executive Vice President and Chief Financial Officer, resigned from her position effective August 6, 2020, and left the company effective September 7, 2020. Upon the effective date of Ms. Tuminelli’s resignation, Mr. Sheehan was appointed Chief Financial Officer.

2021 Proxy Statement	41

Executive Compensation

2020 Company Performance

We aligned named executive officer incentives in 2020 with the execution of financial and other strategic initiatives that would improve our operating performance, enable strategic flexibility of our life and LTC businesses, and increase returns in our mortgage insurance businesses. Given the significant uncertainty due to COVID-19 at the time performance goals were determined, the Compensation Committee set performance ranges rather than distinct targets under the annual incentive program. These ranges were determined based on modeling assumptions used across a wide range of scenarios. We met or exceeded key operational, strategic and financial objectives for 2020 across many of our businesses, primarily due to our strong execution and performance in our U.S. MI business, as well as solid progress in our U.S. LI business through a highly uncertain and dynamic environment given the significant volatility in macroeconomic conditions caused by the pandemic.

Our operating performance in 2020 has directly impacted our named executive officer compensation, as follows:

Key Annual Financial Objectives	Above Target

The U.S. MI business significantly exceeded goals for adjusted operating income and operating return on equity (“ROE”)

The U.S. LI business surpassed its multiyear LTC premium rate action plans and exceeded goals related to risk-based capital

Investments income, purchase yields, and impairments performance all exceeded target expectations

Key Annual Strategic Objectives	Above Target

The U.S. MI business significantly exceeded goals for loss management, capital management, risk mitigation, and pricing returns

Multiyear LTC premium rate action plan initiatives exceeded expectations and promoted a higher level of efficiency and analytics capability that will enhance future efforts

Investments strategic asset production significantly exceeded target

Long-Term Financial Objectives	Above Target	Our 2018-2020 PSU awards payout was driven by strong mortgage insurance performance and LTC in-force management

42	Genworth Financial, Inc.

Executive Compensation

Highlights from our key financial and operational results for 2020 include:

Mortgage Insurance	U.S. Life Insurance

•   We significantly exceeded both financial and strategic objectives for our U.S. MI business, including our targets for adjusted operating income, operating ROE, loss management, prudent capital management, risk mitigation, and pricing.

•   Strong performance in U.S. MI was delivered while following regulatory guidelines to support loss mitigation efforts for mortgage borrowers.

•   Our Australia mortgage insurance business delivered operating income in line with expectations and exceeded its objective for gross written premium.

•   We exceeded our internal targets for premium rate increase approvals on our unprofitable legacy blocks of LTC in execution of our multi-year rate action filing plan.

•   We exceeded our internal goals with respect to our U.S. statutory risk-based capital.

•   Solid performance in our U.S. LI businesses was delivered while the company followed regulatory guidelines to extend grace periods for life insurance, LTC and annuity policyholders to ensure continuation of insurance coverage and mitigate financial hardship for customers and policyholders.

Corporate and Other

•	We had strong investment portfolio performance, exceeding our internal goals for net investment income, purchase yield, asset production, and impairments and trading losses for the year.
•	Throughout the pandemic, Genworth has remained committed to effectively servicing its customers and policyholders while maintaining the health and safety of our employees and their families.
•	The company implemented business continuity procedures in response to the pandemic that included a global work from home policy initiated on March 11, 2020, and continues to provide additional financial, health and wellness resources to employees, including additional paid leave to assist employees in caring for themselves and their family members.

Compensation Philosophy

Our objective in compensating executive officers is to attract, retain and motivate employees of superior ability who are dedicated to the long-term interests of our stockholders.

It is important to note that challenges from our legacy long-term care insurance blocks of business (underwritten or assumed from 1974 to 2007) have materially impaired the financial performance and stockholder value of the company, making it difficult to fully align executive pay with stockholder value.

The following principles guide our compensation program design and individual compensation decisions. Additionally, we have highlighted below key elements of our compensation programs or policies for named executive officers that illustrate how we support these principles in practice:

Our Guiding Principles	Examples of Programs or Policies That Support Our Principles
Compensation should be primarily performance-based and align executive officer incentives with stockholder interests across multiple timeframes.

•   Annual incentives (short-term performance-based awards).

•   Annual grants of long-term incentives to continuing NEOs including equity-based PSUs (vest based on company performance after three years), RSUs (long-term stock appreciation with an emphasis on retention), and performance-based cash (vest based on company performance after three years).

2021 Proxy Statement	43

Executive Compensation

Our Guiding Principles	Examples of Programs or Policies That Support Our Principles
At-risk pay and compensation design should reflect an executive officer’s impact on company performance over time.

•   A majority of annual compensation of our NEOs is completely at risk.

•   Our CEO has 86% of total target pay linked to company performance, through PSUs and annual incentives for 2020.

•   Our other NEOs have an average of 76% of total target pay at risk through PSUs, RSUs, and annual incentives for 2020.

•   Annual long-term incentive grants constitute the largest component of target compensation for NEOs.

Total compensation opportunities should be competitive within the relevant marketplace.	• Our compensation benchmarking approach, as described below, and annual review of the composition of our peer group.
Our incentive compensation should reward financial and operational performance and allow for qualitative assessment.

•   In determining annual incentive awards, the Compensation Committee measures performance against specific financial objectives for the person’s area of responsibility, together with a qualitative assessment of operational performance and other results.

•   This qualitative assessment is particularly important because of the significant impact on the performance of the company caused by the legacy LTC blocks of business, as noted above.

•   Our long-term equity and cash-based performance awards reward achievement of specific longer-term company objectives.

Plan designs and incentives should support appropriate risk management practices.

•   Executive officer stock ownership guidelines for our CEO (7x salary), our COO, CFO and CIO (3x) and for our other Executive Vice Presidents or Senior Vice Presidents (2x).

•   50% retention ratio for net after-tax shares received from the vesting or exercise of all equity incentive awards until executive officers’ stock ownership guidelines are met, ensuring significant personal assets are aligned with long-term stockholder interests.

•   Exercises of previously awarded stock options and stock appreciation rights (“SARs”) are settled in stock and are subject to a nine-month net hold requirement.

•   Clawback, anti-hedging and anti-pledging policies.

Key Governance Practices

Annual Advisory Approval of Executive Compensation

Use of Performance-Based Long-Term Incentives

Stock Ownership Requirements for Executive Officers (including CEO), as a Multiple of Base Salary

Retention Requirements for Equity Awards

Clawback Policy Double-Trigger for Change of Control Benefits No Excise Tax Gross-Ups for Change of Control Benefits

44	Genworth Financial, Inc.

Executive Compensation

Compensation Decision-Making Process

How We Determine Program Design

Role of the Compensation Committee

The Compensation Committee seeks a collaborative relationship with management when determining executive compensation programs and performance. The Compensation Committee uses an independent third-party compensation consultant to provide for a more informed decision-making process and objective perspective in this important governance matter. The Compensation Committee performs the annual review process of CEO performance and compensation decisions, with input from the Board and support of their independent compensation consultant. The Compensation Committee regularly meets in executive session without management present and retains the final authority to approve all compensation policies, programs and amounts paid to our named executive officers.

Role of Management

Our CEO and Executive Vice President—Human Resources regularly attend meetings of the Compensation Committee to provide analysis, details and recommendations regarding the company’s executive compensation programs and plan design. During full Board meetings, members of the Compensation Committee also receive business performance and strategy updates from other members of senior management that align with compensation incentive goals. Our CEO provides the Compensation Committee with performance assessments and compensation recommendations in his role as a manager for individual named executive officers (other than himself). The Compensation Committee, typically in the first quarter of each year, then determines and approves annual incentive award payouts for the prior year, any adjustments to base salary, target annual incentives for the upcoming year, and awards of long-term incentives to executive officers. For more information on the compensation decisions made in 2020, see the Key Compensation Program Elements section below.

Role of Compensation Consultants

The Compensation Committee has retained Steven Hall & Partners, LLC, an independent compensation consultant, to assist in reviewing and analyzing compensation data for our CEO and other named executive officers. The compensation consultant regularly attends Compensation Committee meetings and meets with the Compensation Committee in executive session without management present. The Compensation Committee occasionally requests special studies, assessments of market trends and education regarding changing laws and regulations from the compensation consultant to assist the Compensation Committee in its decision-making processes for the CEO and other executive officers. The compensation consultant provides the Compensation Committee with advice, but does not determine the amount or form of compensation for our named executive officers. In 2020, the Compensation Committee assessed the independence of the compensation consultant and other advisors pursuant to SEC rules and concluded that no conflict of interest exists that would prevent the compensation consultant or other advisors from independently advising the Compensation Committee.

Benchmarking

We generally evaluate market competitiveness of our programs as an input into the process of designing plans and setting target compensation levels for named executive officers. We review each component of compensation for our named executive officers separately and in the aggregate, and also consider the internal responsibilities among the named executive officers to help determine appropriate pay levels. With respect to individual named executive officers, we compare the total target compensation opportunities for our named executive officers to target opportunities for similar positions at comparable companies. These benchmarks are a gauge for evaluating market competitiveness, but are not given greater weight than other key factors when making compensation decisions. For example, individual named executive officers may have higher or lower

2021 Proxy Statement	45

Executive Compensation

target compensation levels compared to market medians based on level of responsibility, individual experience and skills, performance trends, competitive dynamics, retention needs and internal equity considerations.

The Compensation Committee typically utilizes a combination of publicly available information related to a specific list of peer companies (the “Peer Group”), as well as information available through market compensation surveys to provide a broad perspective of market practice. While no individual company matches our lines of business precisely, the Peer Group is intended to represent, in the aggregate, companies with revenue sources and talent demands similar to the company. With respect to size, we generally look at revenue or total assets as indicators of comparability, rather than market capitalization, due to our legacy LTC business and the potential for volatility year over year as stock prices change. The companies included in market surveys used by the company are not individually identifiable for a particular executive position (and therefore we are not benchmarking against any particular company within the survey), and also may change from year-to-year based on voluntary participation in the market surveys we use, mergers and divestitures, or changes in corporate structure.

To the extent we make changes to our business portfolio, or as peer companies adjust their own business lines or distribution channels, we will consider adding peers, or removing peers which no longer have revenue sources and talent demands similar to ours. The Compensation Committee will consider advice and recommendations developed by its compensation consultant to support our benchmarking principles.

As in prior years, the compensation consultant supported the Compensation Committee’s evaluation of the peer group to be used for benchmarking purposes by providing analysis of the Peer Group for 2020. Following its annual review of our Peer Group with the compensation consultant, the Compensation Committee determined that no changes were needed as it is appropriate based on company size, sources of revenue and sources of talent. The Peer Group used when considering 2020 compensation actions was composed of the following companies:

Aflac, Inc.	Fidelity National Financial	Principal Financial Group, Inc.
American Financial Group, Inc.	First American Financial Corporation	Radian Group
Assurant, Inc.	Hanover Insurance Group	Reinsurance Group of America, Inc.
CNA Financial Corporation,	Lincoln National Corporation	Unum Group
CNO Financial Group, Inc.	MGIC Investment Corporation

Impact of Oceanwide Transaction on 2020 Executive Compensation

Our Board of Directors continued to believe throughout 2020 that completion of the transaction with Oceanwide would be the best strategic outcome for Genworth and its stockholders. At the same time, when the extended closing date of December 31, 2020 passed without the merger being completed, our Board of Directors and management team decided to move forward and prioritize strategic alternatives, while still allowing for the possibility of a merger with Oceanwide. Our continued work toward closing the merger with Oceanwide, along with the simultaneous pursuit of strategic alternatives, has taken considerable effort and resources. Our 2020 compensation programs included incentives that encouraged the achievement of metrics that will provide long-term value to Genworth, but we also provided incentives to encourage the closing of the Oceanwide transaction while pursuing other strategic alternatives.

46	Genworth Financial, Inc.

Executive Compensation

The merger agreement with Oceanwide does not include any special compensation awards for any named executive officer. No cash payments or acceleration of equity awards will be triggered for executive officers based solely on the closing of the Oceanwide transaction. Outstanding equity awards held by executive officers immediately prior to the closing of the Oceanwide transaction would be automatically converted into the right to receive a cash payment equal to $5.43 per share, but would remain subject to their existing vesting schedule. This Compensation Discussion and Analysis, as well as certain compensation disclosures included in this Proxy Statement, are presented without regard to the terms of the Oceanwide transaction. For further information regarding the terms, conditions and interests of certain persons under the Oceanwide transaction, see our proxy statement for the special meeting of stockholders held on March 7, 2017, which was filed on January 25, 2017.

Consideration of Last Year’s Advisory Stockholder Vote on Executive Compensation

Annual advisory votes to approve named executive officer compensation serve as a tool to help the Compensation Committee evaluate the alignment of our executive compensation programs with the interests of the company and our stockholders. At the 2020 Annual Meeting, over 89% of the shares voted were cast in favor of the compensation paid to the named executive officers in 2019.

Upon considering the results of the 2020 and 2019 (over 88%) advisory votes to approve named executive officer compensation, the Compensation Committee concluded that stockholders viewed the current program design favorably and we did not make additional changes to our compensation programs in response to the 2020 advisory vote.

Genworth continued to engage with stockholders throughout 2020 on a variety of topics.

Key Compensation Program Elements

Our 2020 annual compensation program for named executive officers consists of the following key elements: base salary, annual incentive, and annual long-term incentive grants (including PSUs for the CEO, and PSUs and RSUs for all other NEOs). A significant portion of annual compensation of our NEOs is completely at risk.

The below charts reflect the average target compensation mix for the NEOs. Additional details on their compensation elements is described on the following pages.

2021 Proxy Statement	47

Executive Compensation

Base Salary

Base salaries are generally intended to reflect the scope of an executive officer’s responsibilities and level of experience, reward sustained performance over time and be market competitive. In February 2020, the Compensation Committee undertook its annual review of executive officer base salaries. The Compensation Committee approved a salary increase for Ms. Harrison to continue the base salary progressions to market competitive levels that have been intended since she joined the company as the head of human resources at the end of 2017. The Compensation Committee determined to not make any base salary adjustments for the other named executive officers at that time, as the existing base salaries were considered competitive within the marketplace for their roles.

Annual Incentive

In our annual incentive program, we review performance against financial objectives, together with a qualitative assessment of operational objectives and other accomplishments toward strategic priorities not necessarily reflected in annual financial results.

Each named executive officer has an annual incentive target, expressed as a percentage of base salary. The 2020 target annual incentive opportunities for our continuing named executive officers ranged from 100% to 200% of base salary, and payout opportunities for 2020 ranged from zero to 200% of their individual target amount. Individual annual incentive targets are reported in the 2020 Grants of Plan-Based Awards Table. After review, the Compensation Committee determined to not make any adjustments to annual incentive target percentages for our continuing NEOs for 2020, as the existing targets were considered competitive within the marketplace for their roles.

Our annual incentive program is closely aligned with our annual business operating plan, which is reviewed by the Genworth Board of Directors. Generally, the Compensation Committee sets performance targets for the annual incentive program that align with achievement of the business operating plan, with above target payouts for exceeding the plan and below target or no payouts for not meeting the plan. When setting the annual business operating plan, many factors and assumptions are considered, such as the competitive landscape, the global economic environment, market trends, interest rates, and regulatory considerations. As a result, performance targets within our annual incentive plan may not always escalate on a yearly basis, and may even be set below the previous year’s targets or actual results.

In light of the considerable uncertainties posed by the pandemic at the time annual incentive goals were determined in 2020, the Compensation Committee set performance ranges for our financial objectives rather than distinct targets. These ranges resulted from scenario planning exercises modeling potential financial outcomes under different economic impacts resulting from COVID-19. The ranges established reflect uncertainty around the effects of unemployment, interest rates, forbearances and pending government stimulus. The use of ranges allowed the Compensation Committee to interpret performance outcomes in these unique circumstances, while acknowledging the impact of external and previously unknown factors. In some cases, the higher end of the ranges were set lower than prior year results due to the potential performance impact from COVID-19, notably on the ability of home borrowers to service their mortgage obligations and the impact the virus could have on senior populations. Both financial and strategic objectives were intended to drive company performance using tailored and discrete goals.

48	Genworth Financial, Inc.

Executive Compensation

Why Metrics Were Chosen

The financial metrics chosen to measure 2020 performance, which are disclosed in more detail on the next page and in the individual continuing NEO scorecards later in this document, were identified as key drivers of our business operating plans.

For example, with respect to financial objectives, net operating income (loss) and operating return on equity (ROE) continue to represent key top-level measures of financial performance for our mortgage insurance businesses, while incremental premiums approved for LTC in-force rate actions, operating income metrics, and consolidated risk-based capital targets continue to be identified as priorities for our U.S. life insurance business.

The Compensation Committee also established key strategic priorities for 2020 designed to have an impact on company financial performance and stockholder value, including pursuing the closing of the Oceanwide transaction and preparing to implement strategic alternatives to the transaction if the transaction is not closed or extended.

The below chart outlines the strategic priorities used in determining 2020 annual incentive program payouts for our continuing NEOs, along with the rationale for using these metrics. For more details on the financial and strategic objectives, results and their ultimate funding outcomes, please see the How Metrics Performed section below. For applicable use and weighting of these metrics for each NEO, please see each NEO’s individual scorecard later in this document.

Key Strategic Priority	Rationale
Close Oceanwide Transaction OR Implement Strategic Alternatives

•   We signed the merger agreement with Oceanwide in October 2016 and have been working diligently to close the transaction

•   When brought to the stockholders for approval, over 96% of our voting stockholders approved this transaction

•   Completing the transaction has remained our top priority and stockholders have continually expressed their desire to see this transaction completed

•   If the closing of the Oceanwide transaction is not completed, it is critical to implement “Plan B” alternatives to drive stockholder value

Right-Size Organization	• As our new operating model evolves, we continue to focus on reducing fixed cost dependency and transitioning into more of a variable cost structure.
Meaningful Progress in Addressing National Association of Insurance Commissioners (“NAIC”) LTC Regulatory Framework (for CEO only)	• Critical for future of LTC industry and key to on-going solvency of our legacy LTC business to establish procedures and processes for potential future rate increases
Strategic Asset Production, Genworth Mortgage Asset Production, and U.S. LI Private Asset Production	• Effective management of asset purchases critical to obtaining appropriate returns and diversification on the company’s $80 billion investment portfolio
U.S. MI Loss Management	• Critical to minimize potential U.S. MI losses and limit erosion of private mortgage insurer eligibility requirements (PMIERs) capital.
U.S. MI Prudent Capital Management	• Maintains PMIERs compliance and supports holding company liquidity needs.

2021 Proxy Statement	49

Executive Compensation

How Metrics Performed: Financial Objectives

Performance Unit	Key Financial Objective	Unit	Performance Range	2020 Results
Financial Business Objectives
U.S. Life Insurance	Genworth Life Insurance Company Consolidated Risk-Based Capital(1)%		120%-160%	229%
	LTC In-Force Rate Actions Gross Premium Approvals(2)	$million	$125 - $315	$344
	LTC In-Force Premiums Filed(3)	$million	$1,000 - $1,200	$1,417
U.S. Mortgage	Net Operating Income	$million	$(325) - $325	$381
Insurance	Unlevered Operating Return on Equity(4)%		(9.0)% - 8.5%	9.7%
Australia Mortgage	Operating Income(5)	$million	$(30) - $35	$2
Insurance	Gross Written Premium(6)	$million	$190 - $250	$388

Investments	Net Investment Income	$million	$2,700 - $3,300	$3,260
	U.S. LI Purchase Yield v. External Benchmark	%	Benchmark +/- 10%	+50bps
	U.S. MI Purchase Yield v. External Benchmark	%	Benchmark +/- 10%	+26bps
	Total Company Adjusted U.S. GAAP Impairments and Trading Losses(7)	$million	$(120) - $90	$468
	U.S. LI Statutory Impairments and Trading Losses and Capital/Credit Migration Impact(8)	$million	$(300) - $(45)	$365

(1)	The GLIC Consolidated Risk Based Capital metric measures the consolidated U.S. statutory results for Genworth Life Insurance Company (“GLIC”).
(2)	The LTC in-force gross incremental premiums approved metric measures the weighted average increase on annualized LTC in-force premiums resulting from rate actions approved in 2020.
(3)	This metric measured the LTC in-force premiums rate action requests filed with the states in 2020.
(4)	Operating ROE for our U.S. mortgage insurance business equals adjusted unlevered operating income divided by average ending Genworth’s unlevered equity attributable to our U.S. mortgage insurance business, excluding accumulated other comprehensive income (loss), for the most recent five quarters.
(5)	Adjusted operating income for our Australian mortgage insurance business equals net profit after tax available to Genworth stockholders ($23 million) less after-tax net investment gains and goodwill impairment ($22 million) all reported under U.S. GAAP. Income has been restated at an exchange rate of 0.69 AUD/USD resulting in an increase of ($1 million) from reported results.
(6)	Gross written premiums exclude the impact of reinsurance and have been restated at a foreign exchange rate of 0.69 AUD/USD.
(7)	Total company adjusted U.S. GAAP impairments and trading losses were calculated as follows:

(amounts in millions)
Net investment gains (losses)	$558
Excludes:
Losses on derivatives	17
Foreign exchange impact	(5)
Allowance for credit losses (CECL) impact	12
Other mark to market adjustments	(114)
Total company adjusted U.S. GAAP impairments and trading losses	$468

(8)	Investment impairments and trading losses are calculated in accordance with statutory accounting rules and the capital/credit migration impact represents statutory risk-based capital impact to U.S. life insurance companies from changes in NAIC rating of invested assets shown at a 150% multiple.

50	Genworth Financial, Inc.

Executive Compensation

How Metrics Performed: Strategic Objectives

Key Strategic Priority	2020 Key Accomplishments/Results
Close Oceanwide Transaction OR Implement Strategic Alternatives

•  Secured all U.S. regulatory approvals needed to close the Oceanwide transaction.

•  Issued $750 million in senior debt out of our U.S. MI subsidiary.

•  Continued progress towards a potential partial IPO of U.S. MI.

•  The Committee determined target funding was warranted.

Right-Size Organization

•  Developed plan to reduce operating expenses and minimize future expenses, which was implemented in the first quarter of 2021, and aligned our expenses to our streamlined structure.

•  The Committee determined target funding was warranted.

Meaningful Progress in Addressing NAIC LTC Regulatory Framework (for CEO only)

•  Championed Genworth’s participation in NAIC LTC Insurance (EX) Task Force’s Multi-State Rate Review Pilot, which is intended to lead to a consistent approach for reviewing premium rate increases that will enable the approval of actuarially appropriate increases by state regulators in a timely manner and address cross-state subsidization. Engaged with regulators shepherding the Pilot throughout the year to provide feedback.

•  Promoted active engagement with the NAIC LTC Insurance (EX) Task Force’s Reduced Benefit Option Subcommittee to advocate for the adoption of Principles that would enable clear, consistent and comprehensive communication of policyholder options in the event of a long term care insurance rate increase and align with Genworth’s strategic vision for future policyholder communications.

•  To expand policyholder options, promoted the development and implementation of new benefit reduction alternatives.

•  The Committee determined target funding was warranted.

Strategic Asset Production, Genworth Mortgage Asset Production, and U.S. LI Private Asset Production	• Exceeded asset purchase goals for the U.S. LI, global mortgage insurance (“GMI”), and strategic asset production targets. • The Committee determined above target funding was warranted.
U.S. MI Loss Management

•  Worked with servicers to make sure delinquent borrowers were being offered forbearance.

•  Improved servicer reporting to optimize PMIERs capital usage.

•  Resulted in over 19,000 workouts during COVID-19.

•  Minimized Stacked Risk Factors in Higher Risk Loans (>95% LTV, <680 FICO).

•  The Committee determined above target funding was warranted.

U.S. MI Prudent Capital Management

•  Executed $750 million debt issuance with $437 million dividend to parent company.

•  Completed multiple reinsurance and insurance linked note transactions.

•  PMIERS Capital at 137% or $1.2 billion in excess capital as of year-end

•  The Committee determined above target funding was warranted.

2021 Proxy Statement	51

Executive Compensation

The Compensation Committee reviewed overall performance results against the applicable objectives in the previously set scorecard and also considered the performance of each continuing named executive officer in their respective area of responsibility in determining the actual payouts of annual incentives. Genworth delivered strong performance in what remained a volatile and uncertain market throughout the year. Execution successes include: (i) the strong underlying credit quality of our U.S. MI business portfolio; (ii) maintaining strong capital positions in our mortgage insurance businesses to ensure their resilience across a wide range of potential scenarios; (iii) solid operating performance delivered by our U.S. LI business; and (iv) continued progress on our long-term care insurance multi-year rate action plan (MYRAP), which is essential to stabilizing our legacy long-term care insurance business.

As a result, the Compensation Committee determined that the payouts determined under the scorecard were appropriate in light of these factors and the extraordinary efforts made by our team. As in the previous year, the Compensation Committee did not apply discretion to any Executive Officer’s payout based on individual performance (other than rounding actual dollar amounts awarded). Amounts paid for 2020 are reported under the Non-Equity Incentive Plan Compensation—Annual Incentive column of the 2020 Summary Compensation Table.

NEO 2020 Scorecard Results

Thomas J. McInerney

Mr. McInerney’s annual incentive award could range from 0% of target to 200% of target based on results versus applicable performance targets. His 2020 target was $2,000,000 (or, 200% of base pay). Mr. McInerney’s approved annual incentive award for 2020 was $2,540,000, or approximately 127% of his targeted amount, based on the achievement of the following financial and strategic measures for the company:

Financial Objectives(1)

($ millions) Performance Unit	Key Financial Objective	Weighting	Performance Range	2020 Results	Funding %
U.S. Life Insurance	Genworth Life Insurance Company Consolidated Risk-Based Capital	10%	120% - 160%	229%	150%
U.S. Mortgage	Net Operating Income	5%	$(325) - $325	$381	150%
Insurance	Unlevered Operating Return on Equity	5%	(9.0)% - 8.5%	9.7%	150%
Australia Mortgage	Operating Income	5%	$(30) - $35	$2	100%
Insurance	Gross Written Premium	5%	$190 - $250	$388	150%
Investments	Net Investment Income	2%	$2,700 - $3,300	$3,260	143%
	U.S. LI Purchase Yield v. External Benchmark	1%	Benchmark +/- 10%	+50bps	150%
	U.S. MI Purchase Yield v. External Benchmark	0.5%	Benchmark +/- 10%	+26bps	150%
	Total Company Adjusted U.S. GAAP Impairments and Trading Losses	1%	$(120) - $90	$468	150%
	U.S. LI Statutory Impairments and Trading Losses and Capital/Credit Migration Impact	1.5%	$(300) - $(45)	$365	150%

(1)	At the request of certain state insurance regulators, Mr. McInerney’s financial targets did not include specific incremental LTC premium increases or filing objectives. In lieu of this, Mr. McInerney’s scorecard included a strategic objective to achieve meaningful progress in addressing the general NAIC LTC regulatory framework.

52	Genworth Financial, Inc.

Executive Compensation

Strategic Objectives

Performance Unit	Weighting	Funding %
Close China Oceanwide Transaction OR Implement Strategic Alternatives	15%	100%
Right Size Organization	15%	100%
Meaningful Progress in Addressing NAIC LTC Regulatory Framework (for CEO only)	10%	100%
U.S. MI Loss Management	10%	150%
U.S. MI Prudent Capital Management	10%	150%
Investments – U.S. Life Private Asset Production	2%	150%
Investments – GMI Global Asset Production	1%	150%
Investments – Strategic Asset Allocation	1%	150%
	Overall Funding %	127%

Daniel J. Sheehan IV

Mr. Sheehan’s annual incentive award could range from 0% of target to 200% of target based on results versus applicable performance. His 2020 target was $1,340,000, which is a blended target reflecting his mid-year change in job responsibilities. Mr. Sheehan’s approved annual incentive award for 2020 was $1,890,000, or approximately 141% of his targeted amount, based on the achievement of the following financial and strategic measures (which are based 50% on the financial and strategic measures indicated below for the other NEOs and 50% on the achievement of financial and strategic measures for the investment function):

Financial Objectives

($ millions) Performance Unit	Key Financial Objective	Weighting	Performance Range	2020 Results	Funding %
U.S. Life Insurance	Genworth Life Insurance Company Consolidated Risk-Based Capital	5%	120% - 160%	229%	150%
	LTC In-Force Rate Actions Gross Premium Approval	2.5%	$125 - $315	$344	150%
	LTC In-Force Premiums Filed	2.5%	$1,000 - $1,200	$1,417	150%
U.S. Mortgage	Net Operating Income	2.5%	$(325) - $325	$381	150%
Insurance	Unlevered Operating Return on Equity	2.5%	(9.0)% - 8.5%	9.7%	150%
Australia Mortgage	Operating Income	2.5%	$(30) - $35	$2	100%
Insurance	Gross Written Premium	2.5%	$190 - $250	$388	150%
Investments	Net Investment Income	11%	$2,700 - $3,300	$3,260	143%
	U.S. LI Purchase Yield v. External Benchmark	5.5%	Benchmark +/- 10%	+50bps	150%
	U.S. MI Purchase Yield v. External Benchmark	2.75%	Benchmark +/- 10%	+26bps	150%
	Total Company Adjusted U.S. GAAP Impairments and Trading Losses	5.5%	$(120) - $90	$468	150%
	U.S. LI Statutory Impairments and Trading Losses and Capital/Credit Migration Impact	8.25%	$(300) - $(45)	$365	150%

2021 Proxy Statement	53

Executive Compensation

Strategic Objectives

Performance Unit	Weighting	Funding %
Close China Oceanwide Transaction OR Implement Strategic Alternatives	5%	100%
Right Size Organization	10%	100%
U.S. MI Loss Management	5%	150%
U.S. MI Prudent Capital Management	5%	150%
Investments – U.S. Life Private Asset Production	11%	150%
Investments – GMI Global Asset Production	5.5%	150%
Investments – Strategic Asset Allocation	5.5%	150%
	Overall Funding %	141%

Kevin D. Schneider

Mr. Schneider’s annual incentive award could range from 0% of target to 200% of target based on results versus applicable performance targets. His 2020 target was $1,125,000 (or, 150% of base pay). Mr. Schneider’s approved annual incentive award for 2020 was $1,490,000, or approximately 132% of his targeted amount, based on the achievement of the financial and strategic measures indicated below.

Ward E. Bobitz

Mr. Bobitz’s annual incentive award could range from 0% of target to 200% of target based on results versus applicable performance targets. His 2020 target was $575,000 (or, 100% of base pay). Mr. Bobitz’s approved annual incentive award for 2020 was $759,000, or approximately 132% of his targeted amount, based on the achievement of the financial and strategic measures indicated below.

Pamela Harrison

Ms. Harrison’s annual incentive award could range from 0% of target to 200% of target based on results versus applicable performance targets. Her 2020 target was $450,000 (or, 100% of base pay). Ms. Harrison’s approved annual incentive award for 2020 was $600,000, or approximately 133% of her targeted amount, based on the achievement of the financial and strategic measures indicated below.

Financial Objectives

($ millions) Performance Unit	Key Financial Objective	Weighting	Performance Range	2020 Results	Funding %
U.S. Life Insurance	Genworth Life Insurance Company Consolidated Risk-Based Capital	10%	120% - 160%	229%	150%
	LTC In-Force Rate Actions Gross Premium Approval	5%	$125 - $315	$344	150%
	LTC In-Force Premiums Filed	5%	$1,000 - $1,200	$1,417	150%
U.S. Mortgage	Net Operating Income	5%	$(325) - $325	$381	150%
Insurance	Unlevered Operating Return on Equity	5%	(9.0)% - 8.5%	9.7%	150%
Australia Mortgage	Operating Income	5%	$(30) - $35	$2	100%
Insurance	Gross Written Premium	5%	$190 - $250	$388	150%
Investments	Net Investment Income	2%	$2,700 - $3,300	$3,260	143%
	U.S. LI Purchase Yield v. External Benchmark	1%	Benchmark +/- 10%	+50bps	150%
	U.S. MI Purchase Yield v. External Benchmark	0.5%	Benchmark +/- 10%	+26bps	150%
	Total Company Adjusted U.S. GAAP Impairments and Trading Losses	1%	$(120) - $90	$468	150%
	U.S. LI Statutory Impairments and Trading Losses and Capital/Credit Migration Impact	1.5%	$(300) - $(45)	$365	150%

54	Genworth Financial, Inc.

Executive Compensation

Strategic Objectives

Performance Unit	Weighting	Funding %
Close China Oceanwide Transaction OR Implement Strategic Alternatives	10%	100%
Right Size Organization	20%	100%
U.S. MI Loss Management	10%	150%
U.S. MI Prudent Capital Management	10%	150%
Investments – U.S. Life Private Asset Production	2%	150%
Investments – GMI Global Asset Production	1%	150%
Investments – Strategic Asset Allocation	1%	150%
	Overall Funding %	132%

Long-Term Incentives

We believe that the largest component of our annual compensation opportunities for named executive officers should be in the form of longer-term incentives, including annual long-term equity grants.

Our long-term incentive program is closely aligned with a multi-year business plan, which is reviewed by the Genworth Board of Directors. The Compensation Committee sets performance targets for the long-term incentive program that align with achievement of a multi-year business plan, with above target payouts for exceeding the plan and below target or no payouts for not meeting the plan. When setting the multi-year business plan, many factors and assumptions are considered, such as the competitive landscape, the global economic environment, market trends, interest rates, and regulatory considerations. As a result, performance targets within our long-term incentive plan may not always escalate on a yearly basis, and may even be set below the previous year’s targets or actual results.

To determine annual long-term equity grant awards for the CEO, the Compensation Committee works with its independent compensation consultant in executive session. To determine long-term equity grant awards to all other executive officers, the CEO prepares a recommendation for each such executive officer for the Compensation Committee’s consideration and approval. In addition, when determining long-term equity award values for each executive officer (including our CEO), the Compensation Committee considers competitive pay levels, alignment of total pay at risk with the individual’s ability to impact long-term company performance, the individual’s sustained performance over time, and long-term succession and retention needs.

The Compensation Committee approves a rounded number of shares based on the planned compensation value using the 20-day historical trading average up to and including the date of grant. This approach mitigates the impact of short-term fluctuations in stock price on award levels, allows for clear understanding of both share levels and approximate compensation values at the time of Compensation Committee approval, and facilitates delivering rounded award amounts.

For the 2020-2022 PSUs and RSUs, our Compensation Committee reviewed the proposed compensation values for all executive officers, determined aggregate award sizes based on the approach described above using an estimated share value and granted the awards in April 2020, and subsequently approved the performance goals and terms and conditions for the PSUs in September 2020.

NEO LTI Target Amounts

The 2020 target annual long-term incentive opportunities for our continuing named executive officers average 52% of target compensation. Individual long-term incentive targets are listed in the 2020 Grants of Plan-Based Awards Table below.

The intended value of the annual long-term incentive awards made in 2018 through 2020 to the CEO were as follows:

2021 Proxy Statement	55

Executive Compensation

Named Executive Officer	Reported Year	Approximate Compensation Value Intended to be Delivered(1)	# of RSUs Awarded	“Target” # of PSUs Awarded
Mr. McInerney	2020	$4,125,000	—	1,105,899
	2019	$4,125,000	—	1,114,865
	2018	$4,125,000	739,000	739,000

(1)	Due to differences in how the grant-date fair value of awards is determined for accounting purposes, these amounts will differ from the amounts reflected as the grant date fair value of the awards for 2019 and 2020 in the 2020 Summary Compensation Table.

The intended value of the annual long-term incentive awards made in 2018 through 2020 to the other NEOs were as follows:

Named Executive Officer	Reported Year	Approximate Compensation Value Intended to be Delivered(1)	# of RSUs Awarded	“Target” # of PSUs Awarded	“Target” $ Value of PCAs Awarded(2)
Mr. Sheehan	2020	$ 2,000,000	268,097	268,097
	2019	$ 2,000,000	270,271	270,271	—
	2018	$ 1,500,000	—	—	$1,500,000
Mr. Schneider	2020	$ 2,000,000	268,097	268,097
	2019	$ 2,000,000	270,271	270,271
	2018	$ 2,000,000	—	—	$2,000,000
Mr. Bobitz	2020	$ 750,000	100,537	100,537
	2019	$ 750,000	101,352	101,352	—
	2018	$ 900,000	—	—	$900,000
Ms. Harrison	2020	$ 750,000	100,537	100,537
Ms. Tuminelli(3)	2020	$ 2,300,000	308,111	308,111
	2019	$ 2,000,000	270,271	270,271	—
	2018	$ 1,500,000	—	—	$1,500,000

(1)	Due to differences in how the grant-date fair value of awards is determined for accounting purposes, these amounts will differ from the amounts reflected as the grant date fair value of the awards for 2019 and 2020 in the 2020 Summary Compensation Table.
(2)	The NEOs (other than the CEO) received long-term PCAs in lieu of stock based long-term incentives in 2018.
(3)	When Ms. Tuminelli left the company effective September 7, 2020, all of her unvested stock awards were forfeited, which included all of her PCAs, all of her PSU awards, and a portion of her RSU awards.

Long-Term Incentive Award Design

Our long-term incentive awards to executive officers have included, over time, different combinations of SARs, PSUs, RSUs and PCAs. Taken together, we believe our annual long-term incentive grants provide our named executive officers with effective retention value and appropriate incentives to achieve long-term company performance objectives, while aligning our executive officer compensation program with the long-term interests of our stockholders.

For 2020, our named executive officers’ long-term equity grants were awarded 100% in PSUs for our CEO and 50% PSUs and 50% RSUs for our other named executive officers. In 2019, after considering stockholder feedback, the Compensation Committee eliminated RSUs from the CEO pay program and transitioned to 100% PSUs for our CEO. Therefore, beginning in 2019, Mr. McInerney’s long-term incentives were again 100% performance-based.

56	Genworth Financial, Inc.

Executive Compensation

Additional Information Regarding Long-Term Incentive Awards

•	Net after-tax shares acquired by named executive officers through the grant or exercise of all company equity incentive awards are subject to a 50% retention ratio until stock ownership guidelines are met.
•	Outstanding long-term incentive awards are generally forfeited upon termination of employment with the company prior to vesting, except for limited instances described in the Executive Compensation—Potential Payments upon Termination or Change of Control section below.

Additional Information Regarding Awards of Performance Stock and Performance Cash Awards

•	Payout for performance is interpolated on a straight-line basis between each of threshold and target payouts and between target and maximum payouts.
•	No payout shall be earned for performance below threshold level for the performance measurement period.
•	In evaluating performance, the Committee shall exclude the impact, if any, on reported financial results of any of the following events that occur during the performance period: a) acquisitions and divestitures, b) stockholder dividends or common stock repurchases and c) changes in accounting principles or other laws or provisions.
•	Notwithstanding the level of achievement of the performance goals for each outstanding award, the Committee may exercise negative discretion to pay out a lesser amount, or no amount at all, under the Performance Stock Unit Award, based on such considerations as the Committee deems appropriate.

Additional Information Regarding Awards of Restricted Stock Units

•	RSUs vest 33% per year, beginning on the first anniversary of the grant date.
•	As noted above, beginning in 2019, the CEO no longer received RSUs.

Additional Information Regarding Awards of Performance Cash Awards

•	As disclosed in the 2019 Annual Proxy Statement, with not enough shares available for the 2018 long-term incentive awards granted in May 2018, the Compensation Committee altered the traditional pay structure for our named executive officers other than the CEO to have 100% of their long-term incentives be PCAs to ensure continued alignment with stockholder interests was maintained.
•	At the 2018 Annual Meeting, stockholders approved a new omnibus plan which allowed long-term incentives beginning in 2019 to all named executive officers to again be equity-based; as a result, no PCAs were awarded to named executive officers in 2019 or 2020.

2020-2022 Performance Stock Unit Metrics and Goals

2/3 of Performance Goal Metrics and Goals

	U.S. Mortgage Insurance & Genworth Mortgage Insurance Australia Adjusted Operating Income(1)(2)
($ in Millions) Performance Measurement Period	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Current Estimated Results
January 1, 2020 – December 31, 2022	$400	$1,075	$1,400	Not Available

1/3 of Performance Goal Metrics and Goals

	Net Present Value of Approved Rate Actions(3)
($ in Billions) Performance Measurement Period	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Current Estimated Results
January 1, 2020 – December 31, 2022	$3.4	$4.2	$5.8	Not Available

2021 Proxy Statement	57

Executive Compensation

(1)	Defined as U.S. GAAP income (loss) from continuing operations excluding the after-tax effects of income (loss) from continuing operations attributable to noncontrolling interests, net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and infrequent or unusual non-operating items. Gains (losses) on insurance block transactions are defined as gains (losses) on the early extinguishment of non-recourse funding obligations, early termination fees for other financing restructuring and/or resulting gains (losses) on reinsurance restructuring for certain blocks of business. U.S. Mortgage Insurance and Genworth Mortgage Insurance Australia Adjusted Operating Income may be adjusted for purposes of management performance evaluation to exclude the impacts from in-force reserve changes from future period assumption changes (e.g. mortality, interest rate, expense, lapse, morbidity), methodology changes (e.g. changes that would arise from a system conversion), changes in foreign exchange rates, tax changes based on updated regulations, guidance, assessments, or refinements related to technical areas of the Tax Cuts and Jobs Act, legal fees and settlement costs related to merger & acquisition litigation, and any strategic deal-related expenses (e.g. 3rd party legal, actuarial or reinsurance support for negotiating or implementing a transaction). Adjustment to the 3-year cumulative measurement will be applied based on strategic transactions in 2020, 2021 or 2022 that are not included in forecast assumptions.
(2)	Excludes impacts from proposed merger with Asia Pacific Global Capital Co., Ltd. (“the Parent”), a subsidiary of China Oceanwide Holdings Group Co., Ltd (together with its affiliates, “China Oceanwide”), related to Purchase-GAAP. It is expected that all threshold, target and maximum performance goals for each Performance Measurement Period will be adjusted (up or down, as appropriate) at the time the company closes its proposed merger with the Parent in order to account for the impact of Purchase-GAAP accounting adjustments on the performance goals.
(3)	Defined as the net present value of future expected premium increases and benefit reductions as a result of rate increases approved on individual and group long-term care policies during the calendar years of 2020 through 2022, net of reinsurance.

Additional Information Regarding 2020-2022 Performance Stock Units

•	Awards of 2020-2022 PSUs vest based on the company’s achievement of performance goals relating to U.S. MI and Genworth Mortgage Insurance Australia Adjusted Operating Income (weighted 66.7%) and net present value of approved rate actions (weighted 33.3%), measured over one cumulative three-year performance measurement period.
•	The target number of PSUs noted on page 56 was fixed for each participant at the time of grant.
•	In April 2020, the Compensation Committee approved the 2020 PSU grant amount, terms, and conditions, subject to performance goals being determined at a later date. In September 2020, the Compensation Committee approved the specific 2020 PSU performance targets and payout ranges.
•	As only a portion of the performance measurement period was completed as of December 31, 2020, the estimated results are not available.

2019-2021 Performance Stock Unit Metrics and Goals

	Consolidated Genworth Adjusted Operating Income(1)(2)
Performance Measurement Period	Weight (% of Target)	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Current Estimated Result
January 1, 2019—December 31, 2021 ($MM)	100%	$840	$1,050	$1,260	Not Available

(1)	Defined as U.S. GAAP income (loss) from continuing operations excluding the after-tax effects of income (loss) from continuing operations attributable to noncontrolling interests, net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and infrequent or unusual non-operating items. Gains (losses) on insurance block transactions are defined as gains (losses) on the early extinguishment of non-recourse funding obligations, early termination fees for other financing restructuring and/or resulting gains (losses) on reinsurance restructuring for certain blocks of business. Consolidated Genworth Adjusted Operating Income may be adjusted for purposes of management performance evaluation to exclude the impacts from in-force reserve changes from future period assumption changes (e.g. mortality, interest rate, expense, lapse, morbidity), methodology changes (e.g. changes that would arise from a system conversion), changes in foreign exchange rates, tax changes based on updated regulations, guidance, assessments, or refinements related to technical areas of the Tax Cuts and Jobs Act, legal fees and settlement costs related to merger & acquisition litigation, and any strategic deal-related expenses (e.g. 3rd party legal, actuarial or reinsurance support for negotiating or implementing a transaction). Adjustment to the 3-year cumulative measurement will be applied based on strategic transactions in 2020 and/or 2021.
(2)	Excludes impacts from proposed merger with Asia Pacific Global Capital Co., Ltd. (“the Parent”), a subsidiary of China Oceanwide Holdings Group Co., Ltd (together with its affiliates, “China Oceanwide”), related to Purchase-GAAP. It is expected that all threshold, target and maximum performance goals for each Performance Measurement Period will be adjusted (up or down, as appropriate) at the time the company closes its proposed merger with the Parent in order to account for the impact of Purchase-GAAP accounting adjustments on the performance goals.

58	Genworth Financial, Inc.

Executive Compensation

Additional Information Regarding 2019-2021 Performance Stock Units

•	Awards of 2019-2021 PSUs vest based on the company’s achievement of performance goals relating to Consolidated Genworth Adjusted Operating Income, measured over one cumulative three-year performance measurement period.
•	The target number of PSUs noted on page 56 was fixed for each participant at the time of grant.
•	At its May 2019 meeting, the Compensation Committee approved the PSU grant amount, terms, and conditions, subject to the specific performance goals for the PSUs being determined at a later meeting. After soliciting stockholder feedback, the Compensation Committee determined that the performance goals for the 2019-2021 PSUs would be measured over a three-year cumulative period instead of three separate one-year measurement periods. At its December 2019 meeting, the Compensation Committee set the specific targets and payout ranges for the 2019-2021 PSUs.
•	As only a portion of the two performance measurement periods was completed as of December 31, 2020, the estimated results are not available.

2018-2020 Performance Stock Unit and Performance Cash Award Metrics and Payouts

(1)	Defined as U.S. GAAP income (loss) from continuing operations excluding the after-tax effects of income attributable to noncontrolling interests, net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and infrequent or unusual non-operating items. Gains (losses) on insurance block transactions are defined as gains (losses) on the early extinguishment of non-recourse funding obligations, early termination fees for other financing restructuring and/or resulting gains (losses) on reinsurance restructuring for certain blocks of business. Consolidated Genworth U.S. GAAP Adjusted Operating Income will be measured excluding impacts from in-force reserve changes from future period assumption changes (e.g. mortality, interest rate, expense, lapse, morbidity), methodology changes (e.g. changes that would arise from a system conversion), changes in foreign exchange rates, tax changes based on updated regulations, guidance, assessments, or refinements related to technical areas of the Tax Cuts and Jobs Act, and litigation related to the proposed merger with China Oceanwide (legal fees and settlement costs), and any strategic deal-related expenses (e.g. 3rd party legal, actuarial or reinsurance support for negotiating or implementing a transaction).
(2)	Excludes impacts from proposed merger with Asia Pacific Global Capital Co., Ltd. (“the Parent”), a subsidiary of China Oceanwide Holdings Group Co., Ltd (together with its affiliates, “China Oceanwide”), related to Purchase-GAAP. It is expected that all threshold, target and maximum performance goals for each Performance Measurement Period will be adjusted (up or down, as appropriate) at the time the Company closes its proposed merger with the Parent in order to account for the impact of Purchase-GAAP accounting adjustments on the performance goals.

2021 Proxy Statement	59

Executive Compensation

Additional Information Regarding 2018-2020 Performance Stock Unit and Performance Cash Awards

•	Awards of 2018-2020 PSUs and PCAs vest based on the company’s achievement of performance goals relating to Consolidated Genworth Adjusted Operating Income, measured over three discrete performance measurement periods as noted above.
•	The target number of PSUs and the PCA target value noted on page 56 was fixed for each participant at the time of grant.
•	Subsequent to the 2018-2020 performance goals being set in 2018, our Canada mortgage business was fully divested in December 2019. Therefore, the Committee approved revised goals for the January 1, 2020 through December 31, 2020 performance measurement period. These revised goals are reflected in the table above.
•	As in prior years, the Committee used its authority to exclude certain expense reduction goals from the adjusted net operating income results due to the Board’s desire to align with Oceanwide’s preference to maintain new business capabilities that would be more fully utilized upon the closing of the Oceanwide transaction, since the Oceanwide transaction remained pending during the 2018-2020 performance period.
•	Following the final performance measurement period, performance under each measurement period was independently weighted, with the results for each performance measurement period multiplied by the applicable weightings, then added together.
•	Beginning with our 2019 performance awards, the Compensation Committee returned to a cumulative three-year performance measurement period, based on stockholder feedback.

Other Benefit Programs

Severance Benefits—Involuntary Termination without a Change of Control

The Compensation Committee annually reviews the provisions and participants of executive-level severance benefits in order to monitor competitiveness and appropriate levels of benefits to meet the plan objectives. After such a review, we adopted the 2015 Key Employee Severance Plan (the “2015 Severance Plan”), effective as of January 1, 2015, in order to offer competitive termination benefits, promote retention of a selected group of key employees, including our named executive officers, and to provide key protections to the company in the form of restrictive covenants.

The specific terms of the 2015 Severance Plan, and the potential payments and benefits upon a termination of employment without “cause” or by the executive for “good reason” for each of our named executive officers are described more fully in the Executive Compensation—Potential Payments upon Termination or Change of Control section below.

Severance Benefits—Involuntary Termination Following a Change of Control

The Compensation Committee annually reviews the provisions and participants of our change in control plans to monitor competitiveness and appropriate levels of benefits to meet plan objectives. After such a review, we adopted the 2014 Change of Control Plan (the “2014 Change of Control Plan”) in order to provide change of control severance benefits for a select group of key executives, including most of our named executive officers, in the event that the executive’s employment is terminated without “cause” or by the executive for “good reason” within two years following a change of control of the company (each a “Qualified Termination”).

The change of control severance benefits are intended to keep participating key leaders “neutral” to the possibility of corporate transactions in the best interests of stockholders by removing the fear of job loss and other distractions that may result from potential, rumored or actual changes of control of the company. All benefits under our change of control plan are “double-trigger” benefits, meaning that no compensation will be paid to participants solely upon the occurrence of a change of control so as to not create an unintended incentive. We believe that this structure is appropriate for employees whose jobs are in fact terminated in such a transaction, without providing a windfall to those who continue employment following the transaction.

The specific terms of the 2014 Change of Control Plan, and the potential payments and benefits upon a Qualified Termination for each of our named executive officers are described more fully in the Executive Compensation—Potential Payments upon Termination or Change of Control section below.

60	Genworth Financial, Inc.

Executive Compensation

The merger agreement with Oceanwide does not include any special compensation awards for any named executive officer as a result of the transaction. The “double-trigger” provisions of the 2014 Change of Control Plan severance benefits apply to the Oceanwide transaction, meaning that no compensation would be paid to participants solely upon the closing of the transaction, so as not to create an unintended incentive regarding the transaction.

Retirement Benefits

Retirement benefits also fulfill an important role within our overall executive compensation program because they provide a competitive financial security component that supports attraction and retention of talent. We maintain the Genworth Financial, Inc. Retirement and Savings Plan (the “Retirement and Savings Plan”), a tax-qualified, defined contribution plan in which our U.S. employees, including our named executive officers, are eligible to participate. The Retirement and Savings Plan has two features: the “401(k) Savings Feature,” in which participants can defer savings on a pre-tax basis and receive company matching contributions, subject to certain Internal Revenue Service limits, and a “Retirement Account Feature,” which includes only company contributions made annually based on a schedule of completed years of service and age. In addition, we offer the following non-qualified retirement and deferred compensation plans, which were available to certain of our named executive officers:

•	Genworth Financial, Inc. Supplemental Executive Retirement Plan (the “SERP”), which is a defined benefit plan that was closed to new participants after December 31, 2009, and for which benefit accruals were frozen as of December 31, 2020;
•	Genworth Financial, Inc. Retirement and Savings Restoration Plan (the “Restoration Plan”), which is a defined contribution plan; and
•	Genworth Financial, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”), which was closed to new contributions after December 31, 2015.

We continually assess our benefit offerings and seek to align benefit offerings with competitive market levels. It is important to us to keep our benefit design and costs competitive with our peers so that we can continue to attract and retain talent while managing our expenses. Each of the above non-qualified retirement plans is described in more detail in the Executive Compensation—Pension Benefits and Non-Qualified Deferred Compensation sections below.

Other Benefits and Perquisites

We regularly review the benefits and perquisites provided to our named executive officers to ensure that our programs align with our overall principles of providing competitive compensation and benefits that maximize the interests of our stockholders. We provide executive officers with an individually-owned universal life insurance policy (the “Leadership Life Program”) available to all of our U.S.-based executives, an enhanced company-owned life insurance program (the “Executive Life Program”), and a limited number of perquisites intended to keep executive officers healthy and focused on company business with minimal distraction. The perquisites provided to executive officers are the opportunity to receive financial counseling and annual physical examinations.

We also provide certain benefits in the event of death, total disability or sale of a business unit to a successor employer. Amounts payable to named executive officers are described in more detail in the Executive Compensation—Potential Payments upon Termination or Change of Control section below.

Other Key Compensation Governance Policies

In addition to our compensation programs described above, the company maintains the following policies and practices intended to strengthen the overall long-term stockholder alignment and governance of our compensation programs.

2021 Proxy Statement	61

Executive Compensation

Executive Officer Stock Ownership Guidelines, Retention Ratio and Net Hold Policy

The company maintains stock ownership guidelines for the amount of common stock that must be held by the company’s executive officers. The stock ownership guidelines specify the value of company stock, as a multiple of the executive officer’s base salary, which must be held by each executive officer.

Position		Multiple
CEO	7x Salary
CFO, CIO and COO	3x Salary
Other Executive Vice Presidents	2x Salary

The ownership multiple is used to calculate a target number of shares for each designated executive officer as of January 1 of each year (or, in the case of a newly-designated executive officer, as of the date such executive officer first becomes subject to the ownership guidelines). The target number of shares is individually determined by multiplying the executive officer’s then-current annual base salary by the applicable multiple and dividing the result by the average closing price of the company’s common stock during the 60 trading days immediately preceding the measurement date.

Compliance with the stock ownership requirements is also measured as of January 1 of each year. In the event that an executive officer has not reached the required level of stock ownership as of any measurement date, the executive officer will be subject to a 50% retention ratio that requires the executive officer to retain (and not sell or transfer) at least 50% of the after-tax “profit” shares resulting from the grant or exercise of all company equity incentive awards until the next measurement date.

In order to meet this stock ownership requirement, an executive officer may count (i) all shares of common stock owned by the executive officer, including common stock held in the company’s Retirement and Savings Plan, (ii) any outstanding RSUs, but excluding any unvested restricted stock units that vest based on achievement of performance goals (such as PSUs), and (iii) a number of shares representing the aggregate “spread value” of vested and in-the-money stock options and SARs (with such number being calculated as of January 1 of each year on a pre-tax basis, based on the 60 trading day average closing price of the company’s common stock on such date). None of our continuing named executive officers sold shares in 2018, 2019, or 2020.

The following table shows the number of shares of common stock considered to be held, and the applicable stock ownership requirements, for each of our continuing named executive officers, as of January 1, 2021:

Named Executive Officer	Stock Requirement as of January 1, 2021, based on $4.16 stock price average (#)	Number of Shares Deemed Held as of January 1, 2021, based on $4.16 stock price average (#)	Stock Held as a % of Guidelines as of January 1, 2021	Subject to 50% Net Share Retention Ratio For Duration of 2021
Mr. McInerney	1,682,895	2,471,601	>100%	No
Mr. Sheehan	558,961	1,281,115	>100%	No
Mr. Schneider	540,930	1,481,333	>100%	No
Mr. Bobitz	276,476	500,241	>100%	No
Ms. Harrison	216,372	191,720	89%	Yes

62	Genworth Financial, Inc.

Executive Compensation

Retention Ratio	Net Hold Policy
An executive officer is subject to retain	Executive officers are required to hold the shares of Genworth stock that they receive for at least

50% of after-tax “profit” shares

nine months

in order to minimize any possible appearance of an incentive for executive officers to seek to cause short-term increases in the price of Genworth shares in order to exercise stock options or SARs and sell the stock for unwarranted personal gains.

if the executive officer has not reached the required level of stock ownership as of any measurement date.

Anti-Hedging and Anti-Pledging Policies for Directors and Executive Officers

The company maintains an anti-hedging policy, which prohibits executive officers and directors from buying or selling options (puts or calls) on Genworth securities on an exchange or in any other organized market, and also prohibits certain forms of hedging or monetization transactions with respect to Genworth securities, such as prepaid variable forward contracts, equity swaps, collars, forward sale contracts and exchange funds. The company maintains this policy because hedging transactions, which might be considered short-term bets on the movement of the company’s securities, could create the appearance that the person is trading based on inside information. In addition, transactions in options may also focus the person’s attention on short-term performance at the expense of our long-term objectives.

The company also maintains an anti-pledging policy, which prohibits its executive officers and directors from holding Genworth securities in a margin account or otherwise pledging Genworth securities as collateral for a loan. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. The company maintains this policy because a margin sale or foreclosure sale may occur at a time when the pledger is aware of material nonpublic information or otherwise is not permitted to trade in Genworth securities and the margin sale or foreclosure sale of Genworth securities during such time could also create the appearance that the person is trading based on inside information.

Clawback Policy

The company maintains a clawback policy under which the company will seek to recover, at the discretion and direction of the Compensation Committee, and after it has considered the costs and benefits of doing so, incentive compensation earned by, awarded or paid to a covered officer for performance periods beginning after January 1, 2011, if the result of a performance measure upon which the award was based or paid is subsequently restated or otherwise adjusted in a manner that would reduce the size of the award or payment (other than a restatement or adjustment due to a change in applicable accounting principles, rules or interpretations). In addition, if a covered officer engaged in fraud or intentional misconduct that contributed to an award or payment of incentive compensation to him or her that is greater than would have been paid or awarded in the absence of the misconduct, the company may take other remedial and recovery actions, as determined by the Compensation Committee.

2021 Proxy Statement	63

Executive Compensation

Tax and Accounting Considerations

We consider accounting and tax implications when designing our executive compensation and incentive programs. For example, it has been our intent to maximize the deductibility of executive compensation while retaining flexibility to compensate executive officers in a manner commensurate with performance and the competitive landscape for executive talent. The exemption from Section 162(m)’s deduction limit for performance-based compensation, however, has been repealed by the Tax Cuts and Jobs Act enacted in December 2017, such that compensation paid to our covered executive officers in excess of $1,000,000 will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

Evaluation of Compensation Program Risks

The Compensation Committee annually reviews a report prepared by management, led by the company’s Risk Department, regarding the design and operation of our compensation arrangements for employees, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that could have a material adverse effect on the company. Following that review for 2020 compensation, the Compensation Committee agreed with management’s conclusion that the company’s compensation plans, programs and policies do not encourage employees to take risks that are reasonably likely to have a material adverse effect on the company.

64	Genworth Financial, Inc.

Executive Compensation

Executive Compensation Tables

The following table provides information relating to compensation earned by or paid to our named executive officers in all capacities:

2020 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)		Option Awards ($)	Non-equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Thomas J. McInerney President and Chief Executive Officer	2020	1,000,000	—	3,350,874		—	2,540,000	—	466,714	7,357,588
	2019	1,000,000	—	5,139,528		—	2,500,000	—	463,106	9,102,634
	2018	996,804	—	5,291,240		—	2,500,000	—	523,900	9,311,944
Daniel J. Sheehan IV Executive Vice President, Chief Financial Officer and Chief Investment Officer	2020	667,981	—	1,758,716		—	4,660,000	1,408,382	140,114	8,635,193
	2019	600,000	—	2,154,060		—	1,610,000	1,265,016	137,914	5,766,991
	2018	598,083	—	—		—	1,650,000	209,148	149,469	2,606,700
Kevin D. Schneider Former Executive Vice President and Chief Operating Officer	2020	750,000	—	1,758,716		—	5,183,333	1,229,859	165,896	9,087,804
	2019	750,000	—	2,154,060		—	1,370,000	1,144,086	165,810	5,583,956
	2018	742,811	—	—		—	1,360,000	272,779	175,969	2,551,560
Ward E. Bobitz Executive Vice President and General Counsel	2020	575,000	—	659,523		—	2,421,000	784,373	119,423	4,559,319
	2019	570,192	—	807,776		—	700,000	674,596	115,739	2,868,304
	2018	538,657	425,000	—		—	665,000	295,559	116,232	2,040,448
Pamela Harrison Executive Vice President— Human Resources	2020	445,193	—	659,523		—	1,938,833	—	89,715	3,133,263
Kelly L. Tuminelli Former Executive Vice President and Chief Financial Officer	2020	469,904	—	2,022,520	(6)	—	—	194,412	59,460	2,746,296
	2019	672,115	—	2,154,060	(6)	—	1,030,000	187,928	197,499	4,241,603
	2018	646,389	—	—		—	1,000,000	—	186,929	1,833,318

(1)	Reflects the aggregate grant date fair value of RSUs and PSUs awarded during the period, determined in accordance with FASB ASC Topic 718. Grant date fair value for the RSUs is based on the grant date fair value of the underlying shares. Grant date fair value for the PSUs is based on the grant date fair value of the underlying shares at target performance and the probable outcome of performance-based conditions at the time of grant, excluding the effect of estimated forfeitures. The 2020 value for each named executive officer includes the grant date fair value of PSUs granted, and for all except Mr. McInerney, also includes the grant date fair value of RSUs awarded. Assuming achievement of the PSU performance conditions at the highest level (rather than at target level), the aggregate grant date fair value of awards reflected in this column for 2020 would be higher by the following amounts: Mr. McInerney, $3,350,874; Mr. Sheehan, $812,334; Mr. Schneider, $812,334, Mr. Bobitz $304,627, Ms. Harrison $304,627, and Ms. Tuminelli $934,182.

(2)	The NEOs (other than the CEO) received long-term PCAs in lieu of stock based long-term incentives in 2018. The PCA grant date fair value amounts awarded in 2018 for these NEOs are: $1,500,000 for Mr. Sheehan; $2,000,000 for Mr. Schneider; $900,000 for Mr. Bobitz; $725,000 for Ms. Harrison, and $1,500,000 for Ms. Tuminelli. The PCAs awarded were cash-based and therefore were not reflected in the Summary Compensation Table for 2018.

(3)	Reflects the value of cash incentives paid pursuant to our annual incentive program as described in the Compensation Discussion and Analysis section above, plus the final performance-adjusted payouts on the long-term PCAs granted in 2018 to all NEOs other than the CEO, as detailed in the table below. Ms. Tuminelli’s 2018 PCA award was cancelled following her leaving the company and she received no annual incentive award for 2020.

2020 Non-Equity Incentive Plan Compensation—Details

Name	2020 Annual Incentive Program Payout ($)	2018 PCA Award Payout ($)	Non-Equity Incentive Compensation Plan Total ($)
Mr. McInerney	2,540,000	N/A	2,540,000
Mr. Sheehan	1,890,000	2,770,000	4,660,000
Mr. Schneider	1,490,000	3,693,333	5,183,333
Mr. Bobitz	759,000	1,662,000	2,421,000
Ms. Harrison	600,000	1,338,833	1,938,833
Ms. Tuminelli	—	—	—

2021 Proxy Statement	65

Executive Compensation

(4)	Reflects the annual change in actuarial present values of the eligible named executive officers’ accumulated benefits under the SERP. The SERP was closed to new participants effective January 1, 2010. A description of the SERP precedes the 2020 Pension Benefits Table below.

(5)	See the 2020 All Other Compensation - Details table below.

2020 All Other Compensation—Details

Name	Company Contributions to the Retirement Plans ($)(a)	Life Insurance Premiums ($)(b)	Executive Physical ($)	Financial Counseling ($)	Miscellaneous Health Benefits ($)	Total ($)
Mr. McInerney	420,000	23,729	3,000	19,985	—	466,714
Mr. Sheehan	128,149	11,965	—	—	—	140,114
Mr. Schneider	120,250	25,578	—	19,985	83	165,896
Mr. Bobitz	78,000	18,438	3,000	19,985	—	119,423
Ms. Harrison	75,906	13,808	—	—	—	89,715
Ms. Tuminelli	28,500	10,725	—	19,985	250	59,460

(a)	Reflects contributions made on behalf of the named executive officers for each of the following programs: (i) company matching contributions made in 2020 to the 401(k) Savings Feature of the Retirement and Savings Plan; (ii) company contributions made in 2021 to the Retirement Account Feature of the Retirement and Savings Plan, which are based on 2020 earnings; and (iii) company contributions made in 2021 to the Restoration Plan, which are based on 2020 earnings.

(b)	Represents premium payments made in 2020 for the following programs: (i) Leadership Life Program, an individually owned universal life insurance policy provided to all of our executives; and (ii) Executive Life Program, a $1 million company-owned life insurance policy for which the participating named executive officers may identify a beneficiary for payment by us in the event of his or her death. Premiums for the Leadership Life Program are graded through age 59, with escalation in particular between age 50 and 59, and level thereafter.

(6)	When Ms. Tuminelli left the company effective September 7, 2020, all of her outstanding unvested awards were forfeited.

Grants of Plan-Based Awards

The table below provides information on the following plan-based awards that were made in 2020:

•	Annual Incentive. Annual incentive opportunities awarded to our named executive officers are earned based on company performance measured against one-year financial objectives and key strategic priorities, together with a qualitative assessment of performance, including individual performance objectives. Additional information regarding the design of the annual incentive program and the prior fiscal year’s awards are included in the Compensation Discussion and Analysis section above. Annual incentives are identified as “AI” in the Award Type column of the following table.

•	Restricted Stock Units. Each RSU represents a contingent right to receive one share of our common stock in the future. If the company pays dividends on its common stock, dividend equivalents accrue with respect to the RSUs and are paid in cash at the time that the corresponding RSUs vest. Additional information regarding RSUs is included in the Compensation Discussion and Analysis section above.

•	Performance Stock Units. PSUs consist of performance-vesting stock units that may convert to shares following the end of the performance period based on achievement of certain pre-established performance goals. PSUs are granted with respect to a target number of shares, will be forfeited if performance falls below a designated threshold level of performance, and may be earned up to 200% of the target number of shares for exceeding a designated maximum level of performance. In April 2020, the Compensation Committee approved the grant amounts, terms and conditions of the 2020-2022 PSUs, subject to the specific performance goals for the PSUs being determined at a later meeting. In September 2020, the Compensation Committee set the specific targets and payout ranges for the 2020-2022 PSUs. Additional information regarding PSUs is included in the Compensation Discussion and Analysis section above.

66	Genworth Financial, Inc.

Executive Compensation

2020 Grants of Plan-Based Awards Table

	Award	Approval	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(1)			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
Name	Type	Date(2)	Date(2)	Threshold	Target	Max	Threshold	Target	Max	(#)(3)	($)(4)
Mr. McInerney	AI			-	2,000,000	4,000,000
	PSU	4/7/2020	9/24/2020				552,950	1,105,899	2,211,798		3,350,874
Mr. Sheehan	AI			-	1,340,600	2,681,200
	RSU	4/7/2020	4/7/2020							268,097	946,382
	PSU	4/7/2020	9/24/2020				134,049	268,097	536,194		812,334
Mr. Schneider	AI			-	1,125,000	2,250,000
	RSU	4/7/2020	4/7/2020							268,097	946,382
	PSU	4/7/2020	9/24/2020				134,049	268,097	536,194		812,334
Mr. Bobitz	AI			-	575,000	1,150,000
	RSU	4/7/2020	4/7/2020							100,537	354,896
	PSU	4/7/2020	9/24/2020				50,269	100,537	201,074		304,627
Ms. Harrison	AI			-	450,000	900,000
	RSU	4/7/2020	4/7/2020							100,537	354,896
	PSU	4/7/2020	9/24/2020				50,269	100,537	201,074		304,627
Ms. Tuminelli(5)	AI			-	844,000	1,688,000
	RSU	4/7/2020	4/7/2020							308,311	1,088,338
	PSU	4/7/2020	9/24/2020				154,156	308,311	616,622		934,182

(1)	The 2020-2022 PSUs may be earned and become vested based on our level of achievement of certain pre-established performance goals over the performance period ending on December 31, 2022.

(2)	The Compensation Committee approved grants of 2020-2022 PSUs to the named executive officers on April 7, 2020; however, the specific performance goals applicable to the awards were not determined until September 24, 2020, which is deemed to be the grant date of the awards for accounting purposes.

(3)	The RSUs granted are scheduled to vest one-third per year beginning on the first anniversary of the grant date.

(4)	Reflects the aggregate grant date fair value of the award determined in accordance with FASB ASC Topic 718. Grant date fair value for the RSUs is based on the grant date fair value of the underlying shares. Grant date fair value for the PSUs is based on the grant date fair value of the underlying shares at target performance and the probable outcome of performance-based conditions at the time of grant, excluding the effect of estimated forfeitures.

(5)	When Ms. Tuminelli left the company effective September 7, 2020, all of her outstanding unvested awards were forfeited, which included all awards granted to her in 2020.

2021 Proxy Statement	67

Executive Compensation

Outstanding Equity Awards at 2020 Fiscal Year-End Table

The table below provides information with respect to stock options, SARs, RSUs and PSUs outstanding on December 31, 2020:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Mr. McInerney	1,200,000	—	7.90	1/2/2023	246,333(1)	931,139	1,364,686(5)	5,158,513
							2,229,730(6)	8,428,379
							2,211,798(7)	8,360,596
Mr. Sheehan	24,000	—	12.75	2/9/2021	180,181(2)	681,084	540,542(6)	2,043,249
	32,400	—	8.88	2/14/2022	268,097(3)	1,013,407	536,194(7)	2,026,813
	120,000	—	5.96	10/31/2022
	135,000	—	9.06	2/15/2023
	100,000	—	15.23	2/20/2024
	275,000	—	7.99	2/20/2025
Mr. Schneider	85,000	—	12.75	2/9/2021	180,181(2)	681,084	540,542(6)	2,043,249
	152,000	—	8.88	2/14/2022	268,097(3)	1,013,407	536,194(7)	2,026,813
	200,000	—	5.96	10/31/2022
	100,000	—	5.13	6/1/2022
	215,000	—	9.06	2/15/2023
	150,000	—	15.23	2/20/2024
	265,000	—	7.99	2/20/2025
Mr. Bobitz	13,200	—	12.75	2/9/2021	67,568(2)	255,407	202,704(6)	766,221
	15,300	—	8.88	2/14/2022	100,537(3)	380,030	201,074(7)	760,060
	17,000	—	9.06	2/15/2023
	21,000	—	15.23	2/20/2024
	90,000	—	7.99	2/20/2025
Ms. Harrison	—	—	—	—	67,568(2)	255,407	202,704(6)	766,221
					100,537(3)	380,030	201,074(7)	760,060
Ms. Tuminelli(8)	—	—	—	—	—	—	—	—

(1)	Remaining RSUs vest 100% on 5/22/21.

(2)	Remaining RSUs vest 50% on 5/16/2021 and 5/16/2022.

(3)	RSUs vest one-third on 4/7/2021, 4/7/2022, and 4/7/2023.

(4)	Market value is calculated based on the closing price of our common stock on December 31, 2020 of $3.78 per share.

(5)	2018-2020 PSUs were earned and became vested based on our level of achievement of certain pre-established performance goals over the performance period ending on December 31, 2020. Amounts reported here reflect actual levels of achievement of the performance following the end of the performance period. For more information regarding the payout of these PSUs, see the Compensation Discussion and Analysis section above.

(6)	2019-2021 PSUs may be earned and become vested based on our level of achievement of certain pre-established performance goals over the performance period ending on December 31, 2021. Amounts reported here reflect maximum levels of achievement of the performance goals pursuant to applicable reporting requirements. For more information regarding the 2019-2021 PSUs, see the Compensation Discussion and Analysis section above.

(7)	2020-2022 PSUs may be earned and become vested based on our level of achievement of certain pre-established performance goals over the performance period ending on December 31, 2022. Amounts reported here reflect maximum levels of achievement of the performance goals pursuant to applicable reporting requirements. For more information regarding the 2020-2022 PSUs, see the 2020 Grants of Plan Based Awards Table and the Compensation Discussion and Analysis section above.

(8)	When she left the company effective September 7, 2020, all of Ms. Tuminelli’s outstanding unvested awards were forfeited.

68	Genworth Financial, Inc.

Executive Compensation

2020 Options Exercised and Stock Vested Table

The table below provides information regarding stock options and SARs that were exercised and PSUs and RSUs that vested during 2020. Net shares received by each named executive officer upon exercise or vesting of equity awards, after shares are withheld for taxes, are subject to the stock ownership guidelines and a 50% retention ratio, as well as the nine-month holding period policy with respect to exercises of stock options and SARs, each as described in the Compensation Discussion and Analysis section above.

	Option Awards		Stock Awards
Name	Number of Shares Underlying Options/SARs Exercised (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Mr. McInerney	—	—	1,262,000	5,054,690
Mr. Sheehan	—	—	460,424	1,790,784
Mr. Schneider	—	—	583,257	2,304,673
Mr. Bobitz	—	—	189,618	742,494
Ms. Harrison	—	—	33,784	90,541
Ms. Tuminelli	—	—	335,757	1,269,223

(1)	Reflects the gross number of shares received upon the vesting of RSUs and PSUs. Based on the tax withholding payment election, a portion of the shares reflected above may have been withheld to cover taxes due.

(2)	Reflects the fair market value of the underlying shares as of the vesting date.

Pension Benefits

The SERP is a non-qualified, defined benefit plan maintained to provide eligible executives with additional retirement benefits. The SERP was closed to new participants after December 31, 2009; therefore, neither Mr. McInerney in 2013, nor Ms. Harrison in 2017, were eligible to participate in the SERP when they joined the company. The annual SERP benefit is a life annuity equal to a fixed percentage multiplied by the participant’s years of benefit service, and the participant’s average annual compensation (based on the highest consecutive 36-month period within the last 120-month period prior to separation from service) with the result not to exceed 40% of the participant’s average annual compensation. Benefit service is defined as service since the plan’s inception date (September 27, 2005) or date of SERP participation, whichever is later. The SERP benefit is then reduced by the value of the participant’s account balance under the Retirement Account Feature of our Retirement and Savings Plan as converted to an annual annuity. Compensation for SERP purposes generally includes only base salary and annual cash incentive (each whether or not deferred).

The annual SERP benefit is calculated as described below:

2021 Proxy Statement	69

Executive Compensation

Each participant in the SERP will partially vest with regard to their benefit when they reach age 55 and have earned five years of “future service” (i.e. service occurring after December 31, 2015). Once a SERP participant has earned five years of “future service” and has reached at least age 55, the participant will become partially vested based on a scale ranging from 50% at age 55 and increasing by 10% each year until the participant reaches full vesting at age 60. If a participant resigns before vesting, then his or her SERP benefit will be forfeited. Only in certain circumstances will the SERP become fully vested upon termination prior to age 60, as described in the Executive Compensation-Potential Payments upon Termination or Change of Control section below. Benefit payments under the SERP will begin following a participant’s qualifying separation from service, but not earlier than age 60. The SERP has no provisions for acceleration of payout before age 60. There are also no provisions for the granting of extra years of service.

Material assumptions used to calculate the present value of the accumulated benefit are as follows:

•	The accumulated benefit represents the current accrued benefit first available at age 60 utilizing actual service and compensation as of December 31, 2020;

•	Interest rate of 2.35%;

•	Mortality prescribed in Section 417(e) of the Internal Revenue Code (the “Code”) for lump sum payments from qualified plans;

•	Form of payment actuarially equivalent to a five-year certain and life benefit; and

•	Payments are guaranteed for the life of the participant.

All SERP benefit accruals were frozen as of December 31, 2020. In addition, existing SERP participants were offered an opportunity to make an irrevocable, one-time election before the end of 2015 to freeze their SERP benefit accruals early, effective December 31, 2015, and begin receiving restoration benefits under the Restoration Plan as of January 1, 2016 (Ms. Tuminelli made this election; Messrs. Sheehan, Schneider, and Bobitz did not).

The table below reflects the present value of the accrued benefit as of December 31, 2020.

2020 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
Mr. McInerney(1)	*	—	—	—
Mr. Sheehan	SERP	15.33	6,749,087	—
Mr. Schneider	SERP	15.33	6,757,575	—
Mr. Bobitz	SERP	15.33	3,474,437	—
Ms. Harrison(1)	*	—	—	—
Ms. Tuminelli(2)	SERP	10.33	1,116,134	—

(1)	The SERP was closed to new participants after December 31, 2009; therefore, Mr. McInerney and Ms. Harrison were not eligible for the SERP when they joined the company in 2013 and 2017, respectively.

(2)	Ms. Tuminelli elected to freeze her SERP benefit as of December 31, 2015 in order to begin receiving restoration benefits under our Restoration Plan as described in the Pension Benefits section above. Following Ms. Tuminelli’s departure from the company, effective September 7, 2020, the vesting of her SERP benefits was accelerated.

70	Genworth Financial, Inc.

Executive Compensation

Non-Qualified Deferred Compensation

The company maintains the Restoration Plan, a non-qualified defined contribution plan, which provides eligible executives, including our named executive officers, with benefits generally equal to any matching contributions that they are precluded from receiving under the 401(k) Savings Feature of our Retirement and Savings Plan as a result of restrictions under the Code (the “Restoration 401(k) Savings Feature”). For 2020, we provided a contribution credit equal to 5% of the participant’s eligible pay (base salary and annual cash incentive paid) in excess of the annual compensation limit in Section 401(a)(17) of the Code ($285,000 in 2020).

Since January 1, 2010, newly hired or promoted executive officers who were not already participants in the SERP have been eligible for up to two additional types of contributions within the Restoration Plan. For those eligible executive officers, the Restoration Plan provides supplemental benefits equal to the amount of contributions that executives are precluded from receiving under the Retirement Account Feature of our qualified Retirement and Savings Plan (the “Restoration Retirement Account Feature”). Current participants in the SERP will become eligible to receive Restoration Retirement Account Feature contributions effective as of the day their respective benefit accruals under the SERP become frozen, which was either on January 1, 2016 (if they elected to freeze benefit accruals early, as Ms. Tuminelli did), or on January 1, 2021, after all benefits became frozen (applicable to Messrs. Sheehan, Schneider and Bobitz).

Participants become vested with respect to the Restoration 401(k) Savings Feature and Restoration Retirement Account Feature account balances as of the earlier of reaching age 60 or attaining three years of “future service” (i.e., service occurring after December 31, 2015).

In addition, certain executive officers are eligible for an additional 3% contribution credit on all eligible pay (the “Supplemental Contribution”). The Supplemental Contribution was closed to new participants after December 31, 2015, and was eliminated entirely effective December 31, 2020. In 2020, Mr. McInerney was the only named executive officer eligible for this Supplemental Contribution provided under the Restoration Plan. The portion of the Restoration Plan balance attributable to the Supplemental Contribution vested upon his attainment of age 60 with at least five years of service.

Eligible executives, including our named executive officers, have had the opportunity to request that their Restoration Plan contribution credits (balances) be invested in or track a diverse array of generally available mutual fund investment options.

The company previously offered a voluntary Deferred Compensation Plan that provided participants with the ability to annually defer receipt of a portion of their base salary and/or annual incentive award in order to save and accumulate additional retirement funds on a before-tax basis. Earnings (and losses) were credited to executive accounts based on participant choices between 10 generally available mutual fund investment options. A participant could defer between 10% and 75% of his or her salary and between 25% and 85% of his or her annual incentive award and could elect to have such deferred amount, plus any earnings (or losses) thereon, paid upon the participant’s termination of employment (in a lump sum or over up to 10 annual installments), or elect to receive an in-service lump sum payment upon a specific date. Participants were always 100% vested in their Deferred Compensation Plan accounts. As of December 31, 2020, only Ms. Tuminelli had a balance in the Deferred Compensation Plan. Effective for plan years beginning January 1, 2016, the company suspended future contributions to the plan.

2021 Proxy Statement	71

Executive Compensation

2020 Non-Qualified Deferred Compensation Table

Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Mr. McInerney	Restoration	—	394,350	353,267	—	3,595,808
Mr. Sheehan	Restoration	—	99,649	113,357	—	1,309,820
Mr. Schneider	Restoration	—	91,750	121,470	—	1,384,626
Mr. Bobitz	Restoration	—	49,500	38,577	—	465,303
	Deferred Compensation	—	—	(11,335)	46,080	—
Ms. Harrison	Restoration	—	54,415	5,001	—	120,526
Ms. Tuminelli	Restoration	—	—	74,675	—	817,915
	Deferred Compensation	—	—	19,812	—	200,695

(1)	Reflects company contributions to the Restoration Plan made in 2021, which are based on 2020 earnings. The contributions are reported as compensation for 2020 in the All Other Compensation column of the 2020 Summary Compensation Table.
(2)	Aggregate balances reported as of December 31, 2020 for the named executive officers include amounts that were reported in the Summary Compensation Tables for 2020 and years prior. For the Restoration Plan, the amount of compensation reported in the Summary Compensation Tables for 2020 and years prior is $2,661,165 for Mr. McInerney, $715,692 for Mr. Sheehan, $817,520 for Mr. Schneider, $226,663 for Mr. Bobitz, and $482,308 for Ms. Tuminelli. For the Restoration Plan, the amount of compensation reported in the Summary Compensation Table for 2020 for Ms. Harrison is $54,415.

Potential Payments upon Termination or Change of Control

The following tables and narrative disclosure summarize the (i) compensation and benefits payable to each of the continuing named executive officers in the event of a termination of employment under various circumstances, assuming that such termination was effective as of December 31, 2020. The compensation and benefits described and quantified below are in addition to the compensation and benefits that would already be earned or vested upon such continuing named executive officer’s termination, including accrued but unpaid salary, and payments and benefits accrued under our broad-based benefit programs, including any vested contributions we made under the 401(k) Savings and Retirement Account Features of our Retirement and Savings Plan.

A later section in the narrative also summarizes the benefits made available to Kelly L. Tuminelli pursuant to a separation agreement entered into after her resignation as Chief Financial Officer of the company.

Involuntary Termination of Employment (Without a Change of Control)

In December 2014, the Compensation Committee approved the 2015 Severance Plan, which became effective as of January 1, 2015, in order to promote the retention of a select group of key employees, including our continuing named executive officers, by providing severance benefits in the event their employment is terminated under certain circumstances and to align with severance benefits commonly provided in our market for competing executive talent. The 2015 Severance Plan replaced the company’s prior severance plan, which expired by its terms on December 31, 2014.

In the event the employment of a continuing named executive officer was terminated without “cause” or by the executive for “good reason” (as such terms are defined in the 2015 Severance Plan) during 2020, such continuing named executive officer would be entitled to receive the following severance benefits under the 2015 Severance Plan:

•	Severance payment. The continuing named executive officer would receive a lump sum cash severance payment, payable within 60 days of the date of termination in an amount equal to two times the sum of base salary and target annual incentive, in the case of Mr. McInerney, and one times base salary plus one times target annual incentive for the other continuing named executive officers.

72	Genworth Financial, Inc.

Executive Compensation

•	Pro rata annual incentive award. The continuing named executive officer would receive a lump sum cash payment based on the annual incentive award that would have been payable with respect to the fiscal year in which the qualified termination occurs (determined at the end of such year based on actual performance results), prorated to the nearest half month to reflect the portion of the fiscal year that had elapsed prior to the date of termination.
•	Benefits payment. The continuing named executive officer would receive a lump sum cash payment, payable within 60 days of the date of termination, equal to the monthly cost of the employer portion to provide the group medical, dental, vision, and/or prescription drug plan benefits the employee had been receiving before the termination, multiplied by 12.
•	Partial vesting of time-based long-term incentive awards. Stock options, SARs, RSUs and other cash and equity awards with time-based vesting restrictions held by the continuing named executive officer would become immediately vested as of the participant’s termination, but only with respect to a number of awards that otherwise would have become vested on the award’s next regularly scheduled vesting date based on continued employment (the remainder of such awards would be forfeited), and stock options and SARs would remain exercisable until the earlier of the first anniversary of the date of the qualified termination or the award’s regular expiration date. The continuing named executive officers did not have any unvested stock options or SARs as of December 31, 2020.
•	Vesting of performance-based long-term incentive awards. Performance-based equity and cash awards held by the continuing named executive officer would remain outstanding and would be earned, if at all, based on actual performance through the end of the performance period, prorated to the nearest half-month to reflect the portion of the performance period year that had elapsed prior to the date of termination.
•	Retirement plan provisions. The continuing named executive officer would become fully vested in any funded or unfunded nonqualified pension, retirement or deferred compensation plans in which he or she participates, provided he or she has been employed by the company for at least five years. All continuing named executive officers are already fully vested in the Restoration Plan balances noted above in the 2020 Non-Qualified Deferred Compensation Plans Table.

To receive severance benefits under the 2015 Severance Plan, the executive would have to execute and deliver to us a general release of claims and agree to certain restrictive covenants, including a 12-month non-compete provision, 24-month restrictions on the solicitation of customers and employees, and restrictions on the use of confidential information.

The following table summarizes the payments and benefits that would have been payable to the continuing named executive officers under the 2015 Severance Plan and other retention incentives in the event of a termination without “cause” or by the executive for “good reason” on December 31, 2020.

Involuntary Termination of Employment (Without a Change of Control)

	Mr. McInerney	Mr. Sheehan	Mr. Schneider	Mr. Bobitz	Ms. Harrison
Cash Severance(1)	$6,000,000	$2,325,000	$1,875,000	$1,150,000	$900,000
Pro-Rated Annual Incentive(2)	2,540,000	1,890,000	1,490,000	759,000	600,000
Payments Related to Health Benefits(3)	18,249	25,025	23,711	31,629	9,235
RSU Vesting(4)	931,139	678,340	678,340	254,379	254,379
PSU Vesting(5)	12,170,865	1,699,968	1,699,968	637,491	637,491
PCA Vesting(5)	N/A	2,770,000	3,693,333	1,662,000	1,338,833
SERP Vesting(6)	—	6,749,087	6,757,575	3,474,437	—
Total	$21,660,253	$16,137,420	$16,217,927	$7,968,936	$3,739,937

(1)	Reflects a cash severance in the amount of two times the sum of base salary and target annual incentive in the case of Mr. McInerney, and one times base salary plus one times target annual incentive in the case of the other continuing named executive officers.

2021 Proxy Statement	73

Executive Compensation

(2)	Reflects an annual incentive award based on actual performance results through the end of 2020. Annual incentive awards under the 2015 Severance Plan are determined based on actual pro rata performance.
(3)	Represents a lump sum cash payment equal to the company cost of 12 months of continued health coverage.
(4)	Reflects the aggregate value of RSUs (based on the closing price of Genworth common stock on December 31, 2020 of $3.78) that would immediately vest as of the executive’s termination. The awards for which vesting would accelerate are those awards that would have become vested on the award’s next regularly scheduled vesting date based on continued employment.
(5)	Reflects the aggregate value of 2018-2020, 2019-2021, and 2020-2022 PSUs and 2018-2020 PCAs that would remain outstanding following the executive’s termination, and could be earned, if at all, at the end of the performance period based on actual results, prorated to the nearest half-month to reflect the portion of the performance period year that had elapsed prior to the date of termination. Reflects a payout of 2018-2020 PSUs and PCAs based on actual performance through the end of the performance period, based on current progress toward goals, a pro rata payout of 2019-2021 PSUs based on a maximum level of performance and a pro rata payout of 2020-2022 PSUs based on a target level of performance.
(6)	Reflects the present value of each participating continuing named executive officer’s accumulated benefits under the SERP, as noted in the 2020 Pension Benefits Table, which would become fully vested (if not already).

Involuntary Termination Following a Change of Control

In December 2014, the Compensation Committee adopted the 2014 Change of Control Plan in order to continue to provide severance benefits to a select group of key executives, including all of our continuing named executive officers except Ms. Harrison, in the event that the executive’s employment is terminated without “cause” or by the executive for “good reason” following a change of control of the company. The “double-trigger” provisions of the change of control severance benefits as noted on page 60 apply to the Oceanwide transaction. Therefore, the payment of the change of control severance benefits would first require that Genworth terminates an executive officer’s employment without “cause” or that the executive officer terminates for “good reason” within two years after the close of the Oceanwide transaction.

The 2014 Change of Control Plan replaced and consolidated the company’s two prior change of control plans. Pursuant to the 2014 Change of Control Plan, a covered continuing named executive officer would receive payments and benefits in the event of a termination of employment without “cause” or by the executive with “good reason” within two years following a change of control of the company (each a “Qualified Termination” as defined in the Change of Control Plan). In the event of a Qualified Termination during 2020, such named executive officer would be eligible to receive the following severance benefits under the 2014 Change of Control Plan:

•	Severance payment. The continuing named executive officer would receive a lump sum cash severance payment in an amount equal to two and one-half times the sum of his base salary and target annual incentive in the case of Mr. McInerney, and two times the sum of his or her base salary and target annual incentive in the case of the other continuing named executive officers, payable within 60 days following termination.
•	Pro rata annual incentive award. The continuing named executive officer would receive a lump sum cash payment based on the annual incentive award that would have been payable with respect to the fiscal year in which the Qualified Termination occurs (determined based on actual pro rata performance, to the extent such performance can be reasonably established, or otherwise based on an assumed achievement of all relevant performance goals at “target”), prorated to the nearest half-month to reflect the portion of the fiscal year that had elapsed prior to the Qualified Termination, and payable within 60 days following termination.
•	Vesting of time-based long-term incentive awards. Stock options, SARs, RSUs and other cash and stock awards with time-based vesting restrictions held by the continuing named executive officer would become immediately vested as of a Qualified Termination and would remain exercisable until the award’s regular expiration date. The continuing named executive officers did not have any unvested stock options or SARs as of December 31, 2020.
•	Vesting of performance-based long-term incentive awards. Performance-based equity and cash awards held by the continuing named executive officer would become vested and be deemed earned based on actual pro rata performance as of the date of a Qualified Termination, to the extent such performance can

74	Genworth Financial, Inc.

Executive Compensation

be reasonably established, or otherwise based on an assumed achievement of all relevant performance goals at “target,” prorated to the nearest half-month to reflect the portion of the performance period that had elapsed prior to the Qualified Termination, and payable within 60 days following termination.
•	Payment related to health and life insurance benefits. The continuing named executive officer would receive a lump sum cash payment, payable within 60 days of the date of termination, equal to the monthly cost of the employer portion to provide the group medical, dental, vision, and/or prescription drug plan benefits the employee had been receiving before the qualified termination, multiplied by 18, and he or she would continue to receive life insurance coverage for 18 months.
•	Retirement plan provisions. The continuing named executive officer would become fully vested in any funded or unfunded nonqualified pension, retirement or deferred compensation plans in which he or she participates. All continuing named executive officers are already fully vested in the Restoration Plan balances noted above in the 2020 Non-Qualified Deferred Compensation Plans Table as of December 31, 2020.

The 2014 Change of Control Plan provides that in the event the participant would be subject to a 20% excise tax under Section 4999 of the Code (imposed on individuals who receive compensation in connection with a change of control that exceeds certain specified limits), the payments and benefits would be reduced to the maximum amount that does not trigger the excise tax, unless the executive would retain greater value (on an after-tax basis) by receiving all payments and benefits and paying all excise and income taxes.

If an executive becomes eligible to receive benefits under the 2014 Change of Control Plan, he or she will not be eligible to receive benefits under the 2015 Severance Plan. Because Ms. Harrison is not currently eligible to receive benefits under the 2014 Change of Control Plan, in the event of her involuntary termination following a change of control, she would receive benefits under the 2015 Severance Plan.

The following table summarizes the payments and benefits that would have been payable to the continuing named executive officers under the 2014 Change of Control Plan in the event of a Qualified Termination as of December 31, 2020:

Involuntary Termination of Employment Following a Change of Control

	Mr. McInerney	Mr. Sheehan	Mr. Schneider	Mr. Bobitz	Ms. Harrison(1)
Cash Severance(2)	$7,500,000	$4,650,000	$3,750,000	$2,300,000	$900,000
Pro-Rated Annual Incentive(3)	2,540,000	1,890,000	1,490,000	759,000	600,000
Payments Related to Health Benefits(4)	27,374	37,538	35,566	47,444	9,235
RSU Vesting(5)	931,139	1,694,491	1,694,491	635,437	254,379
PSU Vesting(6)	12,170,865	1,699,968	1,699,968	637,491	637,491
PCA Vesting(6)	—	2,770,000	3,693,333	1,662,000	1,338,833
SERP Vesting(7)	—	6,749,087	6,757,575	3,474,437	—
Continued Life Insurance(8)	39,043	19,039	43,609	31,200	—
280G Cut-Back(9)	—	—	—	—	(119,769)
Total	$23,208,421	$19,510,123	$19,164,542	$9,547,008	$3,620,168

(1)	Because Ms. Harrison is not currently eligible to receive benefits under the 2014 Change of Control Plan, in the event of her involuntary termination following a change of control, she would receive benefits under the 2015 Severance Plan. Therefore, her benefits under this table follow those under the Involuntary Termination of Employment (Without a Change of Control) table, subject to the 280G cut-back described in footnote 9.
(2)	Reflects a lump sum cash severance payment, payable within 60 days of the date of termination in an amount equal to two and one-half times the sum of base salary and target annual incentive in the case of Mr. McInerney, and two times base salary plus two times target annual incentive in the case of the other continuing named executive officers.
(3)	Reflects lump sum cash payment of the current-year annual incentive award based on actual performance results through the end of 2020. Annual incentive awards under the 2014 Change of Control Plan are determined based on actual pro rata performance, to the extent such performance can be reasonably established, or otherwise based on an assumed achievement of all relevant performance goals at “target.”

2021 Proxy Statement	75

Executive Compensation

(4)	Represents a lump sum cash payment equal to the company cost of 18 months of continued health coverage.
(5)	Reflects the aggregate value of RSUs (based on the closing price of Genworth common stock on December 31, 2020 of $3.78) that would immediately vest as of the executive’s termination.
(6)	Pursuant to the 2014 Change of Control Plan, 2018–2020, 2019-2021, and 2020–2022 PSUs and 2018-2020 PCAs would become vested and be deemed earned based on actual pro rata performance as of the date of a participant’s Qualified Termination, to the extent such performance can be reasonably established in the sole discretion of the Compensation Committee, or otherwise based on an assumed achievement of all relevant performance goals at “target.” Amounts in the table above reflect the aggregate value of 2018–2020 PSUs (based on the closing price of Genworth common stock on December 31, 2020 of $3.78) and 2018–2020 PCAs, which would become vested based on actual performance through the end of the performance period, a pro rata payout of 2019–2021 PSUs based on a maximum level of performance and a pro rata payout of 2020–2022 PSUs based on a target level of performance.
(7)	Reflects the present value of each participating continuing named executive officer’s accumulated benefits under the SERP, as noted in the 2020 Pension Benefits Table, which would become fully vested.
(8)	Reflects the estimated value of premium payments for 18 months of continued coverage under the Leadership Life and Executive Life Programs.
(9)	If an executive’s total parachute payments exceed the 280G threshold amount by less than 10%, then the compensation payable to the executive will be reduced such that the total parachute payments to the executive do not exceed the 280G threshold amount (the amount of any such reduction is referred to as a “280G Cut-Back”).

Death or Disability

In the event of death or total disability, continuing named executive officers (or their designated beneficiary) would generally be eligible to receive the following:

•	Long-Term Incentive Awards. In the event of death: (i) all unvested stock options and SARs would become vested and exercisable; (ii) all unvested RSUs would become vested; and (iii) any unvested PSUs or PCAs would become vested on a pro rata basis as of the date of termination based on the number of full months elapsed from the inception of the performance period until the date of termination. Furthermore, all such performance-based awards would pay out at the end of the regular performance period based on actual performance. In the event of termination due to total disability, the treatment of outstanding stock options, SARs, RSUs, PCAs and PSUs is the same as in the event of death. The continuing named executive officers did not have any unvested stock options or SARs as of December 31, 2020.
•	Annual Incentive. Continuing named executive officers (or their designated beneficiary) would receive a pro-rated portion of any annual incentive award, based on actual performance results.
•	Retirement Programs. Executive officers (or their designated beneficiary) would become vested in the SERP benefits shown in the 2020 Pension Benefits Table. All continuing named executive officers are fully vested in the Restoration Plan balance reported in the 2020 Non-Qualified Deferred Compensation Table (which includes the 2021 contribution to the Restoration Plan, based on 2020 compensation) as of December 31, 2020.
•	Life Insurance Programs. In the event of death, the beneficiary of the continuing named executive officer would receive payments pursuant to the Leadership Life and Executive Life Programs in the form of death benefits. In the event of disability, the continuing named executive officer would receive one year of continued Leadership Life Program premiums.

76	Genworth Financial, Inc.

Executive Compensation

The following table summarizes the payments and benefits payable to the continuing named executive officers (or their designated beneficiary) in the event of death or total disability as of December 31, 2020:

Death or Disability

	Mr. McInerney		Mr. Sheehan		Mr. Schneider		Mr. Bobitz		Ms. Harrison
	Death	Disability	Death	Disability	Death	Disability	Death	Disability	Death	Disability
RSU Vesting(1)	$931,139	$931,139	$1,694,491	$1,694,491	$1,694,491	$1,694,491	$635,437	$635,437	$635,437	$635,437
PSU Vesting(2)	12,170,865	12,170,865	1,699,968	1,699,968	1,699,968	1,699,968	637,491	637,491	637,491	637,491
PCA Vesting(2)	N/A	N/A	2,770,000	2,770,000	3,693,333	3,693,333	1,662,000	1,662,000	1,338,833	1,338,833
Pro-Rated Annual Incentive Award(3)	2,540,000	2,540,000	1,890,000	1,890,000	1,490,000	1,490,000	759,000	759,000	600,000	600,000
SERP Vesting(4)	—	—	6,749,087	6,749,087	6,757,575	6,757,575	3,474,437	3,474,437	—	—
Leadership Life Program(5)	2,000,000	19,680	2,000,000	7,725	2,000,000	23,723	2,000,000	16,133	1,700,000	11,043
Executive Life Program(6)	1,746,725	—	1,785,395	—	1,734,605	—	1,746,725	—	1,746,725	—
Total	$19,388,729	$15,661,685	$18,588,941	$14,811,271	$19,069,972	$15,359,089	$10,915,089	$7,184,497	$6,658,485	$3,222,804

(1)	Reflects the aggregate value of RSUs (based on the closing price of Genworth common stock on December 31, 2020 at $3.78) which would immediately vest as of the executive’s death or total disability.
(2)	Reflects a payout of 2018-2020 PSUs and PCAs based on actual amounts awarded, a pro rata payout of 2019-2021 PSUs based on a maximum level of performance, and a pro rata payout of 2020-2022 PSUs based on a target level of performance.
(3)	Reflects an annual incentive award based on actual performance results through the end of 2020. Annual incentive awards upon death or disability are determined based on actual pro rata performance.
(4)	Reflects the present value of each participating continuing named executive officer’s accumulated benefits under the SERP, as noted in the 2020 Pension Benefits Table, which would become fully vested.
(5)	Represents death benefits payable to the continuing named executive officer’s beneficiary in the event of death, or the value of one year of continued premium payments in the event of total disability.
(6)	Pursuant to the terms of the Executive Life Program, we will use the proceeds from a company-owned life insurance policy to pay the continuing named executive officer’s beneficiary a $1 million payment, plus a gross-up on federal and state income taxes related to that payment.

Retirement

Each of our executive benefit and compensation programs has varying retirement definitions. Upon a voluntary termination, a retirement-eligible executive would be eligible to receive the following:

•	Retirement Programs. The current definition of retirement for purposes of the SERP is attainment of age 60 with five years of service. As described above, participants in the SERP may partially vest sooner after they reach age 55 and have earned five years of “future service” (i.e., service occurring after December 31, 2015) based on a scale ranging from 50% at age 55 and increasing by 10% each year until the participant reaches full vesting at age 60. The SERP was closed to new participants effective January 1, 2010; therefore, Mr. McInerney and Ms. Harrison are not eligible for our SERP. The Restoration Plan currently vests upon termination if the participant is at least age 60 with respect to the Restoration 401(k) Savings and Restoration Retirement Account Feature account balances, and after age 60 with five years of service with respect to any Supplemental Contribution account balance. The Supplemental Contribution was closed to new participants after Decmber 31, 2015 and was eliminated entirely effective December 31, 2020. In 2020, Mr. McInerney was the only named executive officer eligible for this Supplemental Contribution provided under the Restoration Plan.
As described above, the Restoration Plan may also become vested after attaining three years of “future service” (i.e., service occurring after December 31, 2015) with respect to the Restoration 401(k) Savings Feature and Restoration Retirement Account Feature. Benefits will be paid from the Restoration Plan in 10 annual installments if the account balance is $50,000 or more at retirement or paid in a lump sum if the account balance is less than $50,000 at retirement.

2021 Proxy Statement	77

Executive Compensation

•	Life Insurance Programs. The definition of retirement under the Leadership Life Program is age 60 with 10 years of service. If this eligibility is met, we will continue to pay Leadership Life Program premiums until the later of age 65 or until a total of 10 annual premium payments have been made. For participants under the Executive Life Program prior to January 1, 2007, we will continue to pay the premium if the executive retires at age 60 with 10 years of service. For participants who joined the Executive Life Program after January 1, 2007, coverage will cease at termination.
•	Long-Term Incentive Awards. All unvested stock option, SAR and RSU awards that have been held for one year at the time of retirement would immediately vest and become exercisable if the participant is at least age 60 with five years of service at retirement. PSUs and PCAs that have been held for at least one year would become vested on a pro rata basis as of the date of termination based on the number of full months elapsed from the inception of the performance period until the date of termination, based on actual performance for the entire performance period.

Retirement

Mr. McInerney was the only named executive officer eligible for retirement under definitions of retirement for many of the plans in 2020. He became fully vested in the Restoration Plan balance noted in the Non-Qualified Deferred Compensation Table above upon meeting the required age and service requirements. Assuming retirement on December 31, 2020, Mr. McInerney would have been eligible to receive the following payments and benefits:

Mr. McInerney
RSU Vesting(1)	$931,139
PSU Vesting(2)	$10,777,433
Pro-Rated Annual Incentive Award(3)	$2,540,000
Total	$14,248,571

(1)	Reflects the aggregate value of RSUs (based on the closing price of Genworth common stock on December 31, 2020 at $3.78) which would immediately vest as of the executive's retirement.
(2)	Based on current progress towards goals, the table reflects a payout of 2018-2020 PSUs based on actual amounts awarded and a pro-rata payout of 2019-2021 PSUs based on a maximum level of performance (in each case based on the closing price of Genworth common stock on December 31, 2020 of $3.78). Performance-based equity awards that have been held for less than one year at the time of termination are forfeited, and therefore, Mr. McInerney would have forfeited his 2020-2022 PSUs granted on April 7, 2020.
(3)	Reflects an annual incentive award based on actual performance results through the end of 2020. Annual incentive awards upon retirement are determined based on actual pro rata performance.

Separation Benefits to our Former Chief Financial Officer

On August 6, 2020, Kelly L. Tuminelli resigned as Chief Financial Officer of the company and subsequently left the company on September 7, 2020. Following her resignation, we entered into a separation agreement with Ms. Tuminelli (the “Separation Agreement”). The Separation Agreement included a general release by Ms. Tuminelli of any claims against us and certain related parties as well as certain restrictive covenants binding on Ms. Tuminelli, including, without limitation, a covenant to not compete with Genworth for a one-year period following the separation date, a covenant not to solicit our employees for a one-year period following the separation date, a covenant not to disparage the company and a covenant protecting our confidential information.

In consideration of the foregoing release and covenants, and in recognition of Ms. Tuminelli’s many years of service with the company and its predecessor businesses, we agreed to provide Ms. Tuminelli with early vesting for previously-credited retirement benefits under the SERP. Following Ms. Tuminelli’s departure, the accumulated benefits as of October 1, 2020 became fully vested. Ms. Tuminelli will be eligible to commence receiving payments under the SERP when she reaches age 60 in accordance with the terms of the SERP.

After Ms. Tuminelli left the company, the following outstanding long-term incentives were cancelled: 578,582 PSUs, 488,492 RSUs, $1,500,000 in PCAs and 94,650 SARs.

78	Genworth Financial, Inc.

Executive Compensation

CEO Pay Ratio

The CEO pay ratio figures below are a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act.

As disclosed in our 2020 Proxy Statement, we determined that as of December 31, 2019, our total number of U.S. employees was 2,896 and our total number of non-U.S. employees was 269. We excluded from this employee population a total of 52 employees from: Mexico (39), India (12), and Hong Kong (1), as the total number of employees from these non-U.S. jurisdictions was less than 5% of our total employee population.

As also previously disclosed, on December 12, 2019, we completed the sale of our majority interest in Genworth Canada. With the divestiture of this subsidiary, 258 employees were removed from our employee population when identifying the median employee as of December 31, 2019, because we considered this change to potentially have a significant impact on our pay ratio assessment.

To determine our median employee pay, we chose the sum of base salary and target annual incentive as our consistently applied compensation measure. For hourly employees, we used their anticipated hours worked to determine annual base pay. Using this methodology, and after ranking all included employees by this measurement, last year we identified the median employee for 2019, and calculated their total annual compensation.

Because in 2020 we did not experience a significant change in overall population or in our employee compensation arrangements, we do not believe there have been any changes that would significantly affect our pay ratio disclosure as of December 31, 2020. Therefore, we are using the median employee identification made last year (as of December 31, 2019) for our 2020 pay ratio calculation.

Because the specific median employee used in last year’s pay ratio calculation left the company in 2020, we are using another employee whose compensation is substantially similar to last year’s median employee based on last year’s identification results.

This median employee’s total annual compensation for 2020 was $103,643. The annual total compensation of our CEO for 2020, as shown in the Summary Compensation Table, was $7,357,588. Accordingly, the ratio of CEO pay to median employee pay was 71:1.

2021 Proxy Statement	79

Executive Compensation

Proposal 3
Approval of the 2021 Genworth Financial, Inc. Omnibus Incentive Plan

On March 25, 2021, our Board of Directors adopted, subject to stockholder approval at the 2021 Annual Meeting, the 2021 Genworth Financial, Inc. Omnibus Incentive Plan (the “2021 Plan”). The 2021 Plan will become effective as of the date it is approved by our stockholders (the “Effective Date”).

The 2021 Plan is intended to serve as the successor to the 2018 Genworth Financial, Inc. Omnibus Incentive Plan (the “2018 Plan”). As of March 25, 2021, there were approximately 26,815,378 shares of our common stock subject to outstanding awards under the 2018 Plan, the company’s 2012 Omnibus Incentive Plan (the “2012 Plan”) and the company’s 2004 Omnibus Incentive Plan (the “2004 Plan,” and together with the 2018 Plan and 2012 Plan, the “Prior Plans”). As of such date, there were approximately 3,787,176 shares of our common stock reserved and available for future awards under the 2018 Plan.

The 2018 Plan has been the sole source of shares for all equity incentive awards granted to our officers, employees and directors since 2019, and during such time we have never sought stockholder approval of any increase in the number of shares available for issuance under the 2018 Plan. If our stockholders approve the 2021 Plan, all future equity awards will be made from the 2021 Plan, and we will not grant any additional awards under the 2018 Plan.

If the 2021 Plan is approved by stockholders, as of the Effective Date, the aggregate number of shares of common stock reserved and available for issuance pursuant to awards granted under the 2021 Plan will be 25 million, plus (i) the number of shares remaining available for grant under the 2018 Plan as of the Effective Date (not to exceed 11,000,000), plus (ii) a number of additional shares underlying awards outstanding as of the Effective Date under the Prior Plans that thereafter terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason (not to exceed 20,000,000).

We are requesting that stockholders approve the 2021 Plan with a replenished share pool in order to enable the company to continue making equity compensation grants that will serve as incentives to recruit and retain key employees and to continue aligning the interests of its employees with stockholders. In the event the 2021 Plan is not approved by stockholders, we believe that we would likely not have sufficient shares for equity awards to our executive officers following the 2021 grants and would need to consider other alternatives for our long-term incentive awards.

A summary of the 2021 Plan is set forth below. This summary is qualified in its entirety by the full text of the 2021 Plan, which is attached to this proxy statement as Appendix A.

The Board of Directors recommends that Stockholders vote FOR the approval of the 2021 Genworth Financial, Inc. Omnibus Incentive Plan.

Promotion of Sound Corporate Governance Practices

We have designed the 2021 Plan to include a number of features that reinforce and promote alignment of equity compensation arrangements for employees, officers and non-employee directors with the interests of stockholders and the company. These features include, but are not limited to, the following:

•	No Discounted Stock Options or Stock Appreciation Rights (SARs). Stock options and SARs may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

80	Genworth Financial, Inc.

Executive Compensation

•	Prohibition on Repricing. The exercise price of a stock option or SAR may not be reduced, directly or indirectly, without the prior approval of stockholders, including by a cash repurchase or a cancellation and regrant of “underwater” awards.
•	Minimum Vesting Requirements. Subject to certain limited exceptions, awards granted to all employees (including named executive officers) under the 2021 Plan will either (i) be subject to a minimum vesting period of one year, or (ii) be granted solely in exchange for foregone cash compensation.
•	No Liberal Share Recycling. Shares retained by or delivered to the company to pay the exercise price of a stock option or SAR or to satisfy tax withholding obligations in connection with the exercise or settlement of an award count against the number of shares remaining available under the 2021 Plan.
•	No Dividends on Unearned Awards. The 2021 Plan prohibits the current payment of dividends or dividend equivalent rights on unearned awards.
•	Fungible Share Pool. The 2021 Plan utilizes a fungible share pool under which each regular stock option and SAR counts as one share against the share reserve and each full-value award counts as 1.25 shares against the share reserve.
•	Awards Subject to Clawback Policy. Awards under the 2021 Plan will be subject to any compensation recoupment policy that the company may adopt from time to time. As described above, the company maintains a clawback policy that applies to incentive compensation earned by or paid to certain covered officers.
•	No Tax Gross-Ups. The 2021 Plan does not provide for any tax gross-ups.
•	No Single-Trigger Change in Control Acceleration. If awards granted under the 2021 Plan are assumed by the successor entity in a change of control of the company, such awards will not automatically vest and pay out upon the change of control.

Key Data Relating to Outstanding Equity Awards and Shares Available

The following table includes information regarding outstanding equity awards and shares available for future awards under the Prior Plans as of March 25, 2021 (and without giving effect to approval of the 2021 Plan under this Proposal):

	Prior Plans
Total shares underlying outstanding stock options and SARs	6,343,560
Weighted-average exercise price of outstanding stock options and SARs	$ 9.54
Weighted-average remaining contractual life of outstanding stock options and SARs (years)	2.17
Total shares underlying outstanding full value awards (vested and unvested)	20,471,817	(1)
Total shares currently available for grant	3,787,176
Common Stock outstanding as of March 25, 2021	506,543,696
Market Price of Common Stock as of March 25, 2021	$ 3.31

(1)	Assumes performance-based awards will vest and pay out based on maximum performance levels being achieved.

Summary of the 2021 Plan

Purpose. The purpose of the 2021 Plan is to promote the interests of the company and its stockholders by strengthening the ability of the company to attract, motivate, reward, and retain qualified individuals upon whose judgment, initiative, and efforts the financial success and growth of the business of the company largely depend, and to provide an opportunity for such individuals to acquire stock ownership and other rights that promote and recognize the financial success and growth of the company.

Administration. The 2021 Plan will be administered by a committee (the “Committee”) of the Board. The Committee will have the authority to designate participants; determine the type or types of awards to be granted to each participant and the number, terms and conditions thereof; establish, adopt or revise any

2021 Proxy Statement	81

Executive Compensation

rules and regulations as it may deem advisable to administer the 2021 Plan; interpret the terms and intent of the 2021 Plan and any award certificate; and make all other decisions and determinations that may be required under the 2021 Plan. Unless and until changed by the Board, the Compensation Committee is designated as the Committee to administer the 2021 Plan.

Eligibility. The 2021 Plan permits the grant of incentive awards to employees, officers, non-employee directors, and consultants of the company and its affiliates as selected by the Committee. As of December 31, 2020, approximately 3,000 employees, eight non-employee directors and no consultants would have been eligible to participate in the 2021 Plan.

Permissible Awards. The 2021 Plan authorizes the granting of awards in any of the following forms:

•	Market-priced stock options to purchase shares of our common stock (for a term not to exceed 10 years), which may be designated under the Code as nonstatutory stock options (which may be granted to all participants) or incentive stock options (which may be granted to officers and employees but not to consultants or non-employee directors);
•	SARs, which give the holder the right to receive the difference (payable in cash or stock, as specified in the award certificate) between the fair market value per share of our common stock on the date of exercise over the base price of the award (which cannot be less than the fair market value of the underlying stock as of the grant date);
•	Restricted stock awards (including performance shares), which are subject to restrictions on transferability and subject to forfeiture on terms set by the Committee, including time-based and/or performance-based vesting conditions;
•	RSUs (including performance stock units), which represent the right to receive shares of common stock (or an equivalent value in cash, as specified in the award certificate) at a designated time in the future, subject to time-based and/or performance-based vesting conditions set by the Committee;
•	Non-employee director awards, including DSUs, which represent a vested right to receive shares of common stock at a designated time in the future;
•	Other stock-based awards that are denominated in, or valued by reference to, shares of our common stock; and
•	Cash-based awards, including performance-based annual bonus awards.

Shares Available for Awards. Subject to adjustment in the event of stock splits and similar events, the aggregate number of shares of common stock reserved and available for issuance pursuant to awards granted under the 2021 Plan is 25 million, plus (i) the number of shares remaining available for grant under the 2018 Plan as of the Effective Date (not to exceed 11,000,000), plus (ii) a number of additional shares underlying awards outstanding as of the Effective Date under the Prior Plans that thereafter terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason (not to exceed 20 million).

Share Counting. As noted above, the 2021 Plan utilizes a fungible share pool under which each stock option and SAR counts against the share reserve on a one-for-one basis, and each full-value award counts against the share reserve on a greater than one-for-one basis. Specifically, shares of common stock reserved and available for issuance pursuant to awards granted under the 2021 Plan shall be counted against the 2021 Plan reserve as follows:

•	The full number of shares subject to a stock option shall count against the shares remaining available under the 2021 Plan, even if the exercise price of the stock option is satisfied in whole or in part through net-settlement or by delivering shares to the company.
•	The full number of shares originally subject to an award of SARs shall count against the shares remaining available under the 2021 Plan.

82	Genworth Financial, Inc.

Executive Compensation

•	Full-value awards (which are any awards other than options or SARs) that are settled in stock shall count against the shares remaining available under the 2021 Plan as 1.25 shares for each share covered by such awards.
•	Shares withheld or repurchased from an award to satisfy tax withholding requirements shall count against the shares remaining available under the 2021 Plan, and shares delivered to satisfy tax withholding requirements shall not be added to the 2021 Plan share reserve.
•	To the extent that an award granted under the 2021 Plan is canceled, terminates, expires, is forfeited or lapses for any reason, including by reason of failure to achieve maximum performance goals, any unissued or forfeited shares will be added back to the 2021 Plan share reserve and again be available for issuance under the 2021 Plan.
•	Shares subject to awards settled in cash will be added back to the 2021 Plan share reserve and again be available for issuance under the 2021 Plan.
•	The Committee may grant awards under the 2021 Plan in substitution for awards held by employees of another entity who become employees of the company as a result of a business combination, and such substitute awards will not count against the 2021 Plan share reserve.

Limitations on Individual Awards. The maximum number of shares of common stock subject to stock-based awards that may be granted (or allocated in the case of multi-year performance awards) under the 2021 Plan in any calendar year to any employee is as follows: stock options or SARs, 15,000,000; restricted stock or stock units, 15,000,000; and other stock-based awards, 2,000,000. The maximum aggregate amount that may be paid, credited or vested with respect to cash-based awards under the 2021 Plan to any employee in any calendar year of the company shall be $10,000,000. The maximum number of shares subject to awards that may be granted in any calendar year to any non-employee director is limited to a number that, combined with any cash fees or other compensation paid to such non-employee director, shall not exceed $750,000 in total value.

Minimum Vesting Requirements. Except in the case of substitute awards granted in a business combination as described above, awards granted to all employees (including named executive officers) under the 2021 Plan will either (i) be subject to a minimum vesting period of one year, or (ii) be granted solely in exchange for foregone cash compensation. Notwithstanding the foregoing, the Committee may (i) permit acceleration of vesting of full-value awards in the event of a participant’s termination of service, or (ii) grant awards without the minimum vesting requirements described above with respect to awards covering 5% or fewer of the total number of shares authorized under the 2021 Plan.

Treatment of Awards upon a Change of Control. If the successor entity in a change of control of the company assumes and maintains awards granted under the 2021 Plan, those awards will not automatically vest and pay out upon the change of control. Alternatively, unless the Committee determines otherwise or unless otherwise specifically prohibited under applicable laws or by the rules of any stock exchange on which our common stock is listed, in the event of a change of control of the company in which a successor entity fails to assume and maintain awards under the 2021 Plan:

•	all time-vesting awards will fully vest as of the effective date of the change of control and will be distributed or paid to the participant within 30 days following the change of control.
•	all performance-vesting awards will fully vest as of the effective date of the change of control, will be deemed earned based on the target performance being attained for the performance period in which the change of control occurs, and will be distributed or paid to the participant within 30 days following the change of control pro rata based on the portion of the performance period elapsed on the date of the change of control.

Limitations on Transfer; Beneficiaries. A participant may not assign or transfer an award other than by will or the laws of descent and distribution; provided, however, that the Committee may permit other transfers (other than transfers for value). A participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any award upon the participant’s death.

2021 Proxy Statement	83

Executive Compensation

Adjustments. In the event of a transaction between the company and its stockholders that causes the per-share value of the company’s common stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the share authorization limits under the 2021 Plan will be adjusted proportionately, and the Committee must make such adjustments to the 2021 Plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. In the event of any corporate event or transaction involving the company, such as a merger, consolidation, reorganization, recapitalization, stock split, a stock dividend, spin-off, or a combination or exchange of shares, dividend in kind or other like change in capital structure, the Committee may, in its sole discretion, make such other appropriate adjustments to the terms of any outstanding awards to reflect such changes or distributions and to modify any other terms of outstanding awards.

Termination and Amendment. The Board may, at any time and from time to time, terminate or amend the 2021 Plan, but if an amendment would constitute a material amendment requiring stockholder approval under applicable listing requirements, laws, policies or regulations, then such amendment will be subject to stockholder approval. No termination or amendment of the 2021 Plan may, without the written consent of the participant, reduce or diminish the value of an outstanding award. Unless sooner terminated, the 2021 Plan will terminate on the tenth anniversary of its adoption by the Board or, if the stockholders approve an amendment to the 2021 Plan that increases the number of shares subject to the 2021 Plan, the tenth anniversary of the date of such approval.

The Committee may amend or terminate outstanding awards. However, such amendments may require the consent of the participant and, unless approved by the stockholders, the exercise price of an outstanding option may not be reduced, directly or indirectly, and the original term of an option may not be extended.

Prohibition on Repricing. As indicated above under “Termination and Amendment,” outstanding stock options and SARs cannot be repriced, directly or indirectly, by cancellation and regrant, replacement, substitution, surrender or otherwise, without stockholder approval.

Clawback Policy. Awards under the 2021 Plan will be subject to any compensation recoupment policy (sometimes referred to as a “clawback policy”) of the company as adopted from time to time. As described above, the company maintains a clawback policy that applies to incentive compensation earned by or paid to certain covered officers.

Certain U.S. Federal Income Tax Effects

The U.S. federal income tax discussion set forth below is intended for general information only and does not purport to be a complete analysis of all of the potential tax effects of the 2021 Plan. It is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. Foreign, state and local income tax consequences are not discussed, and may vary from locality to locality.

Nonstatutory Stock Options. There will be no federal income tax consequences to the optionee or to the company upon the grant of a nonstatutory stock option under the 2021 Plan. When the optionee exercises a nonstatutory option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the stock received upon exercise of the option at the time of exercise over the exercise price, and the company will be allowed a corresponding federal income tax deduction. Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

Incentive Stock Options. There will be no federal income tax consequences to the optionee or to the company upon the grant or exercise of an incentive stock option. If the optionee holds the option shares for the required holding period of at least two years after the date the option was granted and one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and the company will not be entitled to a federal income tax deduction. If the optionee disposes of the option shares in a sale, exchange, or other disqualifying

84	Genworth Financial, Inc.

Executive Compensation

disposition before the required holding period ends, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and the company will be allowed a federal income tax deduction equal to such amount. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income.

SARs. A participant receiving a SAR under the 2021 Plan will not recognize income, and the company will not be allowed a tax deduction, at the time the award is granted. When the participant exercises the SAR, the amount of cash and the fair market value of any shares of stock received will be ordinary income to the participant and the company will be allowed a corresponding federal income tax deduction at that time.

Restricted Stock. Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, a participant will not recognize income, and the company will not be allowed a tax deduction, at the time a restricted stock award is granted, provided that the award is nontransferable and is subject to a substantial risk of forfeiture. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the stock as of that date (less any amount he or she paid for the stock), and the company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). If the participant files an election under Code Section 83(b) within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and the company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Code Section 83(b) election.

Restricted or Deferred Stock Units. A participant will not recognize income, and the company will not be allowed a tax deduction, at the time a stock unit award is granted. Upon receipt of shares of stock (or the equivalent value in cash) in settlement of a stock unit award, a participant will recognize ordinary income equal to the fair market value of the stock or other property as of that date (less any amount he or she paid for the stock or property), and the company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Cash-Based Awards. A participant will not recognize income, and the company will not be allowed a tax deduction, at the time a cash-based award is granted (for example, when the performance goals are established). Upon receipt of cash in settlement of the award, a participant will recognize ordinary income equal to the cash received, and the company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Tax Withholding. The company has the right to deduct or withhold, or require a participant to remit to the company, an amount sufficient to satisfy federal, state, and local taxes (including employment taxes) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the 2021 Plan.

Benefits to Named Executive Officers and Others

As of April 1, 2021, no awards had been granted under the 2021 Plan. Awards will be made at the discretion of the Committee or pursuant to delegated authority. Therefore, it is not presently possible to determine the benefits or amounts that will be received by such persons or groups pursuant to the 2021 Plan in the future.

2021 Proxy Statement	85

Audit Matters

Proposal 4
Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our consolidated financial statements and to attest to the effectiveness of our internal control over financial reporting. The Audit Committee has selected KPMG LLP (“KPMG”) as our independent registered public accounting firm for 2021. KPMG has served continuously as our independent auditor in connection with and since our initial public offering in 2004. KPMG is a registered public accounting firm with the Public Company Accounting Oversight Board (“PCAOB”), as required by the Sarbanes-Oxley Act of 2002 and the rules of the PCAOB.

The Audit Committee recognizes the importance of maintaining the independence of the company’s independent auditor, both in fact and appearance. In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a rotation of the independent auditor. In addition, the Audit Committee has adopted restrictions on our hiring of a KPMG partner, director, manager, staff, advising member of the department of professional practice, reviewing actuary, reviewing tax professional and any other persons having responsibility for providing audit assurance on any aspect of their certification of the company’s financial statements. The committee also requires the lead KPMG partner assigned to our audit to be rotated at least every five years. The Audit Committee and its chair are directly involved in the selection of the new lead partner.

Each year, the Audit Committee evaluates the qualifications, performance and independence of the company’s independent auditor and determines whether to re-engage the current independent auditor for the following year. In doing so, the Audit Committee considers, among other things: (i) external data relating to audit quality and performance, including recent PCAOB reports on KPMG and its peer firms; (ii) KPMG’s tenure as our independent auditor and its familiarity with our operations and businesses, accounting policies and practices and internal control over financial reporting; (iii) the quality and efficiency of the services provided by the auditors, the auditors’ capabilities and technical expertise; and (iv) KPMG’s independence.

Based on this evaluation, the members of the Audit Committee and our Board of Directors believe that the continued retention of KPMG is in the best interests of the company and our stockholders.

KPMG representatives are expected to attend the 2021 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

We are asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm. Although ratification is not required by our certificate of incorporation or Bylaws or otherwise, the Board is submitting the selection of KPMG to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our stockholders.

The Board of Directors recommends that Stockholders vote FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the year 2021.

86	Genworth Financial, Inc.

Audit Matters

Engagement of Independent Registered Public Accounting Firm

Upon the approval of the Audit Committee, Genworth retained KPMG to audit our consolidated financial statements for 2020 and to attest to the effectiveness of the company’s internal control over financial reporting. In addition, Genworth retained KPMG, as well as other accounting firms, to provide other accounting and advisory services in 2020.

Approval of Audit and Non-Audit Services

We understand the need for KPMG to maintain objectivity and independence in its audit of our consolidated financial statements. As required by the Audit Committee’s charter and applicable SEC and PCAOB rules and regulations, the Audit Committee pre-approves all audit, audit-related, tax and other permitted non-audit services performed by KPMG, including the amount of fees payable for such services, to ensure that the provision of such services does not impair KPMG’s independence. The Audit Committee may not delegate this responsibility to management. Certain audit and audit-related services and fees are pre-approved by the Audit Committee on an annual basis in connection with the engagement of KPMG as the company’s independent registered public accounting firm for the fiscal year. Other audit, audit-related and permitted non-audit services have been pre-approved by the Audit Committee pursuant to our Audit Committee’s Key Practices and are subject to fee caps. Any other audit, audit-related and permitted non-audit services and all tax services must be specifically pre-approved by the Audit Committee.

Auditor Fees

The aggregate fees billed by KPMG in 2020 and 2019 for professional services rendered were:

	2020	2019
Type of Fees	(in millions)
Audit Fees(1)	$8.8	$9.3
Audit-Related Fees(2)	1.5	1.3
Tax Fees(3)	—	—
All Other Fees(4)	0.1	0.1
Total	$10.4	$10.7

(1)	Fees for services to perform an audit or review in accordance with either the standards of the PCAOB or similar bodies in other countries, or generally accepted auditing standards and services that generally only Genworth’s independent registered public accounting firm can reasonably provide, such as the audit of Genworth’s consolidated financial statements included in public offerings or filings, the review of the financial statements included in our Quarterly Reports on Form 10-Q, and for services that are normally provided by accountants in connection with statutory and regulatory filings or engagements.
(2)	Fees for assurance and related services that are traditionally performed by Genworth’s independent registered public accounting firm, such as audit and related services for employee benefit plan audits, internal control reviews, document production requests, attest services not required by statute or regulation, and consultation concerning financial accounting and reporting standards, including in connection with the Oceanwide transaction.
(3)	Fees for tax compliance, consultation and planning services. Tax compliance generally involves preparation of original and amended tax returns, claims for refunds, tax payment planning services and assistance with tax audits and filing appeals and totaled $3,535 for 2020 and $48,915 for 2019. Tax consultation and tax planning encompass a diverse range of services, including assistance in connection with tax advice related to mergers and acquisitions, employee benefit plans and requests for rulings or technical advice from taxing authorities and totaled $0 for 2020 and 2019.
(4)	Fees not considered audit or audit-related, such as the actuarial services, workpaper access for strategic due diligence, and advice and assistance for the dissolution of entities.

2021 Proxy Statement	87

Audit Matters

Report of the Audit Committee

We have reviewed and discussed the company’s audited financial statements and management’s annual report on internal control over financial reporting with management, which has primary responsibility for the financial statements and related internal controls. KPMG LLP (“KPMG”), the company’s independent registered public accounting firm for 2020, is responsible for expressing an opinion on the conformity of the company’s audited financial statements with U.S. generally accepted accounting principles and on the effectiveness of the company’s internal control over financial reporting. The committee has discussed with KPMG the matters required to be discussed the applicable requirements of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and the U.S. Securities and Exchange Commission (the “SEC”). The committee has received the written disclosures and letters from KPMG in accordance with PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, regarding the independent accountant’s communications with the audit committee concerning independence, and the committee discussed with KPMG that firm’s independence. The committee also concluded that KPMG’s provision of audit and non-audit services, as described in the next section, to the company and its affiliates is compatible with KPMG’s independence.

Based on the review and discussions referred to above, the committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC. This report is provided by the following independent directors, who constitute the committee:

Robert P. Restrepo Jr., Chair
Thomas E. Moloney
Debra J. Perry
James S. Riepe

March 25, 2021

88	Genworth Financial, Inc.

Information About Our Stock

Ownership of Genworth Common Stock

The following table sets forth information as of March 25, 2021, except as indicated in the footnotes to the table, regarding the beneficial ownership of our common stock by:

•	all persons (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) known by us to own beneficially more than 5% of any class of our common stock (based on the most recently available information filed with the SEC);
•	the named executive officers included in the 2020 Summary Compensation Table above;
•	each of our current directors and director nominees; and
•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated in the footnotes to the table, each of the directors, and executive officers possesses sole voting and investment power with respect to all shares set forth opposite his or her name. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock issuable upon the exercise of stock options or SARs or upon the conversion of RSUs held by that person that are currently exercisable or convertible, or are exercisable or convertible within 60 days of March 25, 2021, are deemed to be issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage ownership of any other stockholder. The number of shares issuable upon exercise of SARs is calculated based on the excess of the closing price of our common stock on March 25, 2021, over the base price of the SARs. As of March 25, 2021, there were 506,543,696 shares of common stock outstanding and no shares of any other class of voting securities outstanding.

The address of each director and executive officer listed below is c/o Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia 23230.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares	Percentage		Other Non-Management Director Stock-Based Holdings(1)
BlackRock, Inc.(2)	56,630,679	11.2%
The Vanguard Group, Inc.(3)	45,227,098	8.9%
Thomas J. McInerney(4)	3,220,812		*
Daniel J. Sheehan IV(4)	1,012,292		*
Ward E. Bobitz(4)	392,353		*
Pamela Harrison(4)	90,911		*
Kevin D. Schneider(4)(5)	1,212,510		*
Kelly L. Tuminelli(6)	50,741		*
G. Kent Conrad	—	—		192,832
Karen E. Dyson	—	—		1,961
Jill R. Goodman(7)	—	—		—
Melina E. Higgins	—	—		187,837
Howard D. Mills(7)	—	—		—
David M. Moffett	—	—		201,725
Thomas E. Moloney	11,000		*	237,415
Debra J. Perry	—	—		121,403
Robert P. Restrepo Jr.	—	—		121,403
James S. Riepe	68,000		*	457,055
Ramsey D. Smith(7)	—	—		—
All directors and executive officers as a group (17 persons)(8)	4,995,448		*

*	Less than 1%.

2021 Proxy Statement	89

Information About Our Stock

(1)	Represents DSUs held by the non-management directors that settle in shares of common stock beginning one year after the director leaves the Board in a single payment or in payments over 10 years, at the election of the director, or earlier upon the death of the director. See Item 11—Compensation of Directors for more information regarding DSUs.
(2)	Information obtained solely by reference to the Schedule 13G/A filed with the SEC on January 27, 2021, by BlackRock, Inc. (“BlackRock”). BlackRock reported that it has sole power to vote or direct the vote of 55,729,097 shares and that it has sole power to dispose or to direct the disposition of 56,630,679 shares. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.
(3)	Information obtained solely by reference to the Schedule 13G/A filed with the SEC on February 10, 2021, by The Vanguard Group, Inc. (“Vanguard”). Vanguard reported that it has sole power to vote or direct the vote of 0 shares that it beneficially owns, and has shared power to vote or direct to vote of 505,274 shares, and that it has sole power to dispose or to direct the disposition of 44,323,508 shares and has shared power to dispose or to direct the disposition of 903,590 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(4)	Includes shares of common stock issuable upon conversion of RSUs that are scheduled to vest in the 60-day period following the date of this table, as follows: for Mr. McInerney, 246,333; for Mr. Sheehan, 179,455; for Mr. Bobitz, 67,296; for Ms. Harrison, 67,296; and for Mr. Schneider, 179,455.
(5)	Mr. Schneider resigned from his position as Executive Vice President and Chief Operating Officer, effective January 26, 2021, but will remain employed with the company in an advisory role through May 31, 2021.
(6)	Ms. Tuminelli, our former Executive Vice President and Chief Financial Officer, resigned her position effective August 6, 2020, and left the company effective September 7, 2020.
(7)	Elected to the Board of Directors on March 25, 2021.
(8)	Represents ownership by all current directors and executive officers, including 650,108 shares of common stock issuable upon conversion of RSUs that are scheduled to vest in the 60-day period following the date of this table.

Equity Compensation Plan Information

The following table gives information as of December 31, 2020 about common stock that may be issued under all of our existing equity compensation plans:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(2)	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(3)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))(4)
Equity Compensation Plans Approved by Stockholders(1)	15,540,583	$9.85	10,971,847

(1)	2004 Genworth Financial, Inc. Omnibus Incentive Plan, 2012 Genworth Financial, Inc. Omnibus Incentive Plan and 2018 Genworth Financial, Inc. Omnibus Incentive Plan.
(2)	Includes shares issuable pursuant to the exercise or conversion of stock options, SARs, RSUs, PSUs and DSUs. The number of shares issuable upon exercise of SARs is calculated based on the excess, if any, of the closing price of our common stock on December 31, 2020 of $3.78 over the base price of the SARs. The number of shares issuable upon conversion of PSUs is calculated based on maximum payout levels until the performance period closes and the award settles.
(3)	Calculation of weighted-average exercise price of outstanding awards includes SARs (which are exercisable for shares of common stock for no consideration) and stock options, but does not include RSUs, PSUs and DSUs that convert to shares of common stock for no consideration. The weighted-average exercise price of outstanding stock options is $12.75. The weighted-average base price of outstanding SARs is $9.85.
(4)	Reflects shares reserved and available for future issuance under the 2018 Genworth Financial, Inc. Omnibus Incentive Plan. Under the Plan, each stock option and SAR counts as one share against the share reserve, and each full-value award counts as 1.25 shares against the share reserve. Accordingly, a total of approximately 8,777,478 shares are available for issuance pursuant to grants to full-value stock awards.

90	Genworth Financial, Inc.

Questions and Answers about the 2021 Annual Meeting and Proxy Voting

What matters are to be voted on at the 2021 Annual Meeting?

Genworth intends to present the following proposals for stockholder consideration and voting at the 2021 Annual Meeting:

1.	to elect the nine nominees named in this Proxy Statement as directors to serve until the next annual meeting;
2.	to approve, on an advisory basis, the compensation of our named executive officers;
3.	to approve the 2021 Plan;
4.	to ratify the selection of KPMG as our independent registered public accounting firm for 2021; and
5.	to transact such other business as may properly come before the 2021 Annual Meeting or any adjournment thereof.

What is the recommendation of the Board of Directors with respect to each proposal?

The Board of Directors recommends votes:

•	FOR the election of the nine nominees named in this Proxy Statement as directors;
•	FOR the approval, on an advisory basis, of the compensation of our named executive officers;
•	FOR the approval of the 2021 Plan; and
•	FOR the ratification of the selection of KPMG as our independent registered public accounting firm for 2021.

Will any other matters be presented for a vote at the 2021 Annual Meeting?

At this time, we are not aware of any other matters that will be presented for a vote at the 2021 Annual Meeting. However, if another matter were to be properly presented, the proxies would use their own judgment in how to vote on that matter.

Who is entitled to vote at the 2021 Annual Meeting?

All holders of our Class A Common Stock, par value $0.001 (our “common stock”), issued and outstanding at the close of business on March 22, 2021 (the “record date”) are entitled to vote at the 2021 Annual Meeting. As of the record date, there were 506,543,696 shares of our common stock issued and outstanding. Each share outstanding on the record date will be entitled to one vote.

How will the Virtual 2021 Annual Meeting be conducted?

The meeting will be conducted virtually and will include management remarks and a question and answer session. All stockholders of record on March 22, 2021 are invited to participate in the meeting. We intend to structure our virtual meeting to provide stockholders similar opportunities to participate as if the meeting

2021 Proxy Statement	91

Questions and Answers about the 2021 Annual Meeting and Proxy Voting were held in person, including the ability to vote shares electronically during the meeting and submit written questions, in advance or during the annual meeting, in accordance with the rules of conduct for the meeting.

The agenda and additional information regarding the rules and procedures for participating in the virtual Annual Meeting will be provided during the meeting on the meeting website.

Only stockholders that enter a valid control number, which was included with your proxy materials, and name will be allowed to vote and submit up to three (3) written questions. Questions relevant to meeting matters will be answered during the meeting as time allows, to emulate an in-person question and answer session. A recording of the entire meeting will be posted on the investor page of our website.

What will I need to attend the 2021 Annual Meeting?

If you are a Genworth stockholder, you may attend the 2021 Annual Meeting, vote, and submit a question during the 2021 Annual Meeting by visiting www.virtualshareholdermeeting.com/GNW2021 and using your 16-digit control number, which was included with your proxy materials, and name to enter the meeting.

How do I vote my shares?

Record Holders. Stockholders of record may vote their shares at the 2021 Annual Meeting, or may submit a proxy to cause their shares to be represented and voted at the 2021 Annual Meeting. Stockholders of record may grant a proxy with respect to their shares by mail, by telephone or by Internet. Granting a proxy by telephone or by Internet will be available through 11:59 p.m. Eastern time on May 19, 2021. Voting instructions appear on your proxy card. If you grant a proxy by telephone or by Internet, please have your proxy card available.

Beneficial Holders. If you are the beneficial owner, but not the record owner, of our common stock, you will receive instructions about voting from the bank, broker or other nominee that is the stockholder of record of your shares. Your ability to vote over the Internet or by telephone depends on the voting procedures of your bank, broker or other nominee.

Retirement Plan Holders. If you hold shares of our common stock through the Retirement and Savings Plan, you will receive instructions about how to direct the trustee of your plan to vote your shares. Please review these voting instructions to determine your ability to vote over the Internet or by telephone.

Proxies or voting instruction forms submitted by mail, telephone or Internet will be voted in the manner indicated by the individuals named on the proxy or the voting instruction form.

92	Genworth Financial, Inc.

Questions and Answers about the 2021 Annual Meeting and Proxy Voting

What if I sign and return my proxy or voting instructions but do not specify how to vote my shares?

Record Holders. If you submit a proxy but do not specify how your shares are to be voted, the proxies will vote your shares:

•	FOR the election of the nine nominees named in this Proxy Statement as directors;
•	FOR the approval, on an advisory basis, of the compensation of our named executive officers;
•	FOR the approval of the 2021 Plan; and
•	FOR the ratification of the selection of KPMG as our independent registered public accounting firm for 2021.

Beneficial Holders. If you submit a voting instruction form to your bank, broker or other nominee but do not specify how to vote your shares, your shares will be voted in the bank, broker or other nominee’s discretion with respect to the ratification of KPMG but such shares will not be voted with respect to the election of directors, the proposal to approve, on an advisory basis, the compensation of our named executive officers, or the proposal to approve the 2021 Plan.

Retirement Plan Holders. If you hold your shares through the Retirement and Savings Plan and submit your voting instruction form but do not specify how to vote your shares, the shares credited to your account will be voted by the trustee in the same proportion that it votes shares in other accounts for which it received timely instructions.

May I change or revoke my proxy after it is submitted?

Yes, you may change or revoke your proxy before the 2021 Annual Meeting by:

•	subsequently granting a proxy by telephone or by Internet;
•	returning a later-dated proxy card;
•	sending your notice of revocation to our Corporate Secretary; or
•	attending the 2021 Annual Meeting and voting electronically.

If you submit your changed proxy or revocation by telephone or by Internet, it must be received by 11:59 p.m. Eastern time on May 19, 2021. If you submit your changed proxy or revocation by another method specified above, it must be received before the polls close for voting. Attendance at the meeting alone will not revoke a previously submitted proxy.

What is a quorum?

In order for business to be conducted at the 2021 Annual Meeting, a quorum must be present. A quorum will be present if stockholders of record holding a majority in voting power of the outstanding shares of stock entitled to vote at the meeting are present or are represented by proxies.

What vote is required for the items of business at the 2021 Annual Meeting?

Holders of our common stock will vote as a single class and will be entitled to one vote per share with respect to each matter to be presented at the 2021 Annual Meeting.

Election of directors. Under our Bylaws, each of the nominees for director receiving a majority of votes cast by holders of our common stock at the meeting or by proxy shall be elected to our Board of Directors, unless the election is contested, in which case directors shall be elected by a plurality of votes properly cast. An election shall be contested if, as determined by the Board of Directors, the number of nominees exceeds

2021 Proxy Statement	93

Questions and Answers about the 2021 Annual Meeting and Proxy Voting the number of directors to be elected. A majority of votes cast means that the number of votes cast for a director exceeds the number of votes cast against that director, with abstentions and “broker non-votes” counting as votes neither for nor against such director’s election. Under our Bylaws, any incumbent director who is a nominee in an uncontested election who does not receive a majority of votes cast shall promptly tender his or her resignation from the Board of Directors following the certification of the stockholder vote. Any resignation so received will not be made effective until it is acted upon by the Board of Directors. The Nominating Committee will assess the appropriateness of the nominee continuing to serve as a director and will recommend to the Board of Directors whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the Nominating Committee’s recommendation and publicly disclose its decision and the reason for the decision. The director resignation procedures set forth in our Bylaws do not apply to contested elections of directors.

The Board of Directors has proposed nine nominees for election. No other nominees for election to the Board of Directors have been submitted for election in accordance with the Bylaws. Thus, the Board of Directors has not determined that the election will be contested, and each director will be elected by a majority of votes cast.

Advisory vote to approve named executive officer compensation. The affirmative vote of the holders of a majority of shares of our common stock present at the meeting or by proxy and entitled to vote on the matter is required for the non-binding, advisory vote to approve the compensation of our named executive officers. The vote is advisory, and therefore not binding on the company, the Compensation Committee or our Board of Directors. However, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation as it deems appropriate.

Approval of the 2021 Genworth Financial, Inc. Omnibus Incentive Plan. The affirmative vote of a majority of shares of common stock present at the meeting, in person or by proxy, and entitled to vote on the matter is required for the approval of the 2021 Plan.

Ratification of the selection of KPMG as our independent registered public accounting firm for 2021. The affirmative vote of the holders of a majority of shares of our common stock present at the meeting or by proxy and entitled to vote on the matter is required for the ratification of the selection of KPMG as our independent registered public accounting firm for 2021.

Other matters. The affirmative vote of the holders of a majority of shares of our common stock present at the meeting or by proxy and entitled to vote on the matter is required for approval of any other matters.

How are abstentions and broker non-votes counted?

Because the election of directors is uncontested, directors will be elected by a majority of votes cast, as provided under our Bylaws. Abstentions will not be counted in determining whether a director has received a majority of the votes cast for his or her election. Abstentions will have the same effect as votes “against” the advisory vote to approve named executive officer compensation, the proposal to approve the 2021 Plan, and the proposal to ratify the selection of KPMG as our independent registered public accounting firm for 2021.

If a bank, broker or other nominee returns a proxy card indicating that it does not have discretionary authority to vote as to a particular matter (“broker non-votes”), those shares will be treated as not entitled to vote on that matter. Brokers do not have the discretionary authority to vote on the election of directors. Broker non-votes do not count as votes and, therefore, will not be counted in determining whether a director has received a majority of the votes cast for his or her election.

94	Genworth Financial, Inc.

Questions and Answers about the 2021 Annual Meeting and Proxy Voting

Brokers also do not have the discretionary authority to cast: (i) an advisory vote on named executive officer compensation, or (ii) a vote to approve the 2021 Plan. As a result, brokers will not be treated as entitled to vote on these matters and, therefore, will not have any effect on the outcome of the proposals.

The ratification of the selection of KPMG as our independent registered public accounting firm for 2021 is deemed to be a discretionary matter and brokers will be permitted to vote uninstructed shares as to such matter.

Abstentions and broker non-votes will be counted as shares present for purposes of determining whether a quorum is present.

Who counts the votes?

The Board will continue, as it has in past years, to retain an independent tabulator to receive and tabulate the proxies and appoint an independent inspector of election to certify the results.

What are the costs for soliciting proxies for the 2021 Annual Meeting?

Proxies will be solicited on behalf of the Board of Directors by mail, telephone, or other electronic means and we will pay the solicitation costs. Copies of proxy materials and of the 2020 Annual Report will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses. Georgeson Inc. has been retained to assist in soliciting proxies at a fee of $17,500, plus distribution costs and other costs and expenses.

What is the deadline for submission of stockholder proposals for the 2022 Annual Meeting?

The rules of the SEC establish the eligibility requirements and the procedures that must be followed for a stockholder’s proposal to be included in a public company’s proxy materials. Pursuant to those rules, any proposal for inclusion in Genworth’s proxy materials for an annual meeting held in 2022 (the “2022 Annual Meeting”) would have to be received at our principal executive offices on or before December 2, 2021.

In addition, our Bylaws establish an advance notice procedure with regard to director nominations and other business proposals by stockholders intended to be presented at our 2022 Annual Meeting. For these nominations or other business proposals to be properly brought before the meeting by a stockholder, assuming the 2022 Annual Meeting occurs on a date that is not more than 30 days before or 70 days after the anniversary of the 2021 Annual Meeting, the stockholder must deliver written notice to us not later than the close of business on February 19, 2022 nor earlier than the close of business on January 20, 2022. Such nominations and other business proposals must comply with all requirements set forth in our Bylaws. Our Bylaws provide that business proposals that comply with all rules and requirements of the SEC and are included in our proxy statement are deemed to comply with the advance notice procedures in our Bylaws.

All notices of intention to present director nominations or other business proposals at the 2022 Annual Meeting, whether or not intended to be included in our proxy materials, should be addressed to: Corporate Secretary, Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia 23230.

Where can I find the voting results of the 2021 Annual Meeting?

The preliminary voting results are expected to be announced at the 2021 Annual Meeting. In addition, within four business days following the 2021 Annual Meeting, we intend to file the final voting results with the SEC on Form 8-K. If the final voting results have not been certified within that four-day period, we will report the preliminary

2021 Proxy Statement	95

Questions and Answers about the 2021 Annual Meeting and Proxy Voting voting results on Form 8-K at that time and will file an amendment to the Form 8-K to report the final voting results within four business days of the date that the final results are certified. The final voting results will also be posted in the corporate governance section of our website. To view the results, go to www.genworth.com, select “Investors,” then select “Corporate Governance” and finally select “2021 Annual Meeting Results.”

May I request electronic delivery of proxy statements and annual reports in the future?

Stockholders of record may elect to receive future proxy statements and annual reports electronically by providing consent to electronic delivery online at www.proxyvote.com. Should you choose to receive your proxy materials electronically, your choice will remain in effect until you notify Genworth or Broadridge Financial Solutions, Inc., in accordance with applicable law, that you wish to resume mail delivery of these documents. If you hold your Genworth common stock through a bank, broker or other nominee, refer to the information provided by that entity for instructions on how to receive your proxy materials electronically.

Where can I view this Proxy Statement and Genworth’s 2020 Annual Report electronically?

This Proxy Statement and Genworth’s 2020 Annual Report may be viewed online at www.proxyvote.com.

How can I get a copy of Genworth’s Annual Report on Form 10-K?

To obtain a copy of Genworth’s 2020 Annual Report, which includes our Form 10-K for the fiscal year ended December 31, 2020, without charge, address your request to Investor Relations, Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia 23230. In addition, the 2020 Annual Report may be accessed at our website. To view, go to www.genworth.com, select “Investors,” then select “SEC Filings” and finally select “Annual Reports.” Our Form 10-K for the fiscal year ended December 31, 2020 also may be accessed at the SEC’s website at www.sec.gov.

96	Genworth Financial, Inc.

Other Information

Voting

Your vote is important. We encourage you to participate in the 2021 Annual Meeting, either by attending and voting or by voting through other acceptable means. Whether or not you plan to attend the 2021 Annual Meeting, please take the time to vote your shares as soon as possible. You can ensure that your shares are voted at the meeting by submitting your proxy by telephone, by Internet or by completing, signing, dating and returning the proxy card (or voting instruction form, if you hold your shares through a broker, bank or other nominee). Submitting your proxy by any of these methods will not affect your right to attend the meeting and vote. A stockholder who gives a proxy may revoke it by voting at the 2021 Annual Meeting, by delivering a subsequent proxy or by notifying Genworth’s Corporate Secretary in writing of such revocation. Attendance at the meeting alone will not revoke a previously submitted proxy.

Each share of Class A Common Stock issued and outstanding as of the record date is entitled to one vote for each director nominee and one vote for each of the other proposals properly presented at the meeting. Your vote is important, and we urge you to vote.

Meeting Admission

If you plan to attend the 2021 Annual Meeting, please follow the instructions beginning on page 91 of the accompanying Proxy Statement.

2020 Annual Report

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 accompanies this Proxy Statement.

Date of Distribution

This Proxy Statement is furnished in connection with the solicitation of proxies by Genworth on behalf of the Board of Directors for the 2021 Annual Meeting. The Notice of 2021 Annual Meeting of Stockholders, the Proxy Statement and proxy card are first being made available or mailed to stockholders on or about April 1, 2021.

Internet Availability of Proxy Materials

We are making this Proxy Statement and our 2020 Annual Report, which includes our Form 10-K for the fiscal year ended December 31, 2020 (the “2020 Annual Report”), available to our stockholders on the Internet. We mailed to many of our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including this Proxy Statement and our 2020 Annual Report. The Notice of Internet Availability of Proxy Materials also provides instructions on how to vote online, by mail or by telephone. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request these materials.

2021 Proxy Statement	97

Other Information

Other stockholders, in accordance with their prior requests, have received e-mail notification of how to access our proxy materials and vote online, or have been mailed paper copies of our proxy materials and a proxy card (or a voting instruction form from their broker, bank or other nominee).

Internet distribution of proxy materials is designed to expedite receipt by stockholders, lower the costs associated with our 2021 Annual Meeting, and reduce the environmental impact of our 2021 Annual Meeting. However, if you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions for requesting such materials contained on the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

98	Genworth Financial, Inc.

Appendix A

2021 Genworth Financial, Inc. Omnibus Incentive Plan

2021 Proxy Statement	99

Appendix A

100	Genworth Financial, Inc.

Appendix A

Article 1. Establishment, Purpose, Awards, Eligibility and Participation

1.1 Establishment. Genworth Financial, Inc., a Delaware corporation (together with its successors, the “Company”), establishes the 2021 Genworth Financial, Inc. Omnibus Incentive Plan (the “Plan”), as set forth in this document.

The Plan shall become effective on the date that it is approved by the Company’s stockholders (the date on which the Plan becomes effective being referred to herein as the “Effective Date”).

1.2 Purpose of the Plan. The purpose of the Plan is to promote the interests of the Company and its stockholders by strengthening the ability of the Company and its Affiliates to attract, motivate, reward, and retain qualified individuals upon whose judgment, initiative, and efforts the financial success and growth of the business of the Company largely depend, and to provide an opportunity for such individuals to acquire stock ownership and other rights that promote and recognize the financial success and growth of the Company.

1.3 Awards. The Plan permits the grant of Stock Options, Stock Appreciation Rights, Restricted Stock (including Performance Shares), Restricted Stock Units (including Performance Stock Units), Other-Stock Based Awards, Nonemployee Director Awards (including Deferred Stock Units), and Cash-Based Awards.

1.4 Eligibility and Participation. Any Employee (including a leased employee), Nonemployee Director, or Third Party Service Provider is eligible to be designated a Participant. An individual shall become a Participant upon the grant of an Award. Each Award shall be evidenced by an Award Certificate. No individual shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive a future Award. An Employee, Nonemployee Director, or Third Party Service Provider of an Affiliate may be granted Stock Options or Stock Appreciation Rights under this Plan only if the Affiliate qualifies as an “eligible issuer of service recipient stock” within the meaning of §1.409A-1(b)(5)(iii)(E) of the final regulations under Code Section 409A. Incentive Stock Options may be granted only to Eligible Participants who are employees of the Company or a Parent or Subsidiary as defined in Section 424(e) and (f) of the Code.

Article 2. Definitions

In addition to the terms specifically defined elsewhere in the Plan, the following capitalized terms whenever used in the Plan shall have the meanings set forth below.

2.1	Awards.

(a)	“Award” shall mean, individually or collectively, any Stock Option, Stock Appreciation Right, Restricted Stock (including any Performance Share), Restricted Stock Unit (including any Performance Stock Unit), Cash-Based Award, Other Stock-Based Award or Nonemployee Director Award (including any Deferred Stock Unit) that is granted under the Plan.

(b)	“Cash-Based Award” shall mean any right granted under Article 11.

(c)	“Deferred Stock Unit” shall mean a type of Nonemployee Director Award, as described in Article 10.

(d)	“Dividend Equivalent” shall mean a right with respect to a Full-Value Award granted under Article 9.

(e)	“Full-Value Award” means an Award other than in the form of a Stock Option or Stock Appreciation Right, and which is settled by the issuance of Shares (or at the discretion of the Committee, settled in cash valued by reference to full Share value).

(f)	“Incentive Stock Option” shall mean a Stock Option that is intended to be an incentive stock option and meets the requirements of Section 422 of the Code or any successor provision thereto.

2021 Proxy Statement	101

Appendix A

(g)	“Nonemployee Director Award” shall mean any Award granted to a Nonemployee Director under Article 10.

(h)	“Nonstatutory Stock Option” shall mean a Stock Option that is not an Incentive Stock Option.

(i)	“Other Stock-Based Award” shall mean any right, granted under Article 8, that relates to or is valued by reference to Shares or other Awards relating to Shares.

(j)	“Performance Share” shall mean a Share of Restricted Stock as described in Section 7.1(c).

(k)	“Performance Stock Unit” shall mean a Restricted Stock Unit as described in Section 7.1(c).

(l)	“Restricted Stock” shall mean any Share granted under Article 7 that is subject to certain restrictions and to risk of forfeiture.

(m)	“Restricted Stock Unit” shall mean any right granted under Article 7 to receive Shares (or the equivalent value in cash or other property if the Committee so provides) in the future, which right is subject to certain restrictions and to risk of forfeiture.

(n)	“Stock Appreciation Right” or “SAR” shall mean any right granted under Article 6 to receive a payment (in Shares or cash) equal in value to the difference between the Fair Market Value of a Share as of the date of exercise of the SAR over the grant price of the SAR.

(o)	“Stock Option” shall mean any right granted under Article 5 to purchase Shares at a specified price during specified time periods. A Stock Option may be an Incentive Stock Option or a Nonstatutory Stock Option.

2.2	Other Defined Terms.

(a)	“Affiliate” shall mean an entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control with, the Company, including any Subsidiary.

(b)	“Annual Award Limit” shall have the meaning set forth in Section 4.3.

(c)	“Automatic Exercise” shall have the meaning set forth in Section 6.2.

(d)	“Award Certificate” shall mean a written document, in such form as the Committee prescribes from time to time, setting forth the terms and conditions of an Award. Award Certificates may be in the form of individual award agreements or certificates or a program document describing the terms and provisions of an Awards or series of Awards under the Plan. The Committee may provide for the use of electronic, internet or other non-paper Award Certificates, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

(e)	“Board of Directors” shall mean the board of directors of the Company.

(f)	“Change of Control” shall have the meaning set forth in Section 12.2.

(g)	“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder.

(h)	“Committee” shall mean a committee of the Board of Directors, whose members are intended to qualify as “independent” directors under the applicable rules of the stock exchange on which the Shares are listed, and, except as otherwise determined by the Board of Directors, “non-employee”

102	Genworth Financial, Inc.

Appendix A

directors under the requirements of Section 16 of the Exchange Act and the rules and regulations thereunder, or any successor requirement to any of the foregoing. Unless and until changed by the Board, the Management Development and Compensation Committee of the Board is designated as the Committee to administer the Plan.

(i)	“Company” shall have the meaning set forth in Section 1.1.

(j)	“Effective Date” shall have the meaning set forth in Section 1.1.

(k)	“Employee” shall mean any employee of the Company or any of its Affiliates.

(l)	“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

(m)	“Fair Market Value” shall mean, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

(n)	“Grant Date” of an Award means the first date on which all necessary corporate action has been taken to approve the grant of the Award as provided in the Plan, or such later date as is determined and specified as part of that authorization process. Notice of the grant shall be provided to the grantee within a reasonable time after the Grant Date.

(o)	“Nonemployee Director” shall mean a director of the Company who is not a common law employee of the Company or an Affiliate.

(p)	“Participant” shall mean any eligible individual as set forth in Section 1.4 to whom an Award is granted under the Plan; provided that in the case of the death of a Participant, the term “Participant” refers to a beneficiary designated pursuant to Section 14.14 or the legal guardian or other legal representative acting in a fiduciary capacity on behalf of the Participant under applicable state law and court supervision.

(q)	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

(r)	“Plan” shall have the meaning set forth in Section 1.1.

(s)	“Plan Year” shall mean the calendar year.

(t)	“Prior Plans” shall mean the 2004 Genworth Financial, Inc. Omnibus Incentive Plan, as amended, the 2012 Genworth Financial, Inc. Omnibus Incentive Plan, as amended, and the 2018 Genworth Financial, Inc. Omnibus Incentive Plan.

(u)	“Share” shall mean a share of Class A common stock, par value $.001, of the Company (as such may be reclassified or renamed), and such other securities or property as may become the subject of Awards, or become subject to Awards, pursuant to an adjustment made under Section 4.4.

(v)	“Subsidiary” shall mean, with respect to a Person, any corporation or other entity, whether domestic or foreign, in which such Person has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

(w)	“Third Party Service Provider” shall mean any consultant, agent, advisor, or independent contractor who renders services to the Company or any of its Affiliates, which services (a) are not performed in connection with the offer and sale of the Company’s securities in a capital raising transaction, and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

2021 Proxy Statement	103

Appendix A

Article 3. Administration

3.1 General. The Committee shall be responsible for administering the Plan in accordance with this Article 3.

3.2 Authority of the Committee. The Committee shall have full and exclusive discretionary power to (a) interpret the terms and the intent of the Plan and any Award Certificate or other agreement or document ancillary to or in connection with the Plan; (b) determine eligibility for Awards; and (c) adopt such rules, forms, instruments, and guidelines for administering the Plan as the Committee deems necessary or proper; provided, however, that the Board of Directors is hereby authorized (in addition to any necessary action by the Committee) to grant or approve Awards as necessary to satisfy the requirements of Section 16 of the Exchange Act and the rules and regulations thereunder. The Committee’s authority shall include, but not be limited to, the following:

(a)	To determine from time to time which of the persons eligible under the Plan shall be granted Awards; when and how each Award shall be granted; what type or combination of types of Award shall be granted; the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Shares pursuant to an Award; and the number of Shares with respect to which an Award shall be granted to each such person.

(b)	To determine whether Awards will be settled in Shares, cash, or in any combination thereof.

(c)	To construe and interpret the Plan and Awards granted under it, and to establish, amend, and revoke rules and regulations for its administration. The Committee, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Certificate, in a manner and to the extent it shall deem necessary or expedient to make the Plan or such Award Certificate fully effective.

(d)	To amend the Plan or an Award Certificate as provided in the Plan.

(e)	Generally, to exercise such powers and to perform such acts as the Committee deems necessary, desirable, convenient, or expedient to promote the best interests of the Company that are not in conflict with the provisions of the Plan.

(f)	To adopt sub-plans and/or special provisions applicable to Awards regulated by the laws of a jurisdiction other than and outside of the United States. Such sub-plans and/or special provisions may take precedence over other provisions of the Plan, with the exception of the section of the plan governing Share reserves and counting, but unless otherwise superseded by the terms of such subplans and/or special provisions, the provisions of the Plan shall govern.

(g)	To authorize any person to execute on behalf of the Company any instrument required to affect the grant of an Award previously granted by the Committee.

All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals.

3.3 Actions and Interpretations by the Committee. For purposes of administering the Plan, the Committee may from time to time adopt rules, regulations, guidelines and procedures for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the Plan, as the Committee may deem appropriate. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award Certificate in the manner and to the extent it deems necessary to carry out the intent of the Plan. The Committee’s interpretation of the Plan, any Awards granted under the Plan, any Award Certificate and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee

104	Genworth Financial, Inc.

Appendix A

of the Company or any Affiliate, the Company’s or an Affiliate’s independent certified public accountants, Company counsel or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan. No member of the Committee will be personally liable for any good faith determination, act or omission in connection with the Plan or any Award.

3.4 Advisors. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals.

3.5 Delegation. The Committee may delegate to one or more of its members, one or more officers of the Company or any of its Affiliates, and one or more agents or advisors such administrative duties or powers as it may deem advisable. The Committee may, by resolution, expressly delegate to one or more directors or officers of the Company, authority to do one or both of the following on the same basis as can the Committee: (a) designate Employees and Third Party Service Providers to be recipients of Awards, and (b) determine the terms and conditions of any such Awards; provided, however, that (i) the Committee shall not delegate such responsibilities to any such officer(s) or director(s) for Awards granted to an Employee that is considered an “insider” for purposes of Section 16 of the Exchange Act; (ii) the resolution providing for such authorization shall set forth the total number of Awards and the time period during which such officer(s) or director(s) may grant Awards; and (iii) the officer(s) or director(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

3.6 Indemnification. Each person who is or shall have been a member of the Committee or of the Board, or an officer of the Company to whom authority was delegated in accordance with Section 3.5) shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s articles of incorporation or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Article 4. Shares Subject to the Plan and Maximum Awards

4.1 Number of Shares Available for Awards. Subject to adjustment as provided in Sections 4.2 and 4.4, the maximum number of Shares available for issuance to Participants pursuant to Awards under the Plan shall be 25,000,000 Shares, plus (i) the number of shares remaining available for grant under the 2018 Genworth Financial, Inc. Omnibus Incentive Plan as of the Effective Date (not to exceed 11,000,000), plus (ii) a number of additional Shares underlying awards outstanding as of the Effective Date under the Prior Plans that thereafter terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason (not to exceed 20,000,000). The maximum number of Shares that may be issued upon exercise of Incentive Stock Options granted under the Plan shall be 25,000,000. The Shares available for issuance under the Plan may be authorized and unissued Shares or treasury Shares. From and after the Effective Date, no further awards shall be granted under the Prior Plans and the Prior Plans shall remain in effect only so long as awards granted thereunder shall remain outstanding.

2021 Proxy Statement	105

Appendix A

4.2	Share Usage.

(a)	Awards of Stock Options shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan as one Share for each Share covered by such Awards. The full number of Shares subject to a Stock Option shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan, even if the exercise price of the Stock Option is satisfied in whole or in part through net-settlement or by delivering Shares to the Company (by either actual delivery or attestation).

(b)	Awards of Stock Appreciation Rights shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan as one Share for each Share covered by such Awards. Upon exercise of Stock Appreciation Rights that are settled in Shares, the full number of Shares subject to the Stock Appreciation Rights (rather than any lesser number based on the net number of Shares actually delivered upon exercise) shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan.

(c)	Full-Value Awards and Dividend Equivalents payable in Shares shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan as 1.25 Shares for each Share covered by such Awards.

(d)	Shares withheld or repurchased from an Award to satisfy tax withholding requirements shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan, and Shares delivered by a participant to satisfy tax withholding requirements shall not be added to the Plan share reserve.

(e)	To the extent that an Award is canceled, terminates, expires, is forfeited or lapses for any reason, any unissued or forfeited Shares originally subject to the Award will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.

(f)	Shares subject to Awards settled in cash will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.

(g)	To the extent that the full number of Shares subject to Full-Value Award is not issued for any reason, including by reason of failure to achieve maximum performance goals, the unissued Shares originally subject to the Award will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.

(h)	Substitute Awards granted pursuant to Section 14.4 of the Plan shall not count against the Shares otherwise available for issuance under the Plan under Section 4.1.

4.3 Annual Award Limits. The following limits (each an “Annual Award Limit” and collectively, Annual Award Limits”) shall apply to grants of Awards under the Plan:

(a)	Stock Options or Stock Appreciation Rights: The maximum number of Shares with respect to which Stock Options and/or Stock Appreciation Rights may be granted to any Participant in any Plan Year shall be fifteen million (15,000,000) Shares.

(b)	Restricted Stock or Restricted Stock Units: The maximum number of Shares with respect to which Restricted Stock and Restricted Stock Units (including any Performance Shares and Performance Stock Units) may be granted (or allocated in the case of multi-year performance Awards) to any Participant in any Plan Year shall be fifteen million (15,000,000) Shares.

(c)	Cash-Based Awards: The maximum amount of any Cash-Based Awards that may be paid, credited or vested to any Participant in any Plan Year shall be ten million dollars ($10,000,000).

106	Genworth Financial, Inc.

Appendix A

(d)	Other Stock-Based Awards: The maximum number of Shares with respect to which Other Stock-Based Awards may be granted (or allocated in the case of multi-year performance Awards) to any Participant in any Plan Year shall be two million (2,000,000) Shares.

(e)	Nonemployee Director Awards: The maximum number of Shares subject to Nonemployee Director Awards that may be granted to any Nonemployee Director in any Plan Year shall be limited to a number that, combined with any cash fees or other compensation paid to such Nonemployee Director, shall not exceed $750,000 in total value, with the value of any such Nonemployee Director Awards based on the grant date fair value of such Awards for financial reporting purposes.

4.4 Adjustments in Authorized Shares. In the event of any nonreciprocal transaction between the Company and its stockholders that causes the per-share value of the Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the share authorization limits under Section 4.1 shall be adjusted proportionately, and the Committee shall, in order to prevent dilution or enlargement of Participants’ rights under the Plan as well as dilution or enlargement of the benefits or potential benefits intended to be made available, substitute or adjust, as applicable, the number and kind of Shares that may be issued under the Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the exercise price or grant price applicable to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards.

In the event of any corporate event or transaction involving the Company, such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of the Company, or any similar corporate event or transaction, the Committee may, in its sole discretion, make such other appropriate adjustments to the terms of any Awards under the Plan to reflect, or related to, such changes or distributions to provide that (i) Awards will be settled in cash rather than Stock, (ii) Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iii) Awards, if not assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, will become immediately vested and non-forfeitable and exercisable (in whole or in part) and will expire after a designated period of time to the extent not then exercised, (iv) outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction, over the exercise or grant price of the Award, (v) performance targets and performance periods for Performance Shares or Performance Stock Units will be modified, or (vi) any combination of the foregoing. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan. Notwithstanding the foregoing, the Committee shall not make any adjustments to outstanding Options or Stock Appreciation Rights that would constitute a modification or substitution of the stock right under Treas. Reg. Sections 1.409A-1(b)(5)(v) that would be treated as the grant of a new stock right or change in the form of payment for purposes of Code Section 409A.

Without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under the Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate.

4.5 Minimum Vesting. Except in the case of substitute Awards granted pursuant to Section 14.4, Awards granted to an Employee under the Plan shall either (i) be subject to a minimum vesting period of one year, or (ii) be granted solely in exchange for foregone cash compensation. Notwithstanding the foregoing, the Committee may (i) permit and authorize acceleration of vesting of any Awards in the event of the Participant’s termination of service, and (ii) grant Awards without the above-described minimum vesting requirements with respect to awards covering 5% or fewer of the total number of Shares authorized under the Plan.

2021 Proxy Statement	107

Appendix A

Article 5. Stock Options

5.1 Grant of Stock Options. The Committee is hereby authorized to grant Stock Options to Participants. Each Stock Option shall permit a Participant to purchase from the Company a stated number of Shares from the Company at an exercise price established by the Committee, subject to the terms and conditions described in this Article 5 and to such additional terms and conditions, as established by the Committee, in its sole discretion, that are consistent with the provisions of the Plan. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.

5.2 Exercise Price. The exercise price per Share under a Stock Option shall be determined by the Committee at the time of grant; provided, however, that such exercise price shall not be less than the Fair Market Value of a Share on the Grant Date of such Stock Option (except in the case of a Stock Option issued as a substitute Award pursuant to Section 14.4).

5.3 Prohibition on Repricing. Except as otherwise provided in Section 4.4, the exercise price of a Stock Option may not be reduced, directly or indirectly by cancellation and regrant, replacement, substitution, surrender or otherwise, without the prior approval of the stockholders of the Company. In addition, the Company may not, without the prior approval of stockholders of the Company, (i) repurchase a Stock Option for value (in cash or otherwise) from a Participant, (ii) cancel a Stock Option in exchange for a new Stock Option or other Awards, or (iii) take any other action with respect to a Stock Option that would be treated as a repricing under the rules and regulations of the securities exchange on which the Shares are listed, in each case if the current Fair Market Value of the Shares underlying the Stock Option is lower than the exercise price per share of the Stock Option.

5.4 Stock Option Term. The term of each Stock Option shall be determined by the Committee at the time of grant; provided, however, that no Stock Option shall be exercisable later than the tenth anniversary of the date of its grant. Notwithstanding the foregoing, for Stock Options granted to Participants outside the United States, the Committee has the authority to grant Stock Options that have a term greater than ten years to the extent required by the applicable local laws of the jurisdictions in which such Stock Options are granted.

5.5 Time of Exercise. Stock Options shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine at the time of grant.

5.6 Method of Exercise. Stock Options shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Stock Option is to be exercised, accompanied by full payment for the Shares.

A condition of the issuance of the Shares as to which a Stock Option shall be exercised shall be the payment of the exercise price. As determined by the Committee in its sole discretion, the exercise price of any Stock Option shall be payable to the Company in full: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the exercise price; (c) through a “net” exercise, whereby the Company withholds from the Stock Option a number of Shares having a Fair Market Value on the date of exercise equal to some or all of the exercise price; (d) in a cashless (broker-assisted same-day sale) exercise; or (e) by a combination of (a), (b), (c) or (d), or any other method approved or accepted by the Committee in its sole discretion.

The Committee may provide in an Award Certificate that a Stock Option that is otherwise exercisable and has a per share exercise price that is less than the Fair Market Value of a Share on the last day of its term will be automatically exercised on such final date of the term by means of a “net exercise,” thus entitling the optionee to Shares equal to the intrinsic value of the Stock Option on such exercise date, less the number of Shares required for tax withholding.

108	Genworth Financial, Inc.

Appendix A

Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in U.S. dollars.

5.7 No Deferral Feature. No Stock Option shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the Stock Option.

5.8 No Dividend Equivalents. No Stock Option shall provide for Dividend Equivalents.

5.9 Incentive Stock Options. The terms of any Incentive Stock Options granted under the Plan must comply with the requirements of Section 422 of the Code. If all of the requirements of Section 422 of the Code are not met, the Option shall automatically become a Nonstatutory Stock Option.

Article 6. Stock Appreciation Rights

6.1 Grant of Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Participants. Subject to the terms of the Plan and any applicable Award Certificate, a Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive, upon exercise thereof, the excess of (a) the Fair Market Value of one Share on the date of exercise over (b) the grant price of the right as specified by the Committee, which shall not be less than the Fair Market Value of one Share on the Grant Date of the Stock Appreciation Right (except in the case of a Stock Appreciation Right issued as a substitute Award pursuant to Section 14.4).

Subject to the terms of the Plan and any applicable Award Certificate, the grant price, term, methods of exercise, methods of settlement, and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate, including a provision that a Stock Appreciation Right that is otherwise exercisable and has a per share grant price that is less than the Fair Market Value of a Share on the last day of its term will be automatically exercised on such final date of the term.

6.2 Prohibition on Repricing. Except as otherwise provided in Section 4.4, the exercise price of a Stock Appreciation Right may not be reduced, directly or indirectly by cancellation and regrant, replacement, substitution, surrender or otherwise, without the prior approval of the stockholders of the Company. In addition, the Company may not, without the prior approval of stockholders of the Company, (i) repurchase a Stock Appreciation Right for value (in cash or otherwise) from a Participant, (ii) cancel a Stock Appreciation Right in exchange for a new Stock Appreciation Right or other Awards, or (iii) take any other action with respect to a Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the securities exchange on which the Shares are listed, in each case if the current Fair Market Value of the Shares underlying the Stock Appreciation Right is lower than the grant price of the Stock Appreciation Right.

6.3 Stock Appreciation Right Term. The term of each Stock Appreciation Right shall be determined by the Committee at the time of grant; provided, however, that no Stock Appreciation Right shall be exercisable later than the tenth anniversary of the date of its grant. Notwithstanding the foregoing, for Stock Appreciation Rights granted to Participants outside the United States, the Committee has the authority to grant Stock Appreciation Rights that have a term greater than ten years to the extent required by the applicable local laws of the jurisdictions in which such Stock Appreciation Rights are granted.

6.4 Time of Exercise. Stock Appreciation Rights shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine at the time of grant.

6.5 No Deferral Feature. No Stock Appreciation Right shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the Stock Appreciation Right.

6.6 No Dividend Equivalents. No Stock Appreciation Right shall provide for Dividend Equivalents.

2021 Proxy Statement	109

Appendix A

Article 7. Restricted Stock and Restricted Stock Units

7.1 Grant of Restricted Stock or Restricted Stock Units.

(a)	General. The Committee is hereby authorized to grant Restricted Stock and Restricted Stock Units to Participants. Each Restricted Stock Unit shall represent the right to receive one Share (or the equivalent value payable in cash, as determined by the Committee) upon a specified future date or event. Restricted Stock Units shall be credited to a notional account maintained by the Company. No Shares are actually awarded to the Participant in respect of Restricted Stock Units on the Grant Date. Restricted Stock and Restricted Stock Units shall be subject to such restrictions on transferability and other restrictions as the Committee may impose. These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

(b)	Award Certificate. Each Award Certificate evidencing a Restricted Stock or Restricted Stock Unit grant shall specify the terms of the period(s) of restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, settlement dates and such other provisions as the Committee shall determine, subject to Section 4.5 herein.

(c)	Performance Shares; Performance Stock Units. Restricted Stock and Restricted Stock Units, the grant of which or lapse of restrictions of which is based upon the achievement of performance goals over a performance period, shall be referred to as “Performance Shares” and “Performance Stock Units,” respectively.

7.2 Voting and Other Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Certificate, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder shall have the right to exercise full voting rights with respect to those Shares during the period of restriction. Unless otherwise determined by the Committee and set forth in a Participant’s Award Certificate, a Participant shall have none of the rights of a stockholder with respect to any Restricted Stock Units granted hereunder until such time as Shares are paid in settlement of such Awards.

7.3 Dividends on Restricted Stock. Dividends accrued on Shares of Restricted Stock or Dividend Equivalents accrued with respect to Restricted Stock Units before the underlying Awards are vested shall, as provided in the Award Certificate, either (i) be reinvested in the form of additional Shares, which shall be subject to the same vesting provisions as provided for the host Award, or (ii) be held by the Company under the same vesting provisions in an account allocated to the Participant and accumulated without interest until the date upon which the host Award becomes vested, and any dividends accrued with respect to forfeited Restricted Stock will also be forfeited. Notwithstanding anything in the Plan to the contrary, any Shares or any other property distributed as a dividend, Dividend Equivalent or otherwise with respect to any Restricted Stock or Restricted Stock Units as to which the restrictions have not yet lapsed or which is not vested shall be subject to the same restrictions, vesting and risk of forfeiture as the underlying Award and shall not be paid/settled unless and until the underlying Award vests.

7.4 Forfeiture. Subject to the terms of the Award Certificate and except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment or service during the applicable restriction period or upon failure to satisfy a performance goal during the applicable restriction period, Restricted Stock or Restricted Stock Units that are at that time subject to restrictions shall be forfeited.

110	Genworth Financial, Inc.

Appendix A

Article 8. Other Stock-Based Awards

The Committee is hereby authorized to grant other types of equity-based or equity-related Awards not otherwise described by the terms of the Plan (including the grant or offer for sale of unrestricted Shares) to Participants in such amounts and subject to such terms and conditions as the Committee shall determine, subject to Section 4.5 herein. Such Awards shall be referred to as “Other Stock-Based Awards.” Each such Other Stock-Based Award may involve the transfer of actual Shares to Participants or payment in cash or otherwise of amounts based on the value of Shares, and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

Each Other Stock-Based Award shall be expressed in terms of Shares or units or an equivalent measurement based on Shares, as determined by the Committee. If the value of an Other Stock-Based Award will be based on the appreciation of Shares from an initial value determined as of the Grant Date, then such initial value shall not be less than the Fair Market Value of a Share on the Grant Date of such Other Stock-Based Award.

Article 9. Dividend Equivalents

The Committee is hereby authorized to grant to Participants Dividend Equivalents based on the dividends declared on Shares that are subject to any Full-Value Award. Dividend Equivalents shall be credited as of dividend payment dates during the period between the date the Full-Value Award is granted and the date the Full-Value Award is vested, paid or expired. Such Dividend Equivalents shall be converted to cash, Shares or additional Full-Value Awards by such formula and at such time and subject to such limitations as may be determined by the Committee. Dividend Equivalents accruing on unvested Full-Value Awards shall, as provided in the Award Certificate, either (i) be reinvested in the form of additional Shares, which shall be subject to the same vesting provisions as provided for the host Award, or (ii) be held by the Company under the same vesting provisions in an account allocated to the Participant and accumulated without interest until the date upon which the host Award becomes vested, and, in either case, any Dividend Equivalents accrued with respect to forfeited Awards will be reconveyed to the Company without further consideration or any act or action by the Participant. Notwithstanding anything in the Plan to the contrary, any Shares or any other property distributed as a Dividend Equivalent with respect to a Full-Value Award as to which the restrictions have not yet lapsed or which is not yet vested shall be subject to the same restrictions, vesting and risk of forfeiture as such Full-Value Award to which it relates and shall not be paid/settled unless and until the underlying Full-Value Award vests. Any Dividend Equivalents accrued with respect to forfeited Awards will also be forfeited.

Article 10. Nonemployee Director Awards

The Committee is hereby authorized to grant Awards to Nonemployee Directors, including, but not limited to, Awards of Deferred Stock Units. Each Deferred Stock Unit shall represent a vested right to receive one Share (or the equivalent value in cash or other property in the Committee so provides) at a designated future date and will be credited to a notional account maintained by the Company. Nonemployee Directors shall not be entitled to vote Shares represented by such Deferred Stock Units but shall receive Dividend Equivalents with respect to such Full-Value Awards, which shall be reinvested in additional Deferred Stock Units. Deferred Stock Units shall be converted and settled in Shares in accordance with an election made by the Nonemployee Director, which settlement date shall be no earlier than the first anniversary of the date the Nonemployee Director ceases to be a director of the Company.

Article 11. Cash-Based Awards

The Committee is hereby authorized to grant Awards to Participants denominated in cash in such amounts and subject to such terms and conditions as the Committee may determine. Such Awards shall be referred to as “Cash-Based Awards.” Each such Cash-Based Award shall specify a payment amount, payment range or a value determined with respect to the Fair Market Value of the Shares, as determined by the Committee.

2021 Proxy Statement	111

Appendix A

Article 12. Change of Control

12.1 Change of Control of the Company. If the Successor Entity in a Change of Control Assumes and Maintains an Award, the Award will not automatically vest and pay out upon the Change of Control. Alternatively, unless the Committee shall determine otherwise in the Award Certificate, or unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or stock exchange on which the Shares are listed, upon the occurrence of a Change of Control in which the Successor Entity fails to Assume and Maintain an Award as defined in Section 12.2:

(a)	Time-Vested Awards. Awards, the vesting of which depends upon a participant’s continuation of service for a period of time, shall fully vest as of the effective date of the Change of Control; shall be distributed or paid to the participant within thirty (30) days following the date of the Change of Control in cash, Shares, other securities, or any combination, as determined by the Committee; and shall thereafter terminate; provided, however, that if the Award is denominated in Shares, the amount distributed or paid shall equal the difference between the Fair Market Value of the Shares on the date of the Change of Control and, if applicable, the exercise price, grant price or unpaid purchase price as of the date of the Change of Control;

(b)	Performance-Based Awards. Awards, the vesting of which is based on achievement of performance criteria, shall fully vest as of the effective date of the Change of Control; shall be deemed earned based on the target performance being attained for the performance period in which the Change of Control occurs; shall be distributed or paid to the participant within thirty (30) days following the date of the Change of Control, pro rata based on the portion of the performance period elapsed on the date of the Change of Control, in cash, Shares, other securities, or any combination, as determined by the Committee; and shall thereafter terminate; provided, however, that if the Award is denominated in Shares, the amount distributed or paid shall equal the difference between the Fair Market Value of the Shares on the date of the Change of Control and, if applicable, the exercise price of the Stock Option, grant price of the Stock Appreciation Right or unpaid purchase price of the Full-Value Award as of the date of the Change of Control.

12.2	Change of Control Definitions.

(a)	“Assume and Maintain.” A Successor Entity shall be deemed to have assumed and maintained an Award under this Plan if the Successor Entity substitutes an Award under this Plan or an award under a Successor Entity plan having equivalent value, terms and conditions as the original Award, or otherwise assumes the obligations under and/or equitably adjusts such original Award. The Committee shall have the sole authority to determine whether the proposed assumption of an award by a Successor Entity meets the requirements listed in this Section 12.2(a).

(b)	“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(c)	“Change of Control” shall mean the occurrence of any of the following events:

(i) Any Person becomes the Beneficial Owner of thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of its directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 12.2(c), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, including without limitation, a public offering of securities; (B) any acquisition by the Company or any of its Affiliates; (C) any acquisition by any employee benefit plan or related trust sponsored or maintained by the Company or any of its Affiliates; or (D) any acquisition by any corporation pursuant to a transaction which complies with Section 12.2(c)(iii);

112	Genworth Financial, Inc.

Appendix A

(ii)	Individuals who constitute the Board of Directors as of the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director of the Company subsequent to the Effective Date whose election to the Board of Directors, or nomination for election by the Company’s stockholders, was approved by a vote of (A) at least a majority of the directors then comprising the Incumbent Board, (B) a vote of at least a majority of any nominating committee of the Board of Directors, which nominating committee was designated by a vote of at least a majority of the directors then comprising the Incumbent Board, or (C) in the case of a director appointed to fill a vacancy in the Board of Directors, at least a majority of the directors entitled (under Section 6 of Article VII of the Amended and Restated Certificate of Incorporation of the Company) to elect such director (so long as at least a majority of such directors voting in favor of the director filling the vacancy are themselves members of (or considered to be pursuant to this definition members of) the Incumbent Board) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election or removal of the directors of the Company or other actual or threatened solicitation of proxies of consents by or on behalf of a Person other than the Board of Directors;

(iii)	Consummation of a reorganization, merger, or consolidation to which the Company is a party or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, following such Business Combination, all or substantially all of the individuals and entities who were the Beneficial Owners of Outstanding Company Voting Securities immediately prior to such Business Combination are the Beneficial Owners, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from the Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Successor Entity”) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Voting Securities; or

(iv)	Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Article 13. Duration, Rescission, Amendment, Modification, Suspension, and Termination

13.1 Duration of Plan. Unless sooner terminated as provided in Section 13.2, the Plan shall terminate on the tenth anniversary of the Effective Date or, if the stockholders approve an amendment to the Plan that increases the number of Shares subject to the Plan, the tenth anniversary of the date of such approval unless earlier terminated as provided herein. The termination of the Plan on such date shall not affect the validity of any Award outstanding on the date of termination, which shall continue to be governed by the applicable terms and conditions of the Plan. Notwithstanding the foregoing, no Incentive Stock Option may be granted more than ten years after the Effective Date.

13.2 Amendment, Modification, Suspension, and Termination of Plan. The Board of Directors may, at any time and from time to time, alter, amend, modify, suspend, or terminate the Plan in whole or in part; provided, however, that, without the prior approval of the Company’s stockholders, no action shall be taken that would (a) increase the total number of Shares available for issuance under the Plan or the Annual Award Limits, except as provided in Section 4.4; (b) permit the exercise price or grant price of any Stock Option, Stock Appreciation Right or Other Stock-Based Award the value of which is based on the appreciation of Shares from the Grant Date (i) to be less than Fair Market Value (except as may be permitted by Section 5.2, 6.1, or Article 8), or (ii) to be repriced (directly or indirectly), replaced, or regranted through cancellation

2021 Proxy Statement	113

Appendix A

(except as may be permitted by Section 14.4) or by lowering the exercise price or grant price; or (c) otherwise constitute a material change to the Plan under applicable stock exchange rules. No such action shall adversely affect in any material way any Award previously granted under the Plan without the written consent of the Participant holding such Award. After the Plan is terminated in accordance with this Section 13.2, no Award may be granted but any Award previously granted shall remain outstanding in accordance with the terms and conditions of the Plan and the Award.

13.3 Amendment, Modification, Suspension, and Termination of Awards. The Committee shall have the authority at any time and from time to time, alter, amend, modify, suspend or terminate the terms and conditions of any Award; provided, however, that no such action shall adversely affect in any material way any Award previously granted under the Plan without the written consent of the Participant holding such Award.

Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights or cancel outstanding Stock Options or Stock Appreciation Rights in exchange for cash, other Awards or Stock Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Stock Options or Stock Appreciation Rights without stockholder approval

13.4 Compliance Amendments. Notwithstanding anything in the Plan or in any Award Certificate to the contrary, the Board may amend the Plan or an Award Certificate, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or Award Certificate to any present or future law relating to plans of this or similar nature (including, but not limited to, Section 409A of the Code), and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 13.4 to any Award granted under the Plan without further consideration or action.

Article 14. General Provisions

14.1 Settlement of Awards; No Fractional Shares. Each Award Certificate shall establish the form in which the Award shall be settled. Awards may be settled in cash, Shares, other securities, additional Awards or any combination, regardless of whether such Awards are originally denominated in cash or Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, Awards, other securities or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

14.2 Withholding. The Company and its Affiliates shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, in cash or Shares (including “sell to cover” arrangements), an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan. The obligations of the Company under the Plan will be conditioned on such payment or arrangements and the Company or such Affiliate will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

14.3 Share Withholding. With respect to withholding required upon the exercise of Stock Options or Stock Appreciation Rights, upon the lapse of restrictions on Restricted Stock and Restricted Stock Units, upon the achievement of performance goals related to Performance Shares and Performance Stock Units, or any other taxable event arising as a result of an Award granted hereunder, the Company may satisfy the withholding requirement, in whole or in part, by withholding Shares having a Fair Market Value on the date the tax is to be determined equal to the amount required to be withheld for tax purposes (or such greater amount up to the maximum individual statutory rate in the applicable jurisdiction as may be permitted under then-current accounting principles to qualify for equity classification).

114	Genworth Financial, Inc.

Appendix A

14.4 Substitution of Share-Based Awards. The Committee may grant Awards under the Plan in substitution for stock and stock-based awards held by employees of another entity who become employees of the Company or an Affiliate as a result of a merger or consolidation of the former employing entity with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the former employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

14.5 Transferability of Awards. Except as otherwise provided in a Participant’s Award Certificate or otherwise at any time by the Committee, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent or distribution and any attempt to enforce such a purported sale, transfer, pledge, alienation or hypothecation shall be void. Should the Committee permit transferability of an Award (other than a transfer for value, which shall not be permitted), it may do so on a general or a specific basis, and may impose conditions and limitations on any permitted transferability. Unless transferability is permitted, Stock Options and Stock Appreciation Rights may be exercised by a Participant only during his or her lifetime. If the Committee permits any Stock Option or Stock Appreciation Right to be transferred, references in the Plan to the exercise of a Stock Option or Stock Appreciation Right by the Participant or payment of any amount to the Participant shall be deemed to include the Participant’s transferee.

14.6	Termination of Service; Forfeiture Events.

(a)	Termination of Service. Awards under the Plan shall be subject to any compensation recoupment policy that the Company may adopt from time to time that is applicable by its terms to the Participant. In addition, each Award Certificate shall specify the effect of a Participant’s termination of service with the Company and any of its Affiliates, including specifically whether the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment, in addition to the effect on any otherwise applicable vesting or performance conditions of an Award. Such provisions shall be determined in the Committee’s sole discretion, need not be uniform and may reflect distinctions based on the reasons for termination.

(b)	Leave of Absence. Whether military, government or other service or other leave of absence shall constitute a Participant’s termination of service shall be determined in each case by the Committee at its discretion, and any determination by the Company shall be final and conclusive, provided, however, that for purposes of any Award that is subject to Code Section 409A, the determination of a leave of absence must comply with the requirements of a “bona fide leave of absence” as provided in Treas. Reg. Section 1.409A-1(h).

(c)	Forfeiture Events. An Award Certificate may also specify other events that may cause a Participant’s rights, payments and benefits with respect to an Award to be subject to reduction, cancellation, forfeiture, or recoupment, or which may affect any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, termination of employment for cause, violation of material Company or Affiliate policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company or any Affiliate.

14.7	Special Provisions Related to Section 409A of the Code.

(a)	Notwithstanding anything in the Plan or in any Award Certificate to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under the Plan or any Award Certificate by reason of the occurrence of a Change of Control, or the Participant’s disability or separation from service, such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless (i) the circumstances giving rise to such Change of Control, disability or

2021 Proxy Statement	115

Appendix A

separation from service meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. This provision does not prohibit the vesting of any Award. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the next earliest payment or distribution date or event specified in the Award Certificate that is permissible under Section 409A.

(b)	Notwithstanding anything in the Plan or in any Award Certificate to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Plan or any Award Certificate by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i)	if the payment or distribution is payable in a lump sum, the Participant’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s separation from service; and

(ii)	if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated and the Participant’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s separation from service, whereupon the accumulated amount will be paid or distributed to the Participant and the normal payment or distribution schedule for any remaining payments or distributions will resume.

For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder, provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or any committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

(c)	If any one or more Awards granted under the Plan to a Participant could qualify for any separation pay exemption described in Treas. Reg. Section 1.409A-1(b)(9), but such Awards in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Company shall determine which Awards or portions thereof will be subject to such exemptions.

(d)	Eligible Participants who are service providers to an Affiliate may be granted Stock Options or Stock Appreciation Rights under this Plan only if the Affiliate qualifies as an “eligible issuer of service recipient stock” within the meaning of §1.409A-1(b)(5)(iii)(E) of the final regulations under Code Section 409A.

(e)	Notwithstanding any provision of the Plan or any Award Certificate to the contrary, if one or more of the payments or benefits to be received by a Participant pursuant to an Award would constitute deferred compensation subject to Section 409A of the Code, and would cause the Participant to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company may reform the Plan and Award to maintain to the maximum extent practicable the original intent of the Plan and Award without violating the requirements of Section 409A of the Code.

116	Genworth Financial, Inc.

Appendix A

(f)	If, pursuant to an Award, a Participant is entitled to a series of installment payments, such Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not to a single payment. For purposes of the preceding sentence, the term “series of installment payments” has the meaning provided in Treas. Reg. Section 1.409A-2(b)(2)(iii) (or any successor thereto).

(g)	The Company shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. section 1.409A-3(j)(4) to Participants of deferred amounts, provided that such distribution(s) meets the requirements of Treas. Reg. section 1.409A-3(j)(4).

14.8 Share Certificates. If an Award provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be affected on an uncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange on which the Shares are listed. Shares issued in connection with Awards of Restricted Stock may, to the extent deemed appropriate by the Committee, be retained in the Company’s possession until such time as all conditions or restrictions applicable to such Shares have been satisfied or lapse.

14.9 Electronic Delivery of Documents. The Company may deliver by email or other electronic means (including posting on a web site maintained by the Company or by a third party under contract with the Company) all documents relating to the Plan or any Award thereunder (including without limitation, Plan prospectuses) and all other documents that the Company is required to deliver to its stockholders (including without limitation, annual reports and proxy statements).

14.10 Compliance with Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or stock exchanges on which the Company is listed as may be required. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under the Plan prior to:

(a)	Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)	Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

14.11 Rights as a Stockholder. Except as otherwise provided herein, a Participant shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

14.12 Awards to Non-U.S. Employees. To comply with the laws in other countries in which the Company or any of its Affiliates operates or has Employees, directors, or Third Party Service Providers, the Committee, in its sole discretion, shall have the power and authority to:

(a)	Determine which Affiliates shall be covered by the Plan;

(b)	Determine which Employees, directors and Third Party Service Providers outside the United States are eligible to participate in the Plan;

(c)	Modify the terms and conditions of any Award granted to Employees, directors and Third Party Service Providers outside the United States to comply with applicable foreign laws;

2021 Proxy Statement	117

Appendix A

(d)	Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; and

(e)	Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

14.13 No Right to Continued Service. Nothing in the Plan or an Award Certificate shall interfere with or limit in any way the right of the Company or any of its Affiliates to terminate any Participant’s employment or service at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither any Award nor any benefits arising under the Plan shall constitute an employment or consulting contract with the Company or any of its Affiliates and, accordingly, subject to Article 13, the Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board of Directors or Committee, as applicable, without giving rise to any liability on the part of the Company or any of its Affiliates.

14.14 Beneficiary Designation. Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit, subject to the terms and conditions of the Plan and any Award Agreement applicable to the Participant. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, amounts due under the Plan remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

14.15 Other Compensation Plans or Arrangements. The Committee shall have the authority to grant Awards as an alternative to or as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Company.

14.16 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

14.17 Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person, or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

14.18 Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company or any of its Affiliates may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other person. To the extent that any person acquires a right to receive payments from the Company or any of its Affiliates under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or an Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company or an Affiliate, as the case may be, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not subject to the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

118	Genworth Financial, Inc.

Appendix A

14.19 Nonexclusivity of the Plan. The adoption of the Plan shall not be construed as creating any limitations on the power of the Board of Directors or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

14.20 No Constraint on Corporate Action. Nothing in the Plan shall be construed to (a) limit, impair, or otherwise affect the Company’s or its Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets, or (b) limit the right or power of the Company or its Affiliate to take any action which such entity deems to be necessary or appropriate.

14.21 Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

14.22 Governing Law. The Plan and each Award Certificate shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

2021 Proxy Statement	119

Genworth®

©2021 Genworth Financial, Inc. All rights reserved.

FSC® www.fsc.org
MIX
Paper from responsible sources
FSC®

GENWORTH FINANCIAL, INC.
C/O CORPORATE SECRETARY
6620 WEST BROAD STREET
RICHMOND, VA 23230

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information:

Stockholders:
You must vote these shares no later than 11:59 p.m. ET on May 19, 2021.

Participants in the Genworth Financial, Inc. Retirement and Savings Plan:
You must vote these shares no later than 11:59 p.m. ET on May 17, 2021.

Members in the Genworth Financial Canada Stock Savings Plan:
You must vote these shares no later than 5:00 p.m. ET on May 18, 2021.

Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/GNW2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions:

Stockholders:
You must vote these shares no later than 11:59 p.m. ET on May 19, 2021.

Participants in the Genworth Financial, Inc. Retirement and Savings Plan:
You must vote these shares no later than 11:59 p.m. ET on May 17, 2021.

Members in the Genworth Financial Canada Stock Savings Plan:
You must vote these shares no later than 5:00 p.m. ET on May 18, 2021.

Have your proxy card in hand when you call, and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D39781-P53772-Z79560	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
GENWORTH FINANCIAL, INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH NOMINEE IN PROPOSAL 1 BELOW AND "FOR" PROPOSALS 2, 3 AND 4.
1.	Election of Directors
	Nominees:		For	Against	Abstain
	1a.	G. Kent Conrad	☐	☐	☐

	1b.	Karen E. Dyson	☐	☐	☐

	1c.	Jill R. Goodman	☐	☐	☐

	1d.	Melina E. Higgins	☐	☐	☐

	1e.	Thomas J. McInerney	☐	☐	☐

	1f.	Howard D. Mills, III	☐	☐	☐

	1g.	Debra J. Perry	☐	☐	☐

	1h.	Robert P. Restrepo Jr.	☐	☐	☐

	1i.	Ramsey D. Smith	☐	☐	☐

		For	Against	Abstain

2.	Advisory vote to approve named executive officer compensation.	☐	☐	☐

3.	Approve the 2021 Genworth Financial, Inc. Omnibus Incentive Plan.	☐	☐	☐

4.	Ratification of the selection of KPMG LLP as the independent registered public accounting firm for 2021.	☐	☐	☐

NOTE: Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, or trustee, please give your full title. For joint accounts each owner must sign. Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to Be Held on May 20, 2021:
Genworth's proxy statement and annual report to stockholders are available at www.proxyvote.com.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼
D39782-P53772-Z79560

GENWORTH FINANCIAL, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 20, 2021

Stockholder:

The undersigned stockholder of Genworth Financial, Inc. hereby appoints Thomas J. McInerney, Daniel J. Sheehan IV, and Michael J. McCullough, and each of them jointly and severally, proxies, with full power of substitution, to represent and to vote all shares of Class A Common Stock of Genworth Financial, Inc. that the undersigned is entitled to vote at the 2021 Annual Meeting of Stockholders to be held on Thursday, May 20, 2021, at 9:00 a.m. ET and at any adjournment thereof, upon such business as may properly come before the meeting, including the proposals described in the Proxy Statement dated April 1, 2021, a copy of which has been received by the undersigned, and on matters incidental to the conduct of the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" EACH NOMINEE LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2, 3 AND 4. ON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING, THE PROXIES SHALL VOTE IN ACCORDANCE WITH THEIR JUDGMENT.

Participant in the Genworth Financial, Inc. Retirement and Savings Plan (the "Plan"):

The undersigned participant in the Plan hereby directs The Bank of New York Mellon ("BNYM") as Trustee for the Plan, to vote all shares of Class A Common Stock of Genworth Financial, Inc. allocated to the undersigned's account under the Plan at the 2021 Annual Meeting of Stockholders to be held on Thursday, May 20, 2021, at 9:00 a.m. ET and at any adjournment thereof, upon such business as may properly come before the meeting, including the proposals described in the Proxy Statement dated April 1, 2021, a copy of which has been received by the undersigned, and on matters incidental to the conduct of the meeting.

THIS PROXY VOTING INSTRUCTION CARD WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED PLAN PARTICIPANT. IF THIS PROXY VOTING INSTRUCTION CARD IS NOT PROPERLY COMPLETED AND SIGNED, OR IF IT IS NOT TIMELY RECEIVED BY THE DESIGNATED TABULATOR, SHARES OF GENWORTH'S CLASS A COMMON STOCK HELD IN THE UNDERSIGNED'S ACCOUNT UNDER THE PLAN WILL BE VOTED IN THE SAME PROPORTION AS SHARES OF GENWORTH'S CLASS A COMMON STOCK FOR WHICH DIRECTIONS HAVE BEEN RECEIVED FROM OTHER PLAN PARTICIPANTS, UNLESS BNYM DETERMINES TO VOTE OTHERWISE, CONSISTENT WITH ITS OBLIGATIONS UNDER ERISA. ALL INSTRUCTIONS RECEIVED BY BNYM FROM INDIVIDUAL PARTICIPANTS WILL BE HELD IN CONFIDENCE.

Member in the Genworth Financial Canada Stock Savings Plan (the "Canadian Plan"):

The undersigned member in the Canadian Plan hereby directs Sun Life Financial, as Trustee for the Canadian Plan, to vote all shares of Class A Common Stock of Genworth Financial, Inc. allocated to the undersigned's account under the Canadian Plan at the 2021 Annual Meeting of Stockholders to be held on Thursday, May 20, 2021, at 9:00 a.m. ET and at any adjournment thereof, upon such business as may properly come before the meeting, including the proposals described in the Proxy Statement dated April 1, 2021, a copy of which has been received by the undersigned, and on matters incidental to the conduct of the meeting.

THIS PROXY VOTING INSTRUCTION FORM WHEN PROPERLY COMPLETED AND SIGNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED MEMBER. IF THIS PROXY VOTING INSTRUCTION FORM IS NOT PROPERLY COMPLETED AND SIGNED, OR IF IT IS NOT TIMELY RECEIVED BY THE DESIGNATED TABULATOR, SHARES OF GENWORTH'S CLASS A COMMON STOCK HELD IN THE UNDERSIGNED'S ACCOUNT UNDER THE PLAN WILL NOT BE VOTED.

(PLEASE MARK, SIGN AND DATE ON REVERSE SIDE)